SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[x]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials

DEERE & COMPANY
------------------------------------------------------------------------------------------------------------------------------------------------------

(Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------------------------------------------------------------------------------

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
2)  Aggregate number of securities to which transaction applies:
3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)  Proposed maximum aggregate value of transaction:
____________________________________________________________________________________
5)  Total fee paid:
[_] Fee paid previously with preliminary materials:
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
____________________________________________________________________________________
      1) Amount previously paid:
____________________________________________________________________________________
      2) Form, Schedule or Registration Statement No.:
____________________________________________________________________________________
      3) Filing Party:
____________________________________________________________________________________
      4) Date Filed:

DEERE & COMPANY
One John Deere Place
Moline, Illinois 61265
___________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

February 24, 2010

Deere’s annual stockholders’ meeting will be held on Wednesday, February 24, 2010, at 10:00 a.m. Central Standard Time at Deere’s headquarters at One John Deere Place, Moline in Rock Island County, Illinois. You can find directions to our headquarters on the back cover of the Proxy Statement. At the annual meeting, stockholders will be asked to:

1.	Elect the following directors (see page 4); Samuel R. Allen Aulana L. Peters David B. Speer

2.	Amend Deere’s Restated Certificate of Incorporation to declassify the Board and provide for annual election of all directors (see page 6);

3.	Amend the John Deere Omnibus Equity and Incentive Plan (see page 7);

4.	Re-approve the John Deere Short-Term Incentive Bonus Plan (see page 15);

5.	Ratify the appointment of Deloitte & Touche LLP as Deere’s independent registered public accounting firm for fiscal 2010 (see page 19);

6.	Vote on stockholder proposals (see pages 20 to 28); and

7.	Consider any other business properly brought before the meeting.

You may vote at the meeting if you were a Deere stockholder at the close of business on December 31, 2009.

To be sure that your shares are properly represented at the meeting, whether you attend or not, please sign, date and promptly mail the enclosed proxy card or voter instruction form in the enclosed envelope, or vote through the telephone or Internet voting procedures described on the proxy card or voter instruction form. If your shares are held in the name of a bank, broker or other holder of record, telephone or Internet voting will be available to you only if offered by them. Their procedures should be described on the voting form they send to you.

YOUR VOTE IS IMPORTANT

WE URGE YOU TO VOTE USING TELEPHONE OR INTERNET VOTING, IF AVAILABLE TO YOU, OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF IT IS MAILED IN THE UNITED STATES.

Along with the attached Proxy Statement, we are also sending you our 2009 annual report, which includes our financial statements. Most of you can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Please refer to page 3 of the Proxy Statement and your proxy card for further information.

For the Board of Directors,

Moline, Illinois	GREGORY R. NOE
January 13, 2010	Secretary

PROXY STATEMENT

Why am I receiving this proxy statement?
Our Board of Directors (the “Board”) is soliciting proxies for the 2010 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of Deere common stock on December 31, 2009, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

The Notice of Annual Meeting, Proxy Statement, proxy cards and voter instruction cards are being mailed to stockholders on or about January 13, 2010.

What will I be voting on?

  Election of directors (see page 4);
  Deere’s proposal for amendments to its Restated Certificate of Incorporation to declassify the Board and provide for annual election of all directors (see page 6);
  Deere’s proposal for amendments to the John Deere Omnibus Equity and Incentive Plan (see page 7);
  Deere’s proposal for re-approval of the John Deere Short-Term Incentive Bonus Plan (see page 15);
  Ratification of the independent registered public accounting firm (see page 19);
  Stockholder proposal limiting the CEO’s compensation to no more than three times the average of the other Named Executive Officers; (see page 20);
  Stockholder proposal for an annual advisory vote on executive compensation (see page 23); and
  Stockholder proposal for separation of CEO and Chairman responsibilities (see page 25).

How do I vote?
You can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted.

Follow the instructions on your voting instruction form or the enclosed proxy card. Telephone and Internet voting is available to all registered and most beneficial holders.

Stockholders voting by proxy may use one of the following three options:

  filling out the enclosed voter instruction form or proxy card, signing it and mailing it in the enclosed postage-paid envelope;
  voting by Internet (if available, instructions are on the voter instruction form or proxy card); or
  voting by telephone (if available, instructions are on the voter instruction form or proxy card).

If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other holder of record to see which options are available to you.

The telephone and Internet voting facilities for stockholders will close at 11:59 p.m. Eastern Standard Time on February 23, 2010. If you vote over the Internet, you may incur costs, such as telephone and Internet access charges, for which you will be responsible. The telephone and Internet voting procedures are designed to authenticate stockholders and to allow you to confirm that your instructions have been properly recorded.

If you hold shares through one of our employee savings plans, your vote must be received by the plan administrator by February 19, 2010, or the shares represented by the card will not be voted.

Can I change my vote?
Yes. At any time before your proxy is voted, you may change your vote by:

  revoking it by written notice to our Secretary at the address on the cover of this Proxy Statement;
  delivering a later-dated proxy (including a telephone or Internet vote); or
  voting in person at the meeting.

If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other holder of record for procedures on revoking or changing your proxy.

How many votes do I have?
You will have one vote for every share of Deere common stock that you owned on December 31, 2009.

How many shares are entitled to vote?
There are _________ shares of Deere common stock outstanding and entitled to vote at the meeting. Each share is entitled to one vote. There is no cumulative voting.

How many votes must be present to hold the meeting?
Under our Bylaws, a majority of the votes that can be cast must be present, in person or by proxy, to hold the annual meeting.

How many votes are needed for the proposals to pass?

  Nominees for director who receive the majority of votes cast will be elected as a director. The number of shares voted “for” a nominee must exceed the number of votes “against” that nominee. In the event the number of nominees exceeds the number of directors to be elected, the nominees who receive the most votes will be elected as directors.
  The affirmative vote of a majority of the shares outstanding must be cast in favor of amending our Certificate of Incorporation to declassify the Board and provide for the annual election of all directors.
  The affirmative vote of a majority of the shares present in person or by proxy must be cast in favor of amending the John Deere Omnibus Equity and Incentive Plan and the John Deere Short-Term Incentive Bonus Plan.
  The affirmative vote of a majority of the shares present in person or by proxy must be cast in favor of the ratification of the appointment of the independent registered public accounting firm.
  The affirmative vote of a majority of the shares present in person or by proxy must be cast in favor of each of the stockholder proposals.

What if I vote “abstain”?
A vote to “abstain” on the election of directors will have no effect on the outcome. A vote to “abstain” on the other proposals will have the effect of a vote against.

If you vote “abstain,” your shares will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting.

What if I don’t return my proxy card and don’t attend the annual meeting?
If you are a holder of record (that is, your shares are registered in your own name with our transfer agent) and you don’t vote your shares, your shares will not be voted.

Under rules of the New York Stock Exchange (“NYSE”), if you hold your shares in “street name,” and you do not give your bank, broker or other holder of record specific voting instructions for your shares, your record holder can vote your shares on the ratification of the independent registered public accounting firm and the company’s proposal for amending our Restated Certificate of Incorporation to declassify the Board.

However, your record holder cannot vote your shares without your specific instructions on the election of directors, approval of the amendments to the John Deere Omnibus Equity and Incentive Plan, and the re-approval of the John Deere Short-Term Incentive Bonus Plan. In addition, your record holder cannot vote your shares without your specific instructions for the three stockholder proposals.

For the aforementioned proposals for which a broker cannot vote without your instruction, if you do not provide voting instructions to your broker on such proposals, the votes will be considered “broker non-votes” and will not be counted in determining the outcome of the vote. “Broker non-votes” will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting.

What happens if a nominee for director declines or is unable to accept election?
If you vote by proxy, and if unforeseen circumstances make it necessary for the Board to substitute another person for a nominee, we will vote your shares for that other person.

Is my vote confidential?
Yes. Your voting records will not be disclosed to us except:

  as required by law;
  to the inspectors of voting; or
  if the election is contested.

The tabulator, the proxy solicitation agent and the inspectors of voting must comply with confidentiality guidelines that prohibit disclosure of votes to Deere. The tabulator of the votes and at least one of the inspectors of voting will be independent of Deere and our officers and directors.

If you are a holder of record or an employee savings plan participant, and you write comments on your proxy card, your comments will be provided to us, but your vote will remain confidential.

ANNUAL REPORT

Will I receive a copy of Deere’s annual report?
Unless you have previously elected to view our annual reports over the Internet, we have mailed you our Annual Report for the year ended October 31, 2009, with this Proxy Statement. The Annual Report includes our audited financial statements, along with other financial information, and we urge you to read it carefully.

How can I receive a copy of Deere’s 10-K?
You can obtain, free of charge, a copy of our Annual Report on Form 10-K for the year ended October 31, 2009, by:

  accessing our Internet site at www.JohnDeere.com/stock; or
  writing to:

     Deere & Company
     Stockholder Relations
     One John Deere Place
     Moline, Illinois 61265-8098

You can also obtain a copy of our Form 10-K and other periodic filings with the Securities and Exchange Commission (“SEC”) from the SEC’s EDGAR database at www.sec.gov.

ELECTRONIC DELIVERY OF PROXY STATEMENT AND ANNUAL REPORT

Can I access Deere’s proxy materials and annual report electronically?
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on February 24, 2010.

The Proxy Statement and Annual Report to security holders are available on our Internet site at www.JohnDeere.com/stock.

Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

You can choose this option and save us the cost of producing and mailing these documents by:

  following the instructions provided on your proxy card or voter instruction form;
  following the instructions provided when you vote over the Internet; or
  going to http://enroll.icsdelivery.com/de and following the instructions provided.

If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to use to access our proxy statement and annual report. The e-mail also will include instructions for voting over the Internet. You will have the opportunity to opt out at any time by following the instructions at http://enroll.icsdelivery.com/de. Unless you subsequently elect to opt out, future notices will be available through Internet access. You do not have to re-elect Internet access each year.

HOUSEHOLDING INFORMATION

What is “householding”?
We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, a single copy of the Annual Report and Proxy Statement will be sent to any household at which two or more stockholders reside if they appear to be members of the same family, unless one of the stockholders at that address notifies us that they wish to receive individual copies. This procedure reduces our printing costs and fees.

Stockholders who participate in householding will continue to receive separate proxy cards.

Householding will not affect dividend check mailings in any way.

If a single copy of the Annual Report and Proxy Statement was delivered to an address that you share with another stockholder, we will promptly deliver a separate copy if you make a written or oral request to Deere & Company Stockholder Relations, One John Deere Place, Moline, Illinois 61265-8098, (309) 765-4539.

How do I revoke my consent to the householding program?
If you are a holder of record and share an address and last name with one or more other holders of record, and you wish to continue to receive separate annual reports, proxy statements and other disclosure documents, you must revoke your consent by contacting Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

ELECTION OF DIRECTORS

Samuel R. Allen, Aulana L. Peters, and David B. Speer are to be elected for terms expiring at the annual meeting in 2013.

The Corporate Governance Committee of the Board recommended these individuals to the Board and the Board nominated them.

Each nominee’s age, present position, principal occupations during the past five or more years, positions with Deere and directorships in other companies appear below.

Mr. Samuel R. Allen was appointed to the Board during 2009 for a term expiring at the annual meeting in 2010.

Mr. Robert W. Lane’s current term on the Board of Directors will expire following the annual meeting on February 24, 2010, at which time the size of the Board will be decreased accordingly.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL THREE NOMINEES.

Name and Age at	Present Position, Principal Occupations during the Past Five or More
December 31, 2009	Years, Positions with Deere and Other Directorships
Samuel R. Allen Age 56
President and Chief Executive Officer of Deere
  President and Chief Executive Officer of Deere since August 2009
  President and Chief Operating Officer of Deere – June 2009 to August 2009
  President, Worldwide Construction & Forestry Division and John Deere Power Systems of Deere – March 2005 to June 2009
  President, Global Financial Services, John Deere Power Systems and Corporate Human Resources of Deere – November 2003 to March 2005
  Director of Deere since June 2009

Aulana L. Peters Age 68
Retired Partner of Gibson, Dunn & Crutcher LLP since 2000
  Retired Partner of Gibson, Dunn & Crutcher LLP (law firm) since 2000
  Member of the International Public Interest Oversight Board for auditing, ethics and accounting education standards since February 2005
  Member of the Public Oversight Board of the American Institute of Certified Public Accountants - January 2001 to March 2002
  Commissioner of the Securities and Exchange Commission - 1984 to 1988
  Director of Deere since 2002. Member of Audit Review and Corporate Governance Committees
  Other directorships: 3M Company and Northrop Grumman Corporation

David B. Speer Age 58
Chairman and Chief Executive Officer of Illinois Tool Works Inc.
  Chairman and Chief Executive Officer of Illinois Tool Works Inc. (engineered components, industrial systems and consumables) since May 2006
  Chief Executive Officer and President of Illinois Tool Works Inc. - August 2005 to May 2006
  President of Illinois Tool Works Inc. - August 2004 to August 2005
  Executive Vice President of Illinois Tool Works Inc. - October 1995 to August 2004
  Director of Deere since November, 2008. Member of Compensation and Pension Plan Oversight Committees
  Other directorships: Illinois Tool Works Inc. and Rockwell Automation, Inc.

COMPANY PROPOSALS

COMPANY PROPOSAL #1—APPROVAL OF AMENDMENTS TO RESTATED
CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD AND
PROVIDE FOR ANNUAL ELECTION OF ALL DIRECTORS

After careful consideration and upon the recommendation of the Board’s Corporate Governance Committee, which is comprised entirely of independent directors, the Board has unanimously determined that it would be in the best interests of Deere and its stockholders to amend Deere’s Restated Certificate of Incorporation to declassify the Board and provide for the annual election of all directors, as described below. The Board recommends that Deere’s stockholders vote FOR approval of this amendment to the Restated Certificate of Incorporation.

Article Sixth of the current Restated Certificate of Incorporation provides that the Board shall be divided into three classes, each class consisting, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board, and members of each class are elected to serve for staggered three-year terms.

The Board has approved, and recommends for approval by Deere stockholders, the proposed amendment to the Restated Certificate of Incorporation that would provide, if approved by Deere stockholders, for the elimination of the classified structure of the Board through the election of directors whose terms are expiring for one-year terms. As the amendment would not shorten the existing term of a director, the directors who have been elected to three-year terms prior to the effectiveness of the amendment (including directors elected at this annual meeting) will complete those terms. Beginning with the 2013 annual meeting, the entire Board will be elected annually. Directors elected by the Board to fill vacancies would serve only until the next election of directors by the stockholders or until a director’s earlier resignation or removal. In accordance with Delaware law, the directors who are elected to the Board after this annual meeting may be removed by stockholders with or without cause.

In the 2009 Deere & Company Proxy Statement, the Board supported the shareholder proposal for annual election of directors. In determining whether to recommend declassification as described above, the Board and the Board’s Corporate Governance Committee carefully reviewed once again the various arguments for and against a classified board structure. The Board and the Board’s Corporate Governance Committee recognize that a classified structure may offer several advantages, such as promoting board continuity and stability and facilitating the Board’s ability to focus on Deere’s strategic planning and performance. The Board and the Board’s Corporate Governance Committee, however, also recognize that some investors favor annual elections and consider adoption of a declassified board structure an emerging corporate governance “best practice” trend.

Upon further consideration of such matters, including the vote of the Deere stockholders at the last annual meeting on the proposal relating to this matter and the Board’s belief that such action would support Deere’s ongoing effort to adopt “best practices” in corporate governance, the Board, upon recommendation of the Board’s Corporate Governance Committee, unanimously determined to approve the proposed amendment and to recommend its adoption by stockholders.

To implement the proposal, Deere stockholders are being asked to vote in favor of amending Article Sixth and Section 2.74 of Article Fourth of Deere’s Restated Certificate of Incorporation. The amendments are attached as Appendix A.

If Deere’s stockholders approve the proposed amendments, the amendments will become legally effective upon the filing of a certificate of amendment to Deere’s Restated Certificate of Incorporation with the Delaware Secretary of State. Deere would make that filing shortly after this annual meeting.

If Deere’s stockholders do not approve the proposed amendments, the Board will remain classified. The Board has also approved conforming amendments to Deere’s Bylaws, which will become effective upon the filing of the certificate of amendment.

In order to be approved, the affirmative vote of a majority of the shares outstanding must be cast in favor of this proposal. An abstention or a broker non-vote will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD.

COMPANY PROPOSAL #2—AMENDMENTS TO THE JOHN DEERE OMNIBUS
EQUITY AND INCENTIVE PLAN

Summary of the Proposal

The Board of Directors has amended the John Deere Omnibus Equity and Incentive Plan (referred to in this section of the proxy statement as the “Plan”). The amendments were recommended to the Board by its Compensation Committee (the “Committee”) and are subject to the approval of our stockholders. We are asking our stockholders to approve the following amendments to the Plan:

  Increase by _________________the number of shares authorized for making awards under the plan;
  Extend the period during which we may make grants to eligible employees to December 31, 2015; and
  Revise the plan amendment provisions to align with the stockholder approval rules of the New York Stock Exchange.

If our stockholders fail to approve the foregoing amendments to the Plan, the amendments will not be given effect, and the Plan will continue as in effect prior to amendment. Stockholder approval of the Plan as amended will also constitute approval of the material terms of the performance goals contained in the Plan for purposes of enabling Deere to meet the requirements under Section 162(m) of the Internal Revenue Code (“Section 162(m)”) for tax deductibility of amounts paid under the Plan to certain of Deere’s executive officers.

A copy of the Plan as amended is attached as Appendix B to this Proxy Statement. The description that follows is qualified in its entirety by reference to the full text of the Plan as set forth in Appendix B.

Our stockholders originally approved the Plan in 2000 and approved amendments to the Plan in 2003 and 2006. The Plan allows us to grant our salaried employees a range of compensation awards based on or related to Deere common stock, including stock options, stock appreciation rights, restricted stock or stock units, performance awards and substitute awards. Employees may lose certain of their awards unless they meet performance goals or restrictions are removed. We may use previously unissued common stock or common stock held in treasury for awards under the Plan.

The Plan initially reserved 19,000,000 shares of common stock plus approximately 9,800,000 unused shares authorized under prior plans. The amendments approved in 2003 and 2006 authorized an additional 34,500,000 shares for grants of options and stock appreciation rights.

As of December 31, 2009, approximately _______________ shares remained available for new awards under the Plan. The closing market price for Deere common stock on December 31, 2009 was $______________.

The amendments authorize an additional _____________________ shares for awards under the Plan (representing approximately _____% of all currently outstanding shares of Deere common stock.) Consistent with existing Plan provisions, the number of shares authorized for the Plan will be reduced by approximately 2.5 shares for each share awarded for full value awards, such as restricted stock, restricted stock units and performance awards. Generally, full value awards are any awards other than stock options and stock appreciation rights. The number of authorized shares is reduced by a greater amount in recognition of the greater initial value of these types of awards.

The Plan is currently scheduled to expire on December 31, 2011. The amendments extend the term of the Plan by four years, until December 31, 2015.

The Plan currently requires stockholder approval (to the extent required by law, agreement or stock exchange rules) of amendments that increase the amount of common stock authorized for the Plan, modify eligibility requirements, materially increase Plan benefits, or extend the term of the Plan. In alignment with rules of the New York Stock Exchange, the Plan as amended will require stockholder approval (to the extent required by law, agreement or stock exchange rules) of amendments that:

  materially increase the amount of common stock authorized for Plan awards;
  materially expand the class of employees eligible to participate;
  materially expand the types of awards available;
  materially extend the term of the Plan;
  materially change the method of determining the strike price of options; or
  delete or limit provisions prohibiting repricing of stock options.

The amendments will enable us to continue an equity-based long-term incentive program that has been in effect since 1960. The Board of Directors believes that the program and the Plan have helped Deere compete for, motivate and retain high caliber executive, administrative and professional employees. The Board believes that it is in the best interests of Deere and its stockholders to amend the Plan as proposed. Consistent with our compensation objectives, rewards under the Plan depend on those factors which directly benefit our stockholders: dividends paid and appreciation in the market value of our common stock.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting is required to approve the proposed amendments to the Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENTS TO THE OMNIBUS EQUITY AND INCENTIVE PLAN

Principal Features of the Plan

We describe below the other principal terms of the Plan.

Administration	The Committee (or a subcommittee of the Committee) administers the Plan. The Committee is responsible for interpreting and administering the Plan and for selecting those salaried employees (including executive officers) who will receive awards. The Committee may delegate any of its authority under the Plan to other persons, including officers of Deere (the “Company”), except for its authority to amend, suspend or terminate the Plan and as prohibited by law or regulation.

Eligibility and Participation

Salaried employees, including executive officers, of Deere and its subsidiaries are eligible to receive awards under the Plan. The Committee, in its discretion, selects those eligible employees who will receive awards. Deere is not obligated to make awards under the Plan at any time. During the fiscal year ended October 31, 2009, we granted options under the Plan covering 4,603,709 shares to 733 employees and restricted stock units equivalent to 330,079 shares to 23 executives. In December 2009, we granted options under the Plan covering XXX shares to XXX employees and granted restricted stock units equivalent to XXX shares to XXX executives.

We cannot at this time identify the class of persons to whom we will grant awards in the future, nor can we state the form or value of any future awards.

Individual Limits	During any fiscal year, no executive officer may receive awards of stock options and stock appreciation rights covering more than 0.5% of the total number of Deere shares outstanding at the beginning of the fiscal year in which the amendments to the Plan are approved by the Company’s stockholders (2,116,212 shares if the amendments are approved by stockholders at the February 2010 meeting). In addition, no executive officer may receive more than the equivalent of 600,000 shares of our common stock in any fiscal year pursuant to performance awards, restricted stock awards and restricted stock equivalent awards.

Options and Stock Appreciation Rights

The per share exercise price of options granted under the Plan may not be less than the fair market value of a share of Deere common stock on the date of grant. The exercise price may not be modified once it is established except pursuant to anti-dilution adjustments (see “Amendment and Adjustment” below). For purposes of the Plan, the fair market value of a share on any date is the average of the highest and lowest sale prices on the New York Stock Exchange during regular trading hours on that date (or the last date on which this information was reported). With certain exceptions, optionees may pay the exercise price of options in cash, in Deere common stock, in a combination of cash and stock, through a “cashless exercise” program or through a “net share settlement” procedure established by the Committee.

The Committee may designate options awarded under the Plan as incentive stock options (“ISOs”), a type of option authorized under the Internal Revenue Code. Options not designated as ISOs are referred to as “nonqualified” options. In recent years, Deere has issued only nonqualified options.

The Plan also authorizes the Committee to grant stock appreciation rights. A stock appreciation right entitles the grantee to receive, upon exercise of the right, an amount equal to the excess of (a) the fair market value on the exercise date of a specified number of shares of Deere common stock, minus (b) the exercise price of the right. The exercise price may not be less than the fair market value of Deere common stock on the date the right is granted. We may pay the amount due to the holder of a stock appreciation right in Deere common stock, in cash or in a combination of cash and stock. Stock appreciation rights may be either unrelated to a stock option or may be alternative to (“in tandem with”) an option.

The date when stock options and stock appreciation rights first become exercisable must be at least six months after the date of grant. Options and stock appreciation rights may have a term of up to ten years. Dividends may not be paid or accrued on unexercised options or stock appreciation rights.

Options and stock appreciation rights generally remain exercisable for a limited time following termination of employment due to death, disability, retirement or with the consent of the Committee. Upon any other kind of termination, options and stock appreciation rights immediately expire.

Except in connection with certain corporate transactions, the exercise and base prices of options and stock appreciation rights may not be lowered and out-of-the-money options and rights may not be repurchased or exchanged without stockholder approval.

Performance Awards

The Committee may grant performance awards either as performance shares (with each performance share representing one share of Deere common stock) or performance units (representing a dollar amount established by the Committee at the time of the award). Performance awards are earned over a performance period of at least one year. There may be more than one performance award in existence at any one time, and the performance periods may differ or overlap.

The Committee establishes minimum, target, and maximum performance goals when it grants performance awards. The Committee determines the portion of the performance award earned by the participant based on the degree to which the performance goals are achieved over the relevant performance period. A participant will not earn any portion of a performance award unless the minimum performance goals are met. When earned, we may pay performance awards in cash, in Deere common stock or in a combination of cash and stock, and in a lump sum or in installments. The Committee determines the form and manner of payment. Dividends may be accrued but not paid on performance shares while they are subject to performance targets.

The Committee, as it deems appropriate, may establish performance goals for each performance period from among any of the following factors, or any combination of the following:

  total stockholder return;
  growth in revenues, sales, settlements, market share, customer conversion, net income, stock price, and/or earnings per share of common stock;
  return on assets, net assets, and/or capital;
  return on stockholders’ equity;
  economic value added;
  improvements in costs and/or expenses; or
  except with respect to executives subject to Section 162(m), any similar performance measure established by the Committee.

Performance goals may be measured on an absolute basis or relative to selected peer companies or market indices. The Plan also authorizes the Committee, subject to the restrictions of Section 162(m), to reduce grants or adjust performance goals if we acquire or dispose of certain assets or securities.

Restricted Stock or Restricted Stock Equivalents

Restricted stock or restricted stock equivalents have restriction periods and price goals that the Committee designates at the time of the award. Restriction periods must be at least three years for time-based restrictions and at least one year for performance-based restrictions. A maximum of 5% of the aggregate shares authorized for the Plan may be restricted stock or stock equivalents with no minimum vesting periods.

Each restricted stock equivalent represents the right to receive an amount determined by the Committee at the time of the award. The value of a restricted stock equivalent may be equal to the full monetary value of one share of our common stock. Any award of restricted stock or stock equivalents to an executive officer intended to qualify as performance-based compensation must include a stock price goal during the restriction period.

Other Awards

The Committee may grant other forms of equity-based awards consistent with the purposes of the Plan. The Committee may base other awards on the value of Deere common stock or other criteria. Other awards with a performance goal may not vest in less than one year. Other awards without a performance goal may not vest in less than three years. Other awards include the restricted stock units which we award to certain officers (as described below under the heading “Plan Benefits”.)

The Plan also authorizes the Committee to grant awards in substitution for awards granted by an entity that Deere acquires or that combines with Deere. Substitute awards count against the Plan’s authorized share limits. Substitute awards are not subject to the minimum holding period and minimum exercise price provisions of the Plan.

Stockholder Rights

During the performance or restriction period, participants have the right to receive dividends and to vote the shares of common stock that they have been awarded. Holders of stock options, however, do not have rights as a stockholder prior to exercise. Holders of restricted stock units also do not have rights as a stockholder prior to vesting and payment in shares. With limited exceptions, participants may not transfer, assign, pledge, or encumber awards under the Plan.

Cash Equivalents and Deferral

The Committee may permit participants to elect to receive performance awards and restricted stock in cash instead of shares. The Committee may also award cash equivalent awards or other alternative forms of awards to employees of foreign subsidiaries or branches. Payments of cash equivalent awards are applied against the Plan’s authorized share limits based on the fair market value of the common stock covered by the awards. The Committee may also permit participants eligible for our voluntary deferred compensation plan to elect within certain time limits to defer cash payments of performance and restricted awards.

Obligations to Deere

Participants who leave Deere may lose their unexercised stock options and stock appreciation rights, their unearned performance awards and their restricted stock and stock equivalent awards, if they fail to honor consulting or noncompetition obligations to Deere or fail to satisfy other terms specified in the award.

Change in Control

If there is a change in control or potential change in control of Deere, or, in the case of awards made on or after February 24, 2010, there is a change in control of Deere and also a qualifying termination of employment of the participant, the restrictions and vesting requirements of awards may, subject to certain regulatory restrictions, lapse and the value of other awards may be paid to the participants in cash (at the “change in control price” defined in the Plan).

For purposes of the Plan, a change in control is generally considered to have occurred if any of the following occur:

(i)	a third party or persons acting as a group acquire 30% or more of the combined voting power or total fair market value of the Company’s outstanding stock;

(ii)	there is a change in a majority of the incumbent Board of Directors of the Company (other than through election of nominees who are approved by a vote of at least two-thirds of the directors then in office);

(iii)	any merger, consolidation or similar business combination of the Company (other than certain transactions that do not result in a substantial change in proportional ownership of the Company); or

(iv)	the complete liquidation or a sale of all or substantially all of the Company’s assets.

A potential change in control is defined generally to include the entering into of an agreement the consummation of which would result in a change in control, or the acquisition by a third party of securities representing 15% or more of the combined voting power of the Company accompanied by a determination by the Board of Directors of the Company that a potential change in control has occurred for purposes of the Plan.

For purposes of the Plan, a “qualifying termination” is either:

(i)	Deere’s termination of the participant’s employment within the six months preceding or within 24 months following a change in control for reasons other than termination for death, disability or “cause” (defined as the executive’s willful and continued nonperformance of duties after written demand; willful conduct that is demonstrably and materially injurious to Deere; or illegal activity); or

(ii)	The participant’s termination of his or her own employment for “good reason” (defined as material reductions or alterations in the participant’s authorities, duties or responsibilities; change in office location of at least 50 miles from current residence; material reductions in the participant’s participation in certain Company compensation plans; or certain other breaches of covenants by Deere within 24 months following a change in control).

The “double trigger” provisions of the Plan will not preclude participants from participating on the same terms as stockholders generally in a change in control transaction in which Deere shares are canceled in exchange for other consideration (such as cash).

The lapse of limitations and payment of the value of incentive shares in the event of a change in control or potential change in control may increase the net cost of the change in control and, thus, theoretically could render more difficult or discourage a change in control, even if the change in control would benefit Deere stockholders generally.

Amendment and Adjustment	The Committee may suspend or terminate the Plan at any time, but, as described under “Summary of the Proposal” above, stockholder approval is required for certain amendments.

No amendment, suspension or termination of the Plan may materially and adversely affect any outstanding awards without the consent of the participant.

If there is a stock dividend or stock split, a combination or another kind of increase or reduction in the number of issued shares of Deere common stock, the Board of Directors or the Committee will adjust the number and type of shares authorized under the Plan and covered by outstanding awards and the exercise price of outstanding awards, as appropriate, to prevent the dilution or enlargement of rights under Plan awards.

Federal Income Tax Consequences of Stock Options

The following summarizes the consequences under existing U.S. federal income tax rules of the award and exercise of stock options under the Plan.

ISOs	ISOs are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code. We understand that under current federal income tax law:

  Our employees do not recognize income when we grant them incentive stock options.
  An optionee does not recognize income when an ISO is exercised, although the difference between the option price and the fair market value of the shares acquired upon exercise is a “tax preference item” which, under certain circumstances, may give rise to alternative minimum tax liability on the part of the optionee.
  If the optionee holds shares purchased pursuant to the exercise of an ISO for cash for at least two years from the option grant date and at least one year after the transfer of the shares to the optionee, then:
  The optionee will recognize gain or loss only upon ultimate disposition of the shares. Any gain or loss generally will be treated as long-term capital gain or loss.
  Deere will not be entitled to a federal income tax deduction in connection with the grant or the exercise of the option.

  If the optionee disposes of the shares purchased pursuant to the exercise of an ISO before the expiration of the required holding period, then:
  The optionee will recognize ordinary income in the year of the disposition in an amount equal to the difference between the option price and the lesser of the fair market value of the shares on the exercise date or the selling price. The balance of any gain the optionee realizes on the disposition will be taxed as capital gain.
  Deere will be entitled to a deduction in the year of the disposition equal to the amount of ordinary income recognized by the optionee.

Nonqualified Options	“Nonqualified” stock options are stock options that do not qualify as ISOs. We understand that under existing U.S. federal income tax law:

  Our employees do not recognize income when we grant them nonqualified stock options.
  Upon exercise of a nonqualified option, the optionee recognizes ordinary income in the amount by which the fair market value of the shares purchased exceeds the exercise price of the option. Deere generally is entitled to a deduction in an equal amount.

Other Tax Matters

Certain additional rules apply if an optionee pays the exercise price of an option in shares he or she already owns.

To the extent permitted by applicable law, we may permit an optionee to have us withhold all or a portion of the shares that the optionee acquires upon the exercise of an option to satisfy all or part of the minimum withholding requirements for federal, state and local income taxes. We may also permit the optionee to deliver other previously acquired shares (other than restricted stock) for the purpose of tax withholding.

Since awards under the Plan are determined by the Committee in its sole discretion, we cannot determine the benefits or amounts that will be received or allocated in the future under the Plan. For an explanation of the stock options and restricted stock units granted in December 2009, see the “Plan Benefits” section that follows the Re-Approval of the John Deere Short-Term Incentive Bonus Plan proposal.

COMPANY PROPOSAL #3—RE-APPROVAL OF THE JOHN DEERE SHORT-TERM
INCENTIVE BONUS PLAN

Summary of the Proposal

The John Deere Short-Term Incentive Bonus Plan (referred to in this section of the Proxy Statement as the “STI Plan”) is being submitted for stockholder re-approval to meet the requirement under Section 162(m) of the United States Internal Revenue Code (“IRC”) for tax deductibility of amounts paid under the STI Plan to certain of Deere’s executive officers. The STI Plan provides for cash payments to salaried employees based on the achievement of pre-established performance goals over a performance period of one fiscal year.

A copy of the STI Plan as amended is attached as Appendix C to this Proxy Statement. The description that follows is qualified in its entirety by reference to the full text of the STI Plan as set forth in Appendix C.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting is required to re-approve the STI Plan. If our stockholders fail to re-approve the STI Plan, any compensation paid under the STI Plan in the future would not meet the conditions for tax deductibility under Section 162(m).

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RE-APPROVAL OF THE JOHN DEERE SHORT-TERM INCENTIVE BONUS PLAN.

Description of the STI Plan and Performance Goals

Purpose	The purpose of the STI Plan is to provide participants with a meaningful incentive opportunity conditioned on the achievement of specific performance goals.

Administration

The STI Plan is administered by the Compensation Committee of the Board or a subcommittee thereof (the “Committee”). The Committee will be composed of at least two members of the Board who are intended to qualify as “outside directors” within the meaning of Section 162(m) of the IRC. The Committee has authority to interpret the STI Plan and maintain administrative guidelines relating to the STI Plan. The Committee may delegate to the Company responsibility for the day-to-day administration of the STI Plan.

Eligibility and Participation

All salaried employees who are actively employed by Deere and its subsidiaries during the fiscal year will be eligible to participate in the STI Plan for that fiscal year. Each year, the Committee will determine those eligible employees who will participate in the STI Plan. Based on current eligibility levels, approximately 27,100 employees will be eligible to participate in the STI Plan on the annual meeting date.

To meet the requirements of Section 162(m) of the IRC, certain more restrictive provisions of the STI Plan apply only to “executive officers.” For purposes of the STI Plan, “executive officers” means those employees designated by the Committee from year to year for purposes of qualifying payouts under the STI Plan for exemption under Section 162(m) of the IRC. The Committee designated nine executives as “executive officers” under the STI Plan for the plan year ended October 31, 2009.

Award Determination

Prior to each fiscal year, or as soon as practicable thereafter, the Committee will establish performance goals for that fiscal year. The goals may be based on any combination of consolidated Company, business unit, division, product line, other segment, and individual performance measures, except that an award to an executive officer will not be increased to reflect individual performance. Goals may be measured either on an absolute basis or relative to selected peer companies or a market index. Performance measures with respect to executive officers, as designated by the Committee, will be determined annually from among the following factors, or any combination of the following, as the Committee deems appropriate:

  total stockholder return;
  growth in revenues, sales, settlements, market share, customer conversion, net income, stock price, and/or earnings per share;
  return on assets, net assets, and/or capital;
  return on stockholders’ equity;
  economic or shareholder value added; or
  improvements in costs and/or expenses.

Prior to each fiscal year, or as soon as practicable thereafter, the Committee will also establish, for each job classification, various levels of award payments depending upon the level of achievement of the performance goals.

Final awards will be based on the level of achievement of the performance goals, the participant’s job classification, salary and the predetermined award payout levels. Except with respect to executive officers, the Committee has the discretion to adjust performance goals and payout levels during a fiscal year. With respect to executive officers, the Committee can reduce or eliminate the amount of the final award and can exercise any other discretion as tax counsel advises will not adversely affect Deere’s ability to deduct amounts paid under the STI Plan for federal income tax purposes.

The maximum amount payable under the STI Plan to a participant for any plan year will be $5,000,000. The STI Plan was revised in 2009 to provide that this limitation is applied based on the plan year rather than the calendar year to reflect that Deere’s fiscal year does not coincide with the calendar year.

Payments

Deere will pay all awards in cash as soon as practicable on or before the March 15 following the end of the fiscal year to which the award relates and after the Committee certifies in writing that the performance goals and any other relevant terms of the awards have been satisfied. The Committee may permit participants to defer payments of awards. Awards paid under the STI Plan to certain executives may be recovered by the Company in the event of misconduct.

Termination of Employment

In the event a participant’s employment is terminated by reason of death, disability, or retirement, or a transfer to a non-participating business unit, the final award of such participant will be reduced to reflect participation prior to the termination or transfer only. In the event of any other kind of termination of service or if the participant gives notice of termination, the participant’s award for the fiscal year of termination or notice is forfeited. The Committee, however, has discretion to pay a partial award for the portion of the year that the participant was employed by Deere.

Change in Control

In the event of a change in control of Deere, non-executive participants employed as of the date of the change in control will be entitled to an award based on targeted performance. (The rights of executive participants are determined under our Change in Control Severance Program discussed below under “Potential Payments upon Change in Control and Other Potential Post-Employment Benefits.”). Awards will be paid by the March 15th following the calendar year in which the change in control occurs.

For purposes of the STI Plan, a change in control is defined as the occurrence of any of the following:

  any “person,” as defined in the Securities Exchange Act (with certain exceptions), acquires 30% or more of Deere’s voting securities;
  a majority of Deere’s directors are replaced without the approval of at least two-thirds of the existing directors or directors previously approved by the then existing directors;
  any merger or business combination of Deere and another company, unless the outstanding voting securities of Deere prior to the transaction continue to represent at least 60% of the voting securities of the new company; or
  Deere is completely liquidated, or all, or substantially all, of Deere’s assets are sold or disposed of.

This definition was revised in 2009 to conform to the definition of Change in Control used in certain other Deere plans.

The payment of awards in the event of a change in control may increase the net cost of the change in control and, thus, theoretically could render more difficult or discourage a change in control, even if the change in control would benefit Deere stockholders generally.

Duration of the STI Plan	The STI Plan will remain in effect until it is terminated by the Committee or the Deere Board of Directors.

Amendment

The Committee may, at any time, amend any or all of the provisions of the STI Plan or suspend or terminate it entirely. No amendment, suspension or termination may reduce the rights of a participant to a payment or distribution to which the participant is entitled without the participant’s consent.

STI Plan Philosophy	For a description of the STI Plan Philosophy, see the discussion in the “Short-Term Incentive” section of the Compensation Discussion & Analysis in this Proxy Statement.

Plan Benefits

Since awards under the John Deere Omnibus Equity and Incentive Plan are determined by the Committee in its sole discretion and awards under the John Deere Short-Term Incentive Bonus Plan are based on the future achievement of performance goals to be established by the Committee, we cannot determine the benefits or amounts that will be received or allocated in the future under the plans. The table below shows, for the individuals and groups described, stock options and restricted stock units granted in December 2009 and bonuses earned in fiscal 2009. These awards are not necessarily indicative of awards that we may make in the future.

		December 2009		Fiscal 2009
		Restricted Stock Units		STI Bonus
			Number of
		Dollar Value	Restricted Stock	Dollar Value
Name and Position	Stock Options (1)	$ (2)	Units	$ (3)
Samuel R. Allen		$		$653,256
President and Chief Executive Officer
Robert W. Lane		$		$1,512,779
Chairman
James M. Field		$		$328,666
Senior Vice President and Chief Financial Officer
Michael J. Mack, Jr.		$		$388,602
President, Worldwide Construction &
Forestry Division
David C. Everitt		$		$424,878
President, Agricultural & Turf Division-North
America, Asia, Australia, Sub-Saharan and South
Africa, and Global Tractor & Turf Products
James A. Israel		$		$313,387
President, John Deere Credit
James R. Jenkins		$		$371,433
Senior Vice President and General Counsel
H.J. Markley		$		$403,133
Retired Executive Vice President
Executive Group		$		$4,868,462
Non-Executive Director Group (4)	None	None	None	None
Non-Executive Officer Employee Group		$		$191,931,538

(1)	Market-priced options that vest over three years (or upon retirement, if earlier) and have a ten-year term.

(2)	Represents the closing market value of Deere common stock on the grant date, without giving effect to the diminution in value attributable to the restriction on the units. The units vest after three years and must be held until retirement or other permitted termination of employment before they are settled in Deere common stock.

(3)	Represents the amount earned for fiscal 2009 under the John Deere Short-Term Incentive Bonus Plan.

(4)	Non-employee directors are not eligible to participate in the Plan.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Review Committee has approved the selection of Deloitte & Touche LLP to serve as the independent registered public accounting firm to audit Deere’s financial statements and internal controls over financial reporting for fiscal 2010. The Audit Review Committee and the Board are requesting that stockholders ratify this appointment as a means of soliciting stockholders’ opinions and as a matter of good corporate practice.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting is required to ratify the selection of Deloitte & Touche LLP. If the stockholders do not ratify the selection, the Audit Review Committee will consider any information submitted by the stockholders in connection with the selection of the independent registered public accounting firm for the next fiscal year. Even if the selection is ratified, the Audit Review Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Review Committee believes such a change would be in the best interest of Deere and its stockholders.

We expect that a representative of Deloitte & Touche LLP will be at the annual meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For the years ended October 31, 2009 and 2008, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”).

Audit Fees

The aggregate fees billed include amounts for the audit of Deere’s annual financial statements, the reviews of the financial statements included in Deere’s Quarterly Reports on Form 10-Q, including services related thereto such as comfort letters, statutory audits, attest services, consents, and accounting consultations. Audit Fees for the fiscal years ended October 31, 2009 and 2008, were $13.4 million and $14.3 million, respectively.

Audit-Related Fees

During the last two fiscal years, Deloitte & Touche has provided Deere with assurance and related services that are reasonably related to the performance of the audit of our financial statements. The aggregate fees billed for such audit-related services for the fiscal years ended October 31, 2009 and 2008, were $0.8 million and $0.8 million, respectively. These services included audits of financial statements of employee benefit plans and various attestation services.

Tax Fees

There were no fees billed for tax services for the fiscal years ended October 31, 2009 and October 31, 2008.

All Other Fees

There were no fees billed for services not included above for the fiscal years ended October 31, 2009 and October 31, 2008.

Pre-approval of Services by the Independent Registered Public Accounting Firm

The Audit Review Committee has adopted a policy for pre-approval of audit and permitted non-audit services by Deere’s independent registered public accounting firm. The Audit Review Committee will consider annually and, if appropriate, approve the provision of audit services by its independent registered public accounting firm and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The Audit Review Committee will also consider on a case-by-case basis and, if appropriate, approve specific services that are not otherwise pre-approved.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Review Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Review Committee or one or more of its members between regular meetings. The member or members to whom such authority is delegated will report any specific approval of services at its next regular meeting. The Audit Review Committee will regularly review summary reports detailing all services being provided to Deere by its independent registered public accounting firm.

During fiscal 2009, all services by Deere’s independent registered public accounting firm were pre-approved by the Audit Review Committee in accordance with this policy.

STOCKHOLDER PROPOSALS

We expect the following items to be presented by stockholders at the annual meeting. Following SEC rules, other than minor formatting changes, we are reprinting the proposals and supporting statements as they were submitted to us. We take no responsibility for them. On request to the Secretary at the address listed under the “Stockholder Proposals and Nominations” section of this proxy statement, we will provide the names, addresses and shareholdings of the sponsors, as well as the names, addresses and shareholdings of any co-sponsors.

STOCKHOLDER PROPOSAL #1—CEO PAY DISPARITY

A stockholder has submitted the following proposal:

STOCKHOLDER PROPOSAL

RESOLVED, that the stockholders request that the Board of Directors take all necessary steps to limit the CEO’s compensation in any fiscal year to no more then three times the average of the other named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table; that the same limit apply to the number of stock options granted to the CEO in any fiscal year; and there be no carryover from one fiscal year to another fiscal year.

SUPPORTING STATEMENT

The compensation Deere paid its CEO was 4.548 times the average of the other NEO’s in 2008, not including the additional money he received from the exercise of stock options. In 2007 it was 4.375 times as much.

Moody’s Investor Services has stated that anything greater than three times the compensation of the average of the other NEOs suggests that the CEO has undue influence on the board and reflects poorly on governance, according to Michael Kesner. ( Chicago Tribune, May 27, 2008,

Section 3, p.2 ). Kesner is with Deloitte Consulting, part of Deloitte & Touche which is Deere’s independent accountant. Moody’s rates corporate bonds and the rating affects the cost of borrowing.

In its 2009 report RiskMetrics Group, the corporate governance watchdog, opposed the re-election of Deere board members who serve on the Compensation Committee. One reason for its opposition was the disparity in the pay of the CEO when compared to the other NEOs. The report states “A large internal pay disparity can be a sign of poor succession planning and it can also create morale issues within the executive ranks.” Risk Metrics’ clients include most of the largest investment managers, mutual fund companies and hedge funds.

“CEOs in the United States, despite our current hard economic times, continue to pocket outlandishly large pay packages. S&P 500 CEOs last year averaged $10.5 million, 344 times the pay of typical American workers.” Executive Excess 2008, Institute for Policy Studies and United for a Fair Economy. Deere’s CEO was paid $22 million in 2008 (not including the exercise of stock options). His pay was more then 688 times the pay of the typical American worker.

His pay including what he received from the exercise of stock options was an incredible $21,000 an hour (assuming he worked 60 hours a week, 50 weeks).

“In judging whether Corporate America is serious about reforming itself, CEO pay remains the acid test. To date, the results aren’t encouraging.” Warren Buffett, letter to shareholders of Berkshire Hathaway, Inc., February 2004, as quoted by Professors Bebchuk and Freid in their book, Pay Without Performance, 2004.

Please vote in favor of this proposal.

Deere’s Response—Statement in Opposition to Proposal

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL TO LIMIT THE CEO’S COMPENSATION TO NO MORE THAN THREE TIMES THE AVERAGE OF THE OTHER NAMED EXECUTIVE OFFICERS FOR THE FOLLOWING REASONS:

The Board has given careful consideration to this proposal and has concluded for the reasons described below that the adoption of this resolution is unnecessary and is not in the best interests of Deere and its stockholders.

The Board believes arbitrary restrictions on executive compensation would unduly limit Deere’s ability to create compensation programs for its CEO and others that link pay to performance and to compete in the global marketplace for highly talented employees critical to Deere’s continued success. The Board believes that the Board and the Compensation Committee (the “Committee”) should retain flexibility to design appropriate compensation programs for its CEO and to set the amount and type of CEO pay.

The Board recognizes the importance of executive compensation, particularly for its CEO, to the overall long-term performance of Deere. Deere’s compensation philosophy is to pay for performance, support Deere’s business strategies and offer competitive compensation arrangements. In the “Compensation Discussion & Analysis” (“CD&A”) section of this Proxy Statement, Deere has endeavored to provide stockholders with a thorough description of the company’s compensation programs, including the philosophy and strategy underpinning the programs, the individual elements of the compensation programs and how Deere’s compensation plans are administered. Deere’s compensation programs consist of elements designed to complement each other and reward achievement of short-term and long-term objectives tied to Deere’s performance through association with an operating metric or as a function of the Deere stock price. Deere has chosen the selected metrics to align employee compensation, including compensation for the Named Executive Officers

(“NEOs”), to Deere’s business strategy. For fiscal 2009, Short-Term Incentive (“STI”) awards paid to the NEOs were about 2% of the total amount of STI awards paid to approximately 28,000 eligible salaried employees. For fiscal 2009, Mid-Term Incentive (“MTI”) awards paid to the NEOs were equal to approximately 7% of the MTI payout to all eligible employees.

The proposal suggests that a disparity between CEO pay and the pay to other NEOs may indicate that the CEO has undue influence on the Board. The company has established governance processes that are reflected in Deere’s Corporate Governance Policies and the various Board Committee charters, including policies and processes designed to address succession planning and ensure the independence of Deere’s non-employee directors. These policies and charters are available on Deere’s web site. In addition, the Committee provides recommendations for CEO compensation to be approved by the independent members of the Board. The CEO’s compensation, therefore, is approved only after consideration both by the Committee, which is composed exclusively of independent directors, and by the independent members of the Board. The Board believes these structures and policies prevent the CEO from asserting undue influence on the Board, particularly with regard to the amount and type of CEO pay.

When reviewing the compensation for the CEO and other NEOs, the Committee considers a variety of information to determine the appropriate level of competitive and equitable pay. Moreover, the relationship between Deere’s CEO compensation and that of Deere’s other NEOs is influenced by the absence of a chief operating officer in Deere’s organizational structure. The proposed limitation on CEO compensation is inappropriate as Deere is currently organized, with Deere’s executive structure directly aligned with its operating businesses. Further, the Committee retains an independent outside executive compensation consultant to assist with compensation decisions and provide peer group data which the Committee uses to benchmark Deere’s compensation programs and performance.

The Board believes that Deere’s compensation practices and programs serve the interests of Deere’s stockholders by providing compensation that is performance-based with a view towards maximizing long-term stockholder value.

Effect of Proposal

It is important to note that stockholder approval of this proposal would not require the Board to set limits on the CEO’s compensation, including stock option grants. Approval of this proposal would advise the Board that a majority of Deere’s stockholders voting at the meeting favor a change and would prefer that the Board take the necessary steps to adopt a policy limiting the CEO’s compensation to no more than three times the average of the other Named Executive Officers and apply a similar limit to options granted to the CEO. The final decision on whether to implement limits on CEO compensation, including stock option grants, however, would remain with the Board. In addition to shareholder sentiment, there may be other factors that could affect the Board’s decision regarding this proposal, such as a decision by Congress to adopt legislation relating to executive compensation.

The Board believes that the Committee is in the best position to consider the extensive information and factors, which include an emphasis on company performance, necessary to make independent, objective and competitive compensation recommendations for Deere’s CEO that are in the best interest of Deere and its stockholders. The Committee should have flexibility in making the appropriate compensation recommendations to the Board so that Deere can motivate and competitively compensate its CEO in alignment with Deere’s performance.

FOR THE REASONS STATED, DEERE’S BOARD OF DIRECTORS
RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL
TO LIMIT THE CEO’S COMPENSATION TO NO MORE THAN THREE TIMES
THE AVERAGE OF THE OTHER NAMED EXECUTIVE OFFICERS.

STOCKHOLDER PROPOSAL #2—ADVISORY VOTE ON
EXECUTIVE COMPENSATION

A stockholder has submitted the following proposal:

STOCKHOLDER PROPOSAL

RESOLVED, that stockholders urge the Board of Directors to adopt a policy that gives the stockholders the opportunity at each annual stockholders’ meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT ( but not the Compensation Discussion and Analysis).

SUPPORTING STATEMENT

The following organizations support annual stockholder advisory votes on executive compensation:

1.	The Council of Institutional Investors, an association of 140 public, labor and corporate pension funds.

2.	The California Public Employees’ Retirement System, The largest public pension fund in the U.S.

RiskMetrics Group (RMG) is a corporate governance watchdog. RMG’s clients include a majority of the largest investment managers, mutual fund companies and hedge fund managers.

RMG in its 2009 report on Deere said “***the internal pay disparity is significant in almost all pay components. Mr. Lane receives a significant portion of the performance-bonus and his long-term incentive multiple is substantially higher than other named executive officers. A large internal pay disparity can be a sign of poor succession planning and it can also create morale issues within the executive ranks.”

The report added: “*** providing generous perks to executives is considered a poor pay practice. Notably, costs related to Mr. Lane’s personal use of aircraft were 4.5 times the multiple relative to market practice among industrial companies. In light of the current economic conditions affecting Deere’s equity performance, as well as some of the financial performance of its business units, RMG is concerned with the utilization of company resources to benefit executives in this fashion, at shareholders’ expense.”

In November 2007 Deere held a board of directors meeting in India. Directors’ spouses went to India at a cost of $286,378 to Deere. “RMG highlights that perquisites to non-employee directors is uncommon at other S&P 500 Index companies.”

In its 2009 report RMG said that its previous report had mentioned several pay practices of concern that had not been corrected.

RMG recommended that its clients vote in favor of this proposal at the annual meeting last year where the proposal received more then a 40% yes vote.

Boards in the United States, including Aflac, Verizon, Risk Metrics, Par Pharmaceuticals and Blockbuster have concluded that submitting executive compensation to stockholders for ratification is the right thing to do.

A stockholder advisory vote on executive compensation will enhance constructive communication between stockholders and the board on the subject of compensation as well as improve transparency in setting executive compensation. Directors should be held to a high standard of accountability in explaining and justifying compensation policies and decisions in terms of aligning executive performance with the creation of stockholder value.

Please vote in favor of this proposal.

Deere’s Response—Statement in Opposition to Proposal

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL TO ADOPT AN ADVISORY VOTE ON EXECUTIVE COMPENSATION FOR THE FOLLOWING REASONS:

The Board has given careful consideration to this proposal and has concluded for the reasons described below that the adoption of this resolution is unnecessary and is not in the best interest of Deere and its stockholders.

The Board recognizes the importance of executive compensation to the overall long-term performance of Deere. Deere’s compensation philosophy is to pay for performance, support Deere’s business strategies and offer competitive compensation arrangements. In the “Compensation Discussion & Analysis” (“CD&A”) section of this proxy statement, Deere has endeavored to provide stockholders with a thorough description of the company’s compensation programs, including the philosophy and strategy underpinning the programs, the individual elements of the compensation programs and how Deere’s compensation plans are administered. Deere’s compensation programs consist of elements designed to complement each other and reward achievement of short-term and long-term objectives.

Deere’s Compensation Committee (“Committee”), composed entirely of independent directors, is responsible for reviewing and approving the compensation of Deere executives. The Committee provides recommendations for CEO compensation to be approved by the independent members of the Board.

In setting executive pay levels or in making executive pay recommendations to the Board, the Committee considers a variety of information to determine the appropriate level of competitive and equitable executive pay. The Committee retains an independent outside executive compensation consultant to assist with compensation decisions and provide peer group data which the Committee uses to benchmark Deere’s compensation programs and performance. The Committee is able to use this information to timely evaluate and set executive pay for the relevant performance period. The Board is concerned that an advisory stockholder vote, which would take place several months after the relevant performance period has ended, is likely to be based more on market conditions at the time the vote is taken than on the information and analysis that was available to the Committee when it awarded or recommended compensation for the relevant performance period.

The Board welcomes and values the input of Deere’s stockholders. A simple “yes” or “no” advisory vote on Deere’s executive compensation, however, would not provide the Board with any clear indication of why shareholders voted the way they did. For example, a stockholder vote against ratifying executive compensation would reflect dissatisfaction, but would not communicate stockholder views of the merits, limitations or preferred enhancements of Deere’s executive compensation or of any particular element thereof. If the Board is forced to speculate on the meaning of the advisory vote, the vote will be of little benefit to stockholders, Deere or the Board.

Moreover, as described in the “Committees” section of this proxy statement, Deere stockholders already have an available mechanism to communicate with the Board. Stockholders can send correspondence directly to Deere’s Corporate Secretary, who will then submit the correspondence to the Board. Stockholders can also communicate directly with the presiding non-management director of the Board by sending correspondence directly to that director. Whether forwarded from the Corporate Secretary or sent directly from a shareholder, the Board will give shareholder communications the consideration that it considers appropriate. The communication mechanisms that exist today already give Deere stockholders the opportunity to provide specific and direct feedback to the Board about compensation issues.

Deere does not believe that the proposed advisory vote is necessary to ensure that Deere’s compensation programs are aligned with the interests of its stockholders. The Board believes that its independent, well-informed and experienced members, including members of the Compensation Committee, are in the best position to make judgments or recommendations about the amount and form of executive compensation, and that Deere’s compensation practices and programs serve the interests of Deere’s stockholders by providing compensation that is performance-based with a view towards maximizing long-term stockholder value.

Effect of Proposal

It is important to note that stockholder approval of this proposal would not require the Board to implement a stockholder advisory vote on executive compensation. Approval of this proposal would advise the Board that a majority of Deere’s stockholders voting at the meeting favor a change and would prefer that the Board take the necessary steps to adopt a policy for a stockholder advisory vote on executive compensation. The final decision on whether to implement an annual advisory vote on executive compensation, however, would remain with the Board. In addition to shareholder sentiment, there may be other factors that could affect the Board’s decision regarding this proposal, such as a decision by Congress to adopt legislation relating to executive compensation.

The Board believes that the Committee is in the best position to consider the extensive information and factors necessary to make independent, objective and competitive compensation recommendations and decisions that are in the best interest of Deere and its stockholders. The Committee should have flexibility in making the appropriate compensation recommendations and decisions so that Deere can motivate and competitively compensate Deere’s executives in alignment with company performance. The Board believes that current communication mechanisms exist to provide the Board with stockholder feedback about Board decisions, including, but not limited to, executive compensation.

FOR THE REASONS STATED, DEERE’S BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL TO ADOPT AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

STOCKHOLDER PROPOSAL #3—SEPARATION OF CEO AND CHAIRMAN
RESPONSIBILITIES

A stockholder has submitted the following proposal:

STOCKHOLDER RESOLUTION

RESOLVED, that the stockholders urge the Board of Directors to take the necessary steps to amend the by-laws to require that an independent director shall serve as Chairman of the Board of Directors, and that the Chairman of the Board of Directors shall not concurrently serve as Chief Executive Officer.

SUPPORTING STATEMENT

Deere’s CEO is also the Chairman of the Board of Directors.

The following organizations support having an independent director as chairman of the Board of Directors and that the chairman not serve concurrently as CEO:

1.	The Council of Institutional Investors, an association of 140 public, labor and corporate pension funds.

2.	The California Public Employees’ Retirement System, the largest public pension fund in the U. S.

RiskMetrics Group, the corporate governance watchdog, in its 2009 report on Deere stated that it supported this proposal for several reasons including that Deere had exhibited poor pay practices. The proposal received more then 40% yes vote at the last annual meeting. The Corporate Library a leading independent source for corporate governance and executive compensation information and analysis has said that there is a high level of risk in regard to corporate governance at Deere.

Gary Wilson, the former chairman of Northwest Airlines and a director of Yahoo wrote: “America’s most serious corporate governance problem is the Imperial CEO...a leader who is both chairman of the company’s board of directors as well as its chief executive officer. Such a CEO can dominate his board and is accountable to no one.”

This arrangement creates a conflict of interest, because the chairman is responsible for leading an independent board of directors. The board’s primary responsibility on behalf of the owners is to hire, oversee and, if necessary, fire the CEO. If the CEO is also the chairman, then he leads a board that is responsible for evaluating, compensating and potentially firing himself.

“The result of this conflict of interest is excessive CEO compensation and undeserved job security...” reprinted from The Wall Street Journal, July 9, 2008, Dow Jones & Company.

In 2008, the Chairman/CEO of Deere was paid 4.548 times the average compensation of the other named executive officers (NEOs). In 2007 it was 4.375 times as much. Moody’s Investor Services has a guideline that CEO pay should not exceed three times the average of the other NEOs.

According to Michael Kesner, Moody’s feels that anything greater then that reflects poorly on corporate governance and suggests that the CEO has undue influence on the board (Chicago Tribune, May 27, 2008). Kesner is with Deloitte Consulting, part of Deliotte & Touche which is Deere’s independent accountant. Moody’s rates corporate bonds and the rating affects the cost of borrowing.

Mr. Wilson noted that many European countries require that the CEO and chairman positions be separate and that their CEOs are paid less then American CEOs.

The CEOs of Enron, World Com and Tyco, legends of mismanagement, also served as Chairman.

Please vote in favor of this proposal.

Deere’s Response—Statement in Opposition to Proposal

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL TO SEPARATE CEO AND CHAIRMAN RESPONSIBILITIES FOR THE FOLLOWING REASONS:

The Board has given careful consideration to this proposal and has concluded for the reasons described below that the adoption of this resolution is unnecessary and is not in the best interest of Deere and its stockholders.

While some of the conventional functions for the Chairman have been and are shared by all directors, the Chairman position has traditionally been held by Deere’s Chief Executive Officer (CEO). The Board believes that the decision as to who should serve as Chairman and Chief Executive Officer and whether the offices should be combined or separated is the proper responsibility of the Board. The Board members have considerable experience and knowledge about the challenges and opportunities Deere faces. The Board, therefore, is in the best position to evaluate Deere’s current and future needs and to judge how the capabilities of Deere’s directors and senior management can be most effectively organized to meet those needs.

The Board generally believes that separating the Chairman and CEO functions is unnecessary in normal circumstances. Nevertheless, the Board will separate these functions when it considers such a separation to be in the best interest of Deere.

The proposal’s supporting statement asserts that combining the CEO and Chairman functions can create a conflict of interest and allow the CEO to dominate the Board. Deere has strong governance structures and processes in place to ensure the independence of its Board, eliminate conflicts of interest and prevent dominance of the Board by senior management. As described in more detail below, the Board’s established governance processes reflected in the Corporate Governance Polices and the various Board Committee charters provide for independent discussion among directors and for independent evaluation of, and communication with, many members of senior management. These Corporate Governance Policies (and those discussed below) are available for review on Deere’s web site.

While the Board has previously utilized an independent presiding director concept, consistent with its continuing commitment to strong corporate governance and Board independence, in May 2009 the Board passed a resolution to enhance the role of the Presiding Director. The changes included an election of an independent Presiding Director by a majority of the independent directors on the Board upon a recommendation from the Corporate Governance Committee for a one year term. The name and contact information for the current Presiding Director appear in the “Corporate Governance” section of this proxy statement.

As part of the May 2009 resolution, the Board expanded the duties and responsibilities of the Presiding Director to include the following:

  presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;
  serving as liaison between the Chairman and the independent directors;
  in consultation with the other independent directors as appropriate:
  collaborating with the Chairman regarding information sent to the Board;
  collaborating with the Chairman to set Board meeting agendas;
  collaborating with the Chairman to set meeting schedules to assure that there is sufficient time for discussion of all agenda items;
  calling meetings of the independent directors when necessary and appropriate; and
  being available for consultation and direct communication with Deere’s shareholders.

The Board also believes the following policies and processes already in place at Deere further strengthen the Board’s independence:

  The Board continues to utilize the concept of a presiding director whereby Board committee chairs act as “presiding directors” on specific subjects for Board discussions.
  Any Board member has access to any Deere employee. In addition, Board committees have access to and may consult with independent advisors, as each committee deems appropriate.
  The Board receives suggestions for director candidates from stockholders and from directors. The Corporate Governance Committee can also elect to retain a director placement consultant. The Corporate Governance Committee is responsible for screening director candidates and making candidate recommendations to the full Board.
  The independent directors meet in executive session without the CEO at each regularly scheduled Board meeting. At every Board meeting any director may request that the Board go into executive session with only independent directors present. The Presiding Director presides over these executive sessions.

The proposal seems to imply that combining the positions of CEO and Chairman may lead to excessive CEO pay. As previously stated and as described in the Compensation Discussion & Analysis (“CD&A”) section of this Proxy Statement, Deere’s compensation programs are designed to pay for performance. A significant portion of the compensation paid to Deere’s executives in the form of short-term, mid-term and long-term incentive awards is at risk because it is directly tied to company performance.

Given the enhanced Presiding Director policy of the Board of Directors, along with Deere’s governance structures which are designed to ensure independence and protect against the possibility of undue influence by management, the Board believes that it is unnecessary to require that the responsibilities of the Chairman and CEO be separated. The Board should retain the authority to determine the corporate leadership structure that is most appropriate for Deere at any time.

Effect of Proposal

It is important to note that stockholder approval of this proposal would not in itself require the Board to separate the CEO and Chairman functions. Approval of this proposal would advise the Board that a majority of Deere’s stockholders voting at the meeting favor a change and would prefer that the Board take the necessary steps to separate the Chairman and CEO functions. The final decision on whether the offices of Chairman and CEO should be combined or separated, however, would remain with the Board.

Requiring that an independent director serve as Chairman of the Board is not desirable because it would unduly impair the Board’s flexibility to annually elect the individual it deems best suited to serve as Chairman. Deere and its stockholders are best served when the Board has the flexibility to determine who should serve as Chairman at any particular time depending upon the circumstances.

FOR THE REASONS STATED, DEERE’S BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL TO SEPARATE CEO AND CHAIRMAN RESPONSIBILITIES.

OTHER MATTERS

We do not know of any other matters that will be considered at the annual meeting. If, however, any other appropriate business should properly come before the meeting, the Board will have discretionary authority to vote according to its best judgment.

DIRECTORS CONTINUING IN OFFICE

The eight persons named below are now serving as our directors. Their terms will expire at the annual meetings in 2011 and 2012, as indicated. Their ages, present positions, principal occupations during the past five or more years, positions with Deere and directorships in other companies appear below.

TERMS EXPIRING AT ANNUAL MEETING IN 2011

Name and Age at	Present Position, Principal Occupations during the Past Five Years,
December 31, 2009	Positions with Deere and Other Directorships
Charles O. Holliday, Jr. Age 61

Chairman of DuPont

  Chairman of DuPont (agricultural, electronics, materials science, safety and security, and biotechnology) since January 2009
  Executive in Residence, Vanderbilt University since July 2009
  Chairman and Chief Executive Officer of DuPont-1999 to January 2009
  Director of Deere since May 2007. Presiding Director of the Board since May 2009. Chair of Audit Review Committee and member of Corporate Governance and Executive Committees
  Other directorships: Bank of America Corporation, CH2M HILL Companies, Ltd. and E.I. du Pont de Nemours and Company

Dipak C. Jain Age 52

Sandy & Morton Goldman Professor in Entrepreneurial Studies and Professor of Marketing, Dean Emeritus, Kellogg School of Management, Northwestern University

  Dean, Kellogg School of Management, Northwestern University, Evanston, Illinois - July 2001-September 2009
  Associate Dean for Academic Affairs, Kellogg School of Management, Northwestern University - 1996 to 2001
  Sandy and Morton Goldman Professor of Entrepreneurial Studies and Professor of Marketing, Kellogg School of Management, Northwestern University - 1994 to July 2001, and since September 2009
  Visiting professor of marketing at Sasin Graduate Institute of Business Administration at Chulalongkorn University, Bangkok, Thailand; Nijenrode University, The Netherlands; Otto Bescheim Graduate School of Management, Koblenz, Germany; Indian School of Business, Hyderabad, India; Hong Kong University of Science and Technology, China; Recanati Graduate School of Business Administration at Tel Aviv University, Israel
  Director of Deere since 2002. Member of Audit Review and Pension Plan Oversight Committees
  Other directorships: Northern Trust Corporation and Reliance Industries Limited, India

Name and Age at	Present Position, Principal Occupations during the Past Five Years,
December 31, 2009	Positions with Deere and Other Directorships
Joachim Milberg Age 66

Chairman of the Supervisory Board of Bayerische Motoren Werke (BMW) AG

  Chairman of the Supervisory Board of Bayerische Motoren Werke (BMW) AG (motor vehicles) since May 2004
  Retired Chief Executive Officer of BMW AG since May 2002
  Chairman of the Board of Management and Chief Executive Officer of BMW AG - February 1999 to May 2002
  Director of Deere since 2003. Member of Audit Review and Corporate Governance Committees
  Other directorships: Bertelsmann AG, BMW AG, Festo AG, SAP AG and ZF Friedrichshafen AG

Richard B. Myers Age 67

Retired Chairman of the Joint Chiefs of Staff and Retired General of the United States Air Force

  Retired Chairman of the Joint Chiefs of Staff (principal military advisor to the President, the Secretary of Defense, and the National Security Council) and Retired General of the United States Air Force since September 2005
  Colin L. Powell Chair for National Security, Leadership, Character and Ethics at the National Defense University since March 2006
  Foundation Professor of Military History and Leadership at Kansas State University since February 2006
  Chairman of the Joint Chiefs of Staff and General of the United States Air Force - October 2001 to September 2005
  Director of Deere since April 2006. Member of Compensation and Pension Plan Oversight Committees
  Other directorships: Aon Corporation, Northrop Grumman Corporation and United Technologies Corporation

TERMS EXPIRING AT ANNUAL MEETING IN 2012

Name and Age at	Present Position, Principal Occupations during the Past Five Years,
December 31, 2009	Positions with Deere and Other Directorships
Crandall C. Bowles Age 62

Chairman of Springs Industries, Inc. and Chairman, The Springs Company

  Chairman of Springs Industries, Inc. (home furnishings) and The Springs Company since August 2007
  Co-Chairman and Co-Chief Executive Officer of Springs Global US, Inc. and Springs Global Participacoes S. A.- January 2006 to August 2007
  Chairman and Chief Executive Officer of Springs Industries, Inc. - April 1998 to January 2006
  Director of Deere from 1990 to 1994 and since 1999. Chair of Corporate Governance Committee and member of Compensation and Executive Committees
  Other directorships: JP Morgan Chase & Company and Sara Lee Corporation

Name and Age at	Present Position, Principal Occupations during the Past Five Years,
December 31, 2009	Positions with Deere and Other Directorships
Vance D. Coffman Age 65

Retired Chairman of Lockheed Martin Corporation

  Retired Chairman of Lockheed Martin Corporation (aerospace, defense and information technology) since April 2005
  Chairman of Lockheed Martin Corporation-April 1998 to April 2005
  Chief Executive Officer of Lockheed Martin Corporation - August 1997 to August 2004
  Director of Deere since 2004. Chair of Compensation Committee and member of Corporate Governance and Executive Committees
  Other directorships: 3M Company and Amgen Corporation

Clayton M. Jones Age 60

Chairman, President and Chief Executive Officer of Rockwell Collins, Inc.

  Chairman, President and Chief Executive Officer of Rockwell Collins, Inc. (aviation electronics and communications) since June 2002
  Director of Deere since August 2007. Member of Compensation and Pension Plan Oversight Committees
  Other directorships: Rockwell Collins, Inc. and Unisys Corporation

Thomas H. Patrick Age 66

Chairman of New Vernon Capital, LLC

  Chairman of New Vernon Capital, LLC (private equity fund) since 2003
  Executive Vice Chairman of Merrill Lynch & Co., Inc. - November 2002 to July 2003
  Executive Vice President and Chief Financial Officer of Merrill Lynch & Co., Inc. - February 2000 to November 2002
  Director of Deere since 2000. Chair of Pension Plan Oversight Committee and member of Audit Review and Executive Committees
  Other directorships: Baldwin & Lyons, Inc. and Computer Sciences Corporation

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of Deere common stock beneficially owned as of December 31, 2009, (unless otherwise indicated) by:

  each person, who, to our knowledge, beneficially owns more than 5% of our common stock;
  each of our directors;
  all other Named Executive Officers; and
  all individuals who served as directors or executive officers at December 31, 2009, as a group.

A beneficial owner of stock is a person who has sole or shared voting power, meaning the power to control voting decisions, or sole or shared investment power, meaning the power to cause the sale of the stock. A person is also considered the beneficial owner of shares as to which the person has the right to acquire beneficial ownership (within the meaning of the preceding sentence) within 60 days. For this reason, the following table includes exercisable stock options and shares underlying RSUs that either are scheduled to settle within 60 days of December 31, 2009 or that would be settled within 60 days at the discretion of an individual identified in the table (e.g., upon retirement).

All individuals listed in the table have sole voting and investment power over the shares unless otherwise noted. As of December 31, 2009, Deere had no preferred stock issued or outstanding.

Footnote (2) following the table provides information about director ownership of restricted stock units (“RSUs”) and deferred stock units. The RSUs represent stock equivalent units awarded under the Non-Employee Director Stock Ownership Plan. The RSUs are payable only in Deere common stock following retirement. The RSUs have no voting rights until they are settled in shares of stock. The deferred stock units are credited to directors under the Non-Employee Director Deferred Compensation Plan. The value of the units are subject to the same market risks as Deere common stock. The units are payable only in cash and, with limited exceptions, must be held until the director’s retirement from the Board.

Footnote (3) following the table provides information about executive officer ownership of RSUs. The RSUs represent stock equivalent units awarded under the Omnibus Equity and Incentive Plan as part of long-term compensation. The RSUs have no voting rights until they are settled in shares of stock.

Shares
	Beneficially	Options		Percent of
	Owned Excluding	Exercisable		Shares
	Options	Within 60 Days	Total	Outstanding
Greater Than 5% Owners
Capital World Investors
333 South Hope Street
Los Angeles, California 90071-1447 (1)	27,180,000			6.4%

Directors (2)
Samuel R. Allen				*
Crandall C. Bowles				*
Vance D. Coffman				*
Charles O. Holliday, Jr.				*
Dipak C. Jain				*
Clayton M. Jones				*
Robert W. Lane				*
Joachim Milberg				*
Richard B. Myers				*
Thomas H. Patrick				*
Aulana L. Peters				*
David B. Speer				*

Named Executive Officers (3)
James M. Field				*
Michael J. Mack, Jr.				*
David C. Everitt				*
James A. Israel				*
James R. Jenkins				*
H.J. Markley				*

All directors and executive
officers as a group (20 persons) (4)				*

*	Less than 1% of the outstanding shares of Deere common stock.

(1)	The ownership information for Capital World Investors (“Capital World”) is based on information supplied by Capital World and contained in reports of institutional investment managers filed with the SEC for the period ended September 30, 2009. Capital World holds the shares in its capacity as a registered investment advisor on behalf of numerous investment advisory clients, none of which is known to own more than five percent of Deere’s shares. Capital World has shared dispositive power over 27,180,000 shares and shared voting authority over 3,265,000 shares.

(2)	The table includes restricted shares awarded to directors under Deere’s Non-Employee Director Stock Ownership Plan. Restricted shares may not be transferred prior to retirement as a director. For the restricted shares for each director, see footnote (2) to the Fiscal 2009 Director Compensation Table. Directors own the following number of restricted stock units awarded under the Non-Employee Director Stock Ownership Plan and deferred stock units credited under the Non-Employee Director Deferred Compensation Plan:

Director	Restricted Stock Units	Deferred Units
Crandall C. Bowles
Vance D. Coffman
Charles O. Holliday, Jr.
Dipak C. Jain
Clayton M. Jones
Joachim Milberg
Richard B. Myers
Thomas H. Patrick
Aulana L. Peters
David B. Speer

(3)	Executive officers own the following number of RSUs awarded under our Omnibus Equity and Incentive Plan. RSUs granted to executive officers in fiscal 2003 must be held until retirement or other permitted termination of employment before they are converted to Deere common stock. RSUs granted in fiscal 2004-2007 must be held for at least five years. RSUs granted to all eligible employees in fiscal 2008-2009 must be held until retirement.

Executive	Restricted Units
Samuel R. Allen
Robert W. Lane
James M. Field
Michael J. Mack, Jr.
David C. Everitt
James A. Israel
James R. Jenkins
H.J. Markley
All executive officers

(4)	The number of shares shown for all directors and executive officers as a group includes XXX shares owned jointly with family members over which the directors and executive officers share voting and investment power.

CORPORATE GOVERNANCE

Corporate Governance Policies

In recognition of the importance of corporate governance as a component of providing shareholder value, our Board of Directors has adopted Corporate Governance Policies for the company. Our Corporate Governance Policies are periodically reviewed and revised as appropriate by the Board to ensure that the policies reflect the Board’s corporate governance objectives. Pursuant to the requirements of the NYSE, these policies meet or exceed the independence standards of the NYSE. Our Corporate Governance Policies can be found on our website at http://www.deere.com/en_US/ir/corporategovernance/policies.html.

Director Independence

As part of our Corporate Governance Policies, the Board has adopted categorical standards to assist the Board in evaluating the independence of each director. The categorical standards are intended to assist the Board in determining whether or not certain relationships between our directors and Deere or its subsidiaries (either directly or indirectly as a partner, stockholder, officer, director, trustee or employee of an organization that has a relationship with Deere) are “material relationships” for purposes of the NYSE independence standards. The categorical standards establish thresholds at which such relationships are deemed to be not material. The categorical standards are attached as Appendix D to this Proxy Statement and are included as part of the Corporate Governance Policies referenced above. A copy may also be obtained upon request to the Deere & Company Stockholder Relations Department. In addition, each director’s independence is evaluated under our “Related Person Transactions Approval Policy” as discussed in the “Review and Approval of Related Persons Transactions” section below.

In November 2009 we reviewed the independence of each director, applying the independence standards set forth in our Corporate Governance Policies. The review considered relationships and transactions between each director (and his or her immediate family and affiliates) and each of the following: Deere, Deere’s management and Deere’s independent registered public accounting firm.

Based on this review, at the December 2009 Board Meeting, the Board affirmatively determined that the following directors have no material relationships with Deere and its subsidiaries and are independent as defined in our Corporate Governance Policies and the listing standards of the NYSE: Mrs. Bowles, Mr. Coffman, Mr. Holliday, Mr. Jain, Mr. Jones, Mr. Milberg, Mr. Myers, Mr. Patrick, Mrs. Peters and Mr. Speer. Mr. Allen and Mr. Lane are considered inside directors because of their employment relationship with Deere.

Review and Approval of Related Persons Transactions.

The Board has adopted a “Related Person Transactions Approval Policy” (the “Related Person Policy”). Under the Related Person Policy, our Corporate Governance Committee is responsible for reviewing, approving and ratifying all related person transactions.

Under the Related Person Policy, a related person includes:

(1)	executive officers and directors of Deere;

(2)	any holder of 5% or more of Deere’s voting securities; and

(3)	an immediate family member of anyone in categories (1) or (2).

A related person transaction is a transaction, relationship or arrangement between a related person and Deere where:

  the amount involved exceeds $120,000; and
  any related person (as defined above) has or will have a direct or indirect material interest in the transaction.

Each year, our directors and executive officers complete annual questionnaires designed to elicit information about potential related person transactions. Deere’s directors and officers must promptly advise our Corporate Secretary if there are any changes to the information previously provided.

After consultation with our General Counsel, management and outside counsel, as appropriate, our Corporate Secretary determines whether the transaction is reasonably likely to be a related person transaction. Related person transactions are submitted to the Corporate Governance Committee for consideration at its next meeting. If action is required prior to the next meeting, the transaction is submitted to the Chairperson of the Corporate Governance Committee (“Chairperson”) and the Chairperson’s determination is then reported to the Corporate Governance Committee at its next meeting.

When evaluating potential related person transactions, the Corporate Governance Committee or the Chairperson, as applicable, considers all reasonably available relevant facts and circumstances and approves only the related person transactions determined in good faith to be in, or not inconsistent with, our Code of Ethics and Business Conduct Guidelines, and the best interest of our stockholders.

Patrick Mack, brother of Michael J. Mack, Jr. our President, Worldwide Construction and Forestry Operations, is an employee in the Credit division of Deere. During fiscal 2009, Patrick Mack received $393,454 in cash compensation and stock options valued at $132,951 at the time of grant. Patrick Mack’s compensation is consistent with that of other employees at his grade level. Consistent with our Corporance Governance Committee Charter, this transaction was approved by the Corporate Governance Committee after determining that it is not inconsistent with our Code of Ethics and Business Conduct Guidelines.

Following the end of fiscal 2009, Mr. Lane received certain compensation as described in the Compensation Discussion & Analysis under the heading “Compensation Decisions Relating to Two Former Executives.”

Presiding Director

While the Board has previously utilized an independent presiding director concept, consistent with its continuing commitment to strong corporate governance and Board independence, in May 2009 the Board passed a resolution to enhance the role of the Presiding Director. The enhanced duties under the new policy include the following:

  Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;
  Serves as liaison between the Chairman and the independent directors;
  In consultation with the other independent directors as appropriate:
  Collaborates with the Chairman regarding information sent to the Board;
  Collaborates with the Chairman to set Board meeting agendas;
  Collaborates with the Chairman to set meeting schedules to assure that there is sufficient time for discussion of all agenda items;
  Calls meetings of the independent directors when necessary and appropriate;
  Remains available for consultation and direct communication with Deere’s shareholders.

Charles O. Holliday, Jr. currently serves as our Presiding Director.

Communication with the Board

If you wish to communicate with the Board you may send correspondence to Corporate Secretary, Deere & Company, One John Deere Place, Moline, Illinois 61265-8098. The Secretary will submit your correspondence to the Board or the appropriate committee, as applicable.

You may communicate directly with the Presiding Director of the Board by sending correspondence to Presiding Director, Board of Directors, Deere & Company, Department A, One John Deere Place, Moline, Illinois 61265-8098.

COMMITTEES

The Board met seven times during fiscal 2009. Directors are expected to attend Board meetings, meetings of committees on which they serve and stockholder meetings. Directors are expected to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During fiscal 2009, all directors attended 75% or more of the meetings of the Board and committees on which they served. All directors attended the annual stockholder meeting in February 2009.

Each Board meeting normally begins with a session between the CEO and the independent directors. This provides a platform for discussions outside the presence of the non-Board management attendees, as well as an opportunity for the independent directors to go into executive session (without the CEO)

if requested by any director. The outside directors may meet in executive session, without the CEO, at any time, and are scheduled for such non-management executive sessions at each regularly scheduled Board meeting. The Presiding Director will preside over these executive sessions.

The Board has delegated some of its authority to the following five committees of the Board: the Executive Committee, the Compensation Committee, the Corporate Governance Committee, the Pension Plan Oversight Committee and the Audit Review Committee. Each such committee has adopted a charter that complies with current NYSE rules relating to corporate governance matters. Copies of the committee charters, as well as our Code of Ethics and Business Conduct Guidelines, are available at www.JohnDeere.com/corpgov. A copy of these charters and policies also may be obtained upon request to the Deere & Company Stockholder Relations Department.

The Executive Committee

The Executive Committee may act on behalf of the Board if a matter requires Board action between meetings of the full Board. The Executive Committee’s authority concerning certain significant matters is limited by law and our Bylaws.

The Compensation Committee

The Compensation Committee approves compensation for executive officers of Deere and makes recommendations to the Board regarding incentive and equity-based compensation plans.

The Compensation Committee’s responsibilities include:

  Evaluating and approving the compensation of our executive officers, including reviewing and approving corporate performance goals and objectives related to the compensation of our executive officers;
  Evaluating Deere’s performance and the performance of the executive officers relative to compensation goals and objectives;
  Determining and approving, either as the Compensation Committee, or together with other independent directors (as directed by the Board) the executive officers’ compensation levels based on the Committee’s evaluation of their performance;
  Evaluating and approving compensation grants to executive officers under our equity-based and incentive compensation plans, policies and procedures;
  Overseeing our policies on structuring compensation programs for executive officers to preserve tax deductibility;
  Establishing and certifying the attainment of performance goals pursuant to section 162(m) of the Internal Revenue Code when required;
  Exercising the powers of the Committee set forth in any compensation plan established by the Board;
  Retaining and terminating any independent advisors used by the Committee to assist it in fulfilling its responsibilities;
  Approving the fees and other retention terms of any independent advisors to the Committee;
  Delegating authority to subcommittees and to Deere for administration or other duties when the Committee deems it appropriate;

  Adopting procedures and guidelines as the Committee deems appropriate to carry out its oversight functions;
  Producing any required reports on executive compensation required to be included in our filings with the SEC;
  Reviewing and discussing with our management the Compensation Discussion and Analysis (“CD&A”) to be included in our filings with the SEC;
  Determining whether to recommend to the Board that the CD&A be included in our filings with the SEC;
  Making regular reports to the full Board on the activities of the Committee;
  Evaluating annually the performance and effectiveness of the Committee and reporting to the Board on the results; and
  Performing such other duties as may be assigned to the Committee by law or the Board.

The Committee currently retains Watson Wyatt & Company as its compensation consultant to provide independent advice and ongoing recommendations regarding executive compensation. The scope of the compensation consultant’s work includes the following:

  Provide independent input for the Committee’s decision-making with respect to executive compensation;
  Provide independent input for the Corporate Governance Committee’s decision-making with respect to director compensation;
  Advise the Committee on how best to make compensation decisions balancing stockholder interests with those of management;
  Apprise the Committee of best practices regarding executive compensation; and
  Provide market data as a reference for the Committee to consider in evaluating base salaries and variable pay awards (both the forms of payments and the amounts) of the Named Executive Officers (“Named Executives”).

The annual Compensation Committee report follows the CD&A section of this Proxy Statement. Our processes and procedures for considering and determining executive compensation are more fully described in the CD&A.

The Corporate Governance Committee

The Corporate Governance Committee monitors corporate governance policies and procedures and serves as the nominating committee for Board directors. The primary functions performed by the Committee include:

  Developing, recommending and monitoring corporate governance policies and procedures for Deere and the Board;
  Identifying and recommending to the Board individuals to be nominated as a director;
  Ensuring that the Chairman periodically reviews our plans regarding succession of senior management with the Committee and with all other independent directors;

  Making recommendations concerning the size, composition, committee structure, fees for the Board and criteria for tenure and retention of directors;
  Overseeing our Office of Corporate Compliance;
  Overseeing the evaluation of our management; and
  Reviewing and reporting to the Board on the performance and effectiveness of the Board and the Corporate Governance Committee.

The Committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third party search firms and other sources. In evaluating candidates, the Committee considers the needs of the Board and the attributes of the candidate (including skills, experience, international versus domestic background, diversity, age, and legal and regulatory requirements). The Committee will review all candidates in the same manner, regardless of the source of the recommendation. The Committee will consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described under the “Stockholder Proposals and Nominations” section of this Proxy Statement.

The Board has determined that under current NYSE listing standards all members of the Corporate Governance Committee are independent.

The Pension Plan Oversight Committee

The Pension Plan Oversight Committee oversees our pension plans. The Committee establishes corporate policy with respect to the pension plans, and reviews funding policies. The Committee also has authority to make substantive amendments and modifications to the pension plans. The Committee reports to the Board on its activities.

The Audit Review Committee

The Audit Review Committee’s duties and responsibilities include, among other things:

  Retaining, overseeing and evaluating an independent registered public accounting firm to audit our annual financial statements and internal control over financial reporting;
  Assisting the Board in overseeing the integrity of our financial statements, compliance with legal requirements, the independent registered public accounting firm’s qualifications, independence and performance, and the performance of our internal auditors;
  Determining whether to recommend to the Board that the financial statements and related disclosures be included in our annual report filed with the SEC;
  Considering whether the provision by the independent registered public accounting firm of services not related to the annual audit and quarterly reviews is consistent with maintaining the external auditors’ independence;
  Approving the scope of the audit in advance;

  Reviewing the financial statements and the audit report with management and the independent registered public accounting firm;
  Reviewing earnings and financial releases with management;
  Reviewing our procedures relating to business ethics;
  Consulting with the internal audit staff and reviewing the internal audit function and the adequacy of the internal control over financial reporting;
  Reviewing the adequacy of the Audit Review Committee charter;
  Reviewing policies relating to risk assessment and management;
  Setting hiring policies for employees of the independent registered public accounting firm; and
  Approving all engagements for audit and non-audit services by the independent registered public accounting firm.

The Audit Review Committee reports to the Board on its activities and findings.

The Board has determined that under current NYSE listing standards all members of the Audit Review Committee are independent and financially literate. The Board also determined that Mr. Holliday, Mr. Patrick and Mrs. Peters are “audit committee financial experts” as defined by the SEC and that each has accounting or related financial management expertise as required by NYSE listing standards.

The Audit Review Committee annual report follows the “Compensation of Directors” section of this Proxy Statement.

The following table shows the current membership of each committee and the number of meetings held by each committee during fiscal 2009:

Pension
			Corporate	Plan	Audit
	Executive	Compensation	Governance	Oversight	Review
Director	Committee	Committee	Committee	Committee	Committee
Samuel R. Allen	X
Crandall C. Bowles	X	X	Chair
Vance D. Coffman	X	Chair	X
Charles O. Holliday, Jr.	X		X		Chair
Dipak C. Jain				X	X
Clayton M. Jones		X		X
Robert W. Lane	Chair
Joachim Milberg			X		X
Richard B. Myers		X		X
Thomas H. Patrick	X			Chair	X
Aulana L. Peters			X		X
David B. Speer		X		X
Fiscal 2009 meetings	0	7	4	2	4

COMPENSATION OF DIRECTORS

We pay non-employee directors an annual retainer along with additional fees to committee chairpersons as described below. We do not pay any other committee retainers or meeting fees. In addition, we award non-employee directors restricted stock units (“RSUs”) upon their election to the Board and at each annual meeting during their service as directors. A person who becomes a non-employee director between annual meetings, or who serves a partial term, receives a prorated retainer and a prorated RSU award. We also reimburse directors for expenses related to meeting attendance. Directors who are employees receive no additional compensation for serving on the Board or its committees. Compensation for non-employee directors is reviewed annually by the Corporate Governance Committee. No changes were made for fiscal 2009 director compensation. The following chart describes amounts paid and the value of awards granted:

Date Approved by Corporate Governance Committee	August 2007
Effective Date of Annual Amounts	September 2007
Retainer	$100,000
Equity Award	$100,000
Audit Committee Chair Fee	$15,000
Compensation Committee Chair Fee	$15,000
Other Committee Chair Fees	$10,000

Under our Non-Employee Director Deferred Compensation Plan, directors may choose to defer some or all of their annual retainers until retirement as a director. A director may elect to have these deferrals invested in either an interest-bearing account or in an account with a return equivalent to an investment in Deere common stock.

Until fiscal 2008, non-employee directors received the equity award in the form of restricted stock. Beginning in fiscal 2008, directors receive the equity award in the form of RSUs. We do not impose stock ownership requirements on directors but do require them to hold all equity awards until one of the following triggering events: retirement from the Board, permanent and total disability, death, or a change in control of Deere. The directors are prohibited from selling, gifting or otherwise disposing of their RSUs prior to a triggering event. While the restrictions are in effect, the non-employee directors may vote the restricted shares, receive dividends on the restricted shares and receive dividend equivalents on the RSUs.

In fiscal 2009, we provided the following annual compensation to non-employee directors:

Fiscal 2009 Director Compensation Table

			Nonqualified
			Deferred
	Fees Earned or		Compensation
	Paid in Cash	Stock Awards	Earnings
	($)	($)	($)	Total
Name	(1)	(2)	(3)	($)
Crandall C. Bowles	$110,000	$99,998	$0	$209,998
Vance D. Coffman	$111,250	$99,998	$0	$211,248
T. Kevin Dunnigan (4)	$45,417	$0	$0	$45,417
Charles O. Holliday, Jr.	$111,250	$99,998	$0	$211,248
Dipak C. Jain	$100,000	$99,998	$5,068	$205,066
Clayton M. Jones	$100,000	$99,998	$0	$199,998
Arthur L. Kelly (4)	$45,417	$0	$2,459	$47,876
Antonio Madero B. (4)	$41,667	$0	$0	$41,667
Joachim Milberg	$100,000	$99,998	$0	$199,998

			Nonqualified
			Deferred
	Fees Earned or		Compensation
	Paid in Cash	Stock Awards	Earnings
	($)	($)	($)	Total
Name	(1)	(2)	(3)	($)
Richard B. Myers	$100,000	$99,998	$0	$199,998
Thomas H. Patrick	$110,000	$99,998	$0	$209,998
Aulana L. Peters	$100,000	$99,998	$0	$199,998
David B. Speer (5)	$87,500	$110,686	$0	$198,186

(1)	All fees earned in fiscal 2009, including Committee Chairperson fees, whether paid in cash or deferred under the Non-Employee Director Deferred Compensation Plan, are included in this column. Messrs. Coffman, Holliday, Dunnigan, and Kelly received pro-rata chair fees in fiscal 2009.

(2)	Represents the grant date fair value of RSUs for financial statement reporting purposes in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These amounts represent our accounting expense for these awards and do not correspond to the actual value that will be realized by the non-employee directors. All grants are fully expensed in the fiscal year granted based on the grant price (the average of the high and low price for Deere common stock on the grant date). For fiscal 2009, the grant date was March 4, 2009, and the grant price was $26.99. The non-employee director grant date is seven calendar days after the annual meeting of stockholders. The grant price for the pro-rated RSU award as discussed in footnote (5) below was $33.40. The assumptions made in valuing the RSUs reported in this column are discussed in Note 24, “Stock Option and Restricted Stock Awards” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended October 31, 2009. We recognize the compensation cost on the RSU awards in the fiscal year they are granted because directors are eligible to receive payment of the awards upon cessation of service as a member of the Board. The following table lists the cumulative restricted shares and RSUs held by current directors as of October 31, 2009. These shares and units may not be transferred prior to retirement as a director.

Director Name	Restricted Shares	RSUs
Crandall C. Bowles	19,916	4,842
Vance D. Coffman	6,532	4,842
Charles O. Holliday, Jr.	1,160	4,842
Dipak C. Jain	13,234	4,842
Clayton M. Jones	824	4,842
Joachim Milberg	10,708	4,842
Richard B. Myers	3,176	4,842
Thomas H. Patrick	19,252	4,842
Aulana L. Peters	12,008	4,842
David B. Speer (5)	0	4,025

(3)	Directors are eligible to participate in the Non-Employee Director Deferred Compensation Plan. Under this plan, participants may defer part or all of their annual cash compensation. In addition, when the non-employee director retirement plan was eliminated in 1997, participating directors at that time received a lump sum deferral to the plan equal to the present value of the life annuity offered under the former retirement plan. For these deferrals, two investment choices are available:

  an interest bearing alternative which pays interest at the end of each calendar quarter based on the prime rate as determined by the Federal Reserve Statistical Release plus 2% for amounts deferred prior to fiscal 2010. For amounts deferred starting in fiscal 2010, the interest rate is based on the Moody’s “A” rated Corporate Bond Rate; or

an equity alternative denominated in units of Deere common stock which earns additional shares each quarter at the quarterly dividend rate on Deere common stock.

The amounts included in this column represent the above-market earnings on the interest bearing investment alternative. Above-market earnings represent the difference between the prime rate as determined by the Federal Reserve Statistical Release plus 2% and 120% of the applicable federal long-term rate. The elimination of above market earnings on voluntary deferred compensation for deferrals made after fiscal 2009 is consistent with the change in interest rate on voluntary deferred compensation for the Named Executives.

(4)	Messrs. Dunnigan, Kelly and Madero’s terms expired at the annual meeting of shareholders held on February 25, 2009. The amounts in the “Fees Earned” column reflect payment for service through that date. Amounts in the “Nonqualified Deferred Compensation Earnings” column represent earnings for the entire fiscal year.

(5)	Mr. Speer was elected to the Board on November 15, 2008. His amounts reflect a partial year award for the retainer fees, a pro-rated RSU award for November 2008 until February 2009, and a full RSU award in March 2009.

The reports of the Audit Review Committee and the Compensation Committee that follow will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or future filings into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Deere specifically incorporates the information by reference, and will not otherwise be deemed filed under these Acts.

AUDIT REVIEW COMMITTEE REPORT

To the Board of Directors:

The Audit Review Committee consists of the following members of the Board of Directors: Charles O. Holliday, Jr. (Chair), Dipak C. Jain, Joachim Milberg, Thomas H. Patrick and Aulana L. Peters. Each of the members is independent as defined under the rules of the New York Stock Exchange (“NYSE”). The Audit Review Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities pertaining to the accounting, auditing and financial reporting processes of Deere & Company (“Deere”). Management is responsible for establishing and maintaining Deere’s internal control over financial reporting and for preparing financial statements in accordance with accounting principles generally accepted in the United States of America. The Audit Review Committee is directly responsible for the appointment, oversight, compensation and retention of Deloitte & Touche LLP, the independent registered public accounting firm for Deere. Deloitte & Touche LLP is responsible for performing an independent audit of Deere’s annual financial statements and internal control over financial reporting, and expressing opinions on (i) the conformity of Deere’s financial statements with accounting principles generally accepted in the United States of America and (ii) the effectiveness of internal control over financial reporting.

All members of the Audit Review Committee are financially literate under the applicable NYSE rules, and the following members of the Committee – Mr. Holliday, Mr. Patrick and Mrs. Peters – are “audit committee financial experts” within the meaning of that term as defined by the Securities and Exchange Commission (“SEC”) in Regulation S-K under the Securities Exchange Act of 1934, as amended. The Audit Review Committee has a written charter describing its responsibilities, which has been approved by the Board of Directors and is available on Deere’s website at www.deere.com/corpgov. The Audit Review Committee’s responsibility is one of oversight. Members of the Audit Review Committee rely on the information provided and the representations made to them by management, which has primary responsibility for establishing and maintaining appropriate internal control over financial reporting, and for Deere’s financial statements and reports; and by the independent registered public accounting firm, which is responsible for performing an audit in accordance with Standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and expressing opinions on (i) the conformity of Deere’s financial statements with accounting principles generally accepted in the United States and (ii) the effectiveness of internal control over financial reporting.

In this context, we have reviewed and discussed with management Deere’s audited financial statements as of and for the year ended October 31, 2009.

We have discussed with Deloitte & Touche LLP, the independent registered public accounting firm for Deere, the matters required to be discussed by American Institute of Certified Public Accountants, Professional Standards, Vol. 1. AU Section 380), as adopted by PCAOB in Rule 3200T.

We have received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Review Committee concerning independence, and have discussed with them their independence. We have concluded that Deloitte & Touche LLP’s provision of audit and non-audit services to Deere is compatible with their independence.

Based on the reviews and discussions referred to above, and exercising our business judgment, we recommend to the Board of Directors that the financial statements referred to above be included in Deere’s Annual Report on Form 10-K for the fiscal year ended October 31, 2009 for filing with the SEC. We have selected Deloitte & Touche LLP as Deere & Company’s independent registered public accounting firm for fiscal 2010, and have approved submitting the selection of the independent registered public accounting firm for ratification by the shareholders.

Audit Review Committee Charles O. Holliday, Jr. (Chair) Dipak C. Jain Joachim Milberg Thomas H. Patrick Aulana L. Peters

COMPENSATION DISCUSSION & ANALYSIS (“CD&A”)

Introduction

The CD&A is organized as follows:

  Overview of our Named Executive Officers;
  Executive summary describing our compensation strategy and philosophy;
  Description of the roles of the Compensation Committee (“Committee”) of the Board of Directors and the Compensation Consultant;
  Discussion of our peer group and market data;
  Description of certain CEO and business changes in fiscal 2009;
  Explanation of the elements of executive compensation and Deere’s performance metrics along with a comparison of these elements to the marketplace;
  Analysis of total direct compensation;
  Description of indirect compensation elements and rationale; and
  Discussion of certain Committee decisions relating to compensation for fiscal 2010.

Following the CD&A are a series of tables containing detailed information about the compensation earned by the following executive officers listed in the Summary Compensation Table (each a “Named Executive”) in fiscal 2009.

Named Executive Officers

The following table shows senior leadership changes that occurred during fiscal 2009:

Name	Previous Position	Current Position
Samuel R. Allen	President, Worldwide Construction &	President and Chief Executive Officer
	Forestry Operations*	effective August 1, 2009
Robert W. Lane	Chairman, President and Chief	Chairman effective until February 24, 2010;
	Executive Officer	Retired as employee effective December 31, 2009
James M. Field	President, (former) Commercial &	Senior Vice President and Chief Financial
	Consumer Equipment Operations	Officer effective June 1, 2009
Michael J. Mack, Jr.	Senior Vice President and Chief	President, Worldwide Construction & Forestry
	Financial Officer	Operations effective June 1, 2009
David C. Everitt	President, Agricultural Equipment	President, Agricultural Equipment Operations
Operations
James A. Israel	President, John Deere Credit	President, John Deere Credit
James R. Jenkins	Senior Vice President and General	Senior Vice President and General Counsel
Counsel
H.J. Markley	Executive Vice President, Worldwide	Executive Vice President, Worldwide Parts and
	Parts and Global Supply Management	Global Supply Management; Retired effective
December 31, 2009**

*	During the transition to CEO, Mr. Allen served as President and Chief Operating Officer from June 1, 2009 to August 1, 2009. Effective February 24, 2010, Mr. Allen is appointed Chairman of the Board of Directors.

**	Mr. Markley is no longer an active employee of Deere as of August 28, 2009. Mr. Markley’s effective retirement date was December 31, 2009, due to his use of accumulated vacation.

Executive Summary

At Deere, we aspire to distinctively serve our customers – those linked to the land – through a great business. To achieve this aspiration, our strategy is:

  Exceptional operating performance;
  Disciplined growth of shareholder value added (“SVA”); and
  Aligned high-performance teamwork.

Execution of this strategy is expected to create a sustainable business that rewards our customers, our employees and our stockholders. The following CD&A describes how our employees, particularly our Named Executives, are rewarded through our compensation programs.

Compensation Philosophy
Our longstanding compensation philosophy includes the principles of paying for performance, supporting business strategies and paying competitively. The Committee believes that this philosophy continues to drive our salaried employees to produce positive results for Deere and our shareholders. This philosophy drives our compensation design, as described under the section “Total Rewards Strategy,” which was approved by the Board in August 2002. Total Rewards Strategy represents the collaboration between Deere and its salaried employees to strive for higher company performance, while maintaining our core values of quality, innovation, integrity and commitment.

Total Direct Compensation
Total direct compensation, consisting of base salary, Short-Term Incentive (“STI”), Mid-Term Incentive (“MTI”) and Long-Term Incentive (“LTI”), is the focus of the Committee’s annual review of compensation for the Named Executives. Base salary, STI and MTI awards are delivered in cash. Long-term incentives consist of equity awards including RSUs and stock options. Indirect compensation includes perquisites, retirement benefits, deferred compensation and post-employment benefits.

The following table summarizes the direct compensation elements awarded to Named Executives in fiscal 2009 using (a) salary and non-equity incentive plan compensation as reported in the Summary Compensation Table; (b) the full grant date value for RSUs awarded in fiscal 2009; and (c) the full binomial value for stock options awards in fiscal 2009. Inclusion of this table is not intended to replace the Fiscal 2009 Summary Compensation Table, but rather to demonstrate how the Committee views the compensation awarded to Named Executives during the year and at the time equity awards are granted. Market data for most of the companies in our peer group is available using this methodology.

			Stock		Non-Equity		% change
	Fiscal		Awards	Option	Incentive Plan	Total Direct	from
Name	Year	Salary	(RSUs)	Awards	Compensation	Compensation	prior year
Samuel R. Allen	2009	$795,965	$829,038	$818,914	$1,606,687	$4,050,604	-5%
	2008	$578,205	$852,938	$803,743	$2,006,962	$4,241,848	9%
	2007	$546,521	$783,385	$684,820	$1,877,143	$3,891,869
Robert W. Lane	2009	$1,512,779	$3,769,920	$3,723,837	$4,864,800	$13,871,336	-12%
	2008	$1,435,545	$3,807,980	$3,588,470	$6,930,421	$15,762,416	10%
	2007	$1,306,280	$3,505,059	$3,063,858	$6,393,070	$14,268,267
James M. Field*	2009	$492,321	$557,650	$550,845	$1,282,097	$2,882,913
Michael J. Mack, Jr.	2009	$582,821	$682,357	$674,027	$1,342,033	$3,281,238	-15%
	2008	$543,367	$722,018	$680,425	$1,930,241	$3,876,051	13%
	2007	$515,646	$570,922	$499,048	$1,834,698	$3,420,314
David C. Everitt	2009	$624,820	$829,474	$819,332	$1,378,309	$3,651,935	-14%
	2008	$590,115	$861,288	$811,639	$2,008,179	$4,271,221	10%
	2007	$552,299	$777,096	$679,294	$1,885,089	$3,893,778
James A. Israel	2009	$460,863	$561,855	$555,011	$1,266,818	$2,844,547	-15%
	2008	$438,950	$594,561	$560,288	$1,770,228	$3,364,027
James R. Jenkins*	2009	$546,225	$665,896	$657,780	$1,324,864	$3,194,765
H. J. Markley	2009	$592,842	$722,776	$713,964	$1,356,564	$3,386,146	-18%
	2008	$564,654	$809,772	$763,149	$1,983,925	$4,121,500	8%
	2007	$538,596	$742,556	$649,131	$1,880,550	$3,810,833

*	Messrs. Field and Jenkins met the criteria for inclusion as Named Executives for the first time in fiscal 2009. Therefore, only data for fiscal 2009 is included.

As seen from the above table, total direct compensation is lower in fiscal 2009 than fiscal 2008 primarily due to lower non-equity incentive compensation which is further explained in the Short-Term Incentive section. Using the most currently available market data at the time compensation actions occurred in December 2008, Committee decisions resulted in total direct compensation:

  slightly above 50th percentile of our peer group for the former CEO (Mr. Lane); and
  slightly below, on average, the 75th percentile for the remaining Named Executives.

See the “Review and Approval of Total Direct Compensation” section below for an overview of compensation delivery for fiscal 2009.

Pay for Performance Analysis
In the course of reviewing our overall executive compensation program, our compensation consultant, Watson Wyatt & Company, reviewed the relationship between long-term compensation (as further described in the “Long-Term Compensation” section below) and our performance. This review was conducted in order to assess whether the long-term compensation delivered to Named Executives for the prior four fiscal years (2006-2009) has been commensurate with our performance relative to our peer group as identified in the “Peer Group and Market Data” section below. For purposes of this review, company performance is defined as total shareholder return and long-term compensation is defined by “realizable value” which is the sum of:

(i)	the value of any in-the-money stock options granted over the four-year period reviewed (the difference between the closing price for Deere common stock on October 31, 2009, which was $45.55, and the option exercise price);

(ii)	the current value of restricted shares granted over the four-year period reviewed; and

(iii)	the value of payouts made under the MTI for the four-year performance period ending in 2009.

This analysis reveals that we achieved total shareholder return in the upper quartile of the peer group from fiscal 2006-2009 while realizable values for long-term compensation for the Named Executives were between the median and 75th percentile of the peer group. The Committee believes this analysis demonstrates an appropriate relationship between our long-term compensation and company performance.

Since we did not achieve maximum STI payout for fiscal 2009, total direct compensation for the Named Executives is between median and upper quartile as compared to the peer group. The Committee believes that although our performance in terms of total shareholder return was in the upper quartile, the Named Executives’ total direct compensation is appropriate given the company’s STI and MTI results as compared to the performance metrics established at the beginning of the year.

Committee Actions in Fiscal 2009
The Committee reviews our executive compensation programs on an ongoing basis. Recent actions of the Committee include:

  Increased base salaries in December 2008 for Named Executives between 5-10% to better align with market data available at the time;
  Approved a four-year performance period covering fiscal 2009-2012 for MTI which increased the amount of SVA required to achieve a maximum payout from $4.15 billion to $5.7 billion;
  Reduced the number of RSUs and options granted in December 2008 as further explained in footnote (3) to the Grants of Plan-Based Awards Table;
  Starting with calendar 2009, eliminated tax gross ups except for those related to moving expenses or international assignments as available to all employees;
  Limited CEO’s personal usage of company aircraft to approximately 100 hours;

  Adopted a Change in Control Program to replace existing Change in Control Agreements and included the following benefit changes:
  Changed the calculation of executive bonus to a multiple of target bonus rather than the greater of target or actual bonus earned;
  Eliminated excise tax gross up; and
  Eliminated additional years of service credit under the supplemental retirement benefit program;
  Generally moved from a single trigger to a double trigger change in control provision in the Omnibus Plan to be submitted for shareholder approval at the February 2010 annual meeting;
  Eliminated above-market earnings on voluntary deferred compensation for amounts deferred after fiscal 2009;
  Established a policy, effective at the beginning of fiscal 2010, requiring Named Executives to fully reimburse Deere for security services; and
  Approved changes to STI, MTI, and LTI for fiscal 2010 (see further explanation of changes below in “Committee Actions Related to Fiscal 2010.”).

Although the required focus of the CD&A is on compensation for the Named Executives, the compensation programs discussed below apply, in many cases, to groups of employees beyond the Named Executives.

Total Rewards Strategy (“TRS”)

TRS includes base salary, short-term, mid-term and long-term incentive compensation as well as employee benefits. The award range and value from each of the incentive components of compensation is tied to our performance through association with an operating metric or as a function of our stock price. We have chosen metrics that align employee compensation, including compensation for the Named Executives, to our business strategy. This alignment is further accomplished by keeping our metrics simple, transparent and consistently communicated from year to year. SVA, for example, has been published in the annual report every year since 2002 in the section following the Chairman’s letter.

TRS was communicated throughout the Deere enterprise prior to implementation in fiscal 2004 and applies to the majority of salaried employees in addition to all of the Named Executives.

TRS is supported by the following principles deriving from our compensation philosophy:

  Structure each element of compensation to provide total reward opportunity sufficient to attract, retain and motivate high-caliber executives;
  As Named Executives assume greater responsibility:
  A larger portion of their total compensation should be “at risk” in the form of short-term, mid-term and long-term incentive awards; and
  A larger portion of their incentive awards should be focused on long-term awards to drive sustainable shareholder value;
  Provide the appropriate level of reward for performance:
  Below median total compensation for substandard company performance;
  Median total compensation for median levels of company performance; and
  Upper quartile total compensation for sustained upper quartile company performance;
  Recognize the cyclical nature of our equipment businesses and the need to manage value throughout the business cycle;
  Provide significant opportunity and incentives for Named Executives to be long-term stockholders of Deere;
  Structure our compensation programs to meet the tax deductibility criteria in the U.S. Internal Revenue Code (“IRC”) where practicable; and
  Structure our compensation programs to be regarded positively by our stockholders and employees.

Compensation Committee

The Committee is responsible for reviewing and approving corporate goals and objectives relevant to compensation for the majority of salaried employees, evaluating the Named Executives’ performance in relation to these goals, and evaluating and approving compensation of the Named Executives. See the “Committees” section of this Proxy Statement for a detailed listing of Committee responsibilities and members.

The Committee does not delegate any responsibilities related to the compensation of Named Executives and the Committee exercises its independent judgment when approving executive compensation. No member of the Committee is a former or current officer of Deere or any of its subsidiaries.

The Committee periodically reviews compensation delivery to ensure its alignment with our business strategy and performance, market practices and the interest of employees and stockholders. In addition, the Committee periodically reviews market practices for all elements of executive compensation and approves necessary adjustments to remain competitive.

The Corporate Governance Committee of the Board directs an annual evaluation process of the Chief Executive Officer (“CEO”). Generally, at the Board meeting in August each year, the full Board (in executive session without the CEO present) evaluates the CEO’s performance. The Committee considers the Board’s evaluation when providing recommendations to the Board for the CEO’s compensation. The Committee’s recommendations for the CEO’s compensation are presented to and approved by the independent members of the Board. The CEO does not play a role in and is not present during discussions regarding his own compensation.

The CEO plays a significant role in setting the compensation for the other Named Executives. The CEO presents an evaluation of each Named Executive’s individual performance. The CEO also provides his recommendations for changes to the Named Executives’ base salaries and LTI awards. Since the STI and MTI awards are calculated using predetermined factors, the CEO does not provide recommendations for changes to the other Named Executives’ STI and MTI awards. The Committee has the discretion to accept, reject or modify the CEO’s recommendations. The other Named Executives are not present during these discussions.

Compensation Committee Consultant

During fiscal 2009 the Committee retained Watson Wyatt & Company to replace Hewitt Associates LLC (“Hewitt”) as its Compensation Consultant (“Consultant”) and to assist with designing our executive compensation program, reviewing compensation relative to our performance and the competitive market and monitoring the effectiveness of our executive compensation program. In view of the actuarial and human resources consulting services that Hewitt has historically provided, and continues to provide, to Deere, the Committee determined that retaining a consultant that does not provide other significant services to Deere would help ensure that it was receiving, and was understood by all relevant constituencies to be receiving, an independent perspective on executive compensation. The Consultant attends Committee meetings, reviews compensation data with the Committee and participates in general discussions regarding executive compensation issues.

While the Committee considers input from the Consultant, ultimately the Committee’s decisions reflect many factors and considerations. Personnel in our human resources department, along with the Vice President, Human Resources, work with the Consultant at the direction of the Committee to develop materials and analysis essential to the Committee’s compensation determinations and evaluations. Such materials include competitive market assessments and summaries of current legal and regulatory developments.

The Consultant periodically meets independently with the Chairman of the Committee to discuss compensation matters. In addition, the Consultant regularly participates in executive sessions with the Committee (without any of our personnel or executives present) to discuss compensation matters.

Hewitt provided consultation to the Committee related to compensation decisions made for fiscal 2009. Watson Wyatt & Company provided additional analysis during fiscal 2009 and guidance on fiscal 2010 compensation targets and performance metrics. Hewitt continues to provide the Committee with market data for our peer group companies while also providing Deere with actuarial and human resource consulting services. Watson Wyatt & Company provides no other significant services to Deere.

Peer Group and Market Data

To ensure that total compensation for Named Executives is aligned to the market, based on information provided by the Consultant, we benchmarked compensation and performance against the following peer group for fiscal 2009.

3M Company	Johnson Controls Inc.
Alcoa Inc.	Lockheed Martin Corporation
Caterpillar Inc.	Northrop Grumman Corporation
Cummins Inc.	PACCAR Inc.
Eaton Corporation	Parker Hannifin Corporation
Emerson Electric Company	PPG Industries Inc.
General Dynamics Corporation	Raytheon Company
The Goodyear Tire & Rubber Company	Textron Inc.
Honeywell International Inc.	United Technologies Corporation
Illinois Tool Works Inc.	Whirlpool Corporation
Ingersoll-Rand Company Limited	Xerox Corporation

These companies are similar to Deere in sales volume, products, services, market capitalization and/or global presence.

			Revenue*	Market Value
			Fiscal Year	At Oct 31, 2009
Company	Fiscal Year	Employees	($MM)	($MM)
3M	Dec 08	79,183	$25,269	$52,084
Alcoa	Dec 08	87,000	$26,901	$12,102
Caterpillar	Dec 08	112,887	$51,324	$34,302
Cummins	Dec 08	39,800	$14,354	$8,690
Eaton	Dec 08	75,000	$15,376	$10,011
Emerson Electric	Sep 09	140,700	$20,915	$28,373
General Dynamics	Dec 08	92,300	$29,300	$24,190
Goodyear Tire & Rubber	Dec 08	74,700	$19,488	$3,119
Honeywell International	Dec 08	128,000	$36,556	$27,386
Illinois Tool Works	Dec 08	65,000	$15,869	$22,967
Ingersoll-Rand	Dec 08	60,000	$13,227	$10,084
Johnson Controls	Sep 09	130,000	$28,497	$17,176
Lockheed Martin	Dec 08	146,000	$42,731	$26,194
Northrop Grumman	Dec 08	123,600	$33,887	$15,728
Paccar	Dec 08	18,700	$14,973	$13,613
Parker Hannifin	Jun 09	51,639	$10,309	$8,513
PPG Industries	Dec 08	44,900	$15,849	$9,423

			Revenue*	Market Value
			Fiscal Year	At Oct 31, 2009
Company	Fiscal Year	Employees	($MM)	($MM)
Raytheon	Dec 08	72,800	$23,174	$17,352
Textron	Dec 08	43,000	$14,246	$4,805
TRW Automotive Holdings	Dec 08	62,200	$14,995	$1,807
United Technologies	Dec 08	223,100	$58,506	$57,612
Whirlpool	Dec 08	69,612	$18,907	$5,318
Xerox	Dec 08	57,100	$17,608	$6,537

75th Percentile		118,243	$28,899	$25,192
Median		74,700	$19,488	$13,613
25th Percentile		58,550	$15,186	$8,602

Deere & Company	Oct 09	51,300	$23,112	$19,265

Source: S&P CompuStat Research Insight Database

* Reflects revenue for last reported fiscal year

Compensation paid by the peer group is representative of the compensation we believe is required to attract, retain and motivate executive talent. The list of companies has not significantly changed in recent years and provides a consistent measure for comparing compensation. The Committee periodically reviews and considers the peer group to confirm that it continues to be an appropriate benchmark for the Named Executives’ compensation and company performance.

CEO and Business Changes in Fiscal 2009

After an eighteen month succession planning process, on June 1, 2009, the Board elected Samuel R. Allen as President, Chief Operating Officer and a member of the Board. Mr. Allen has 34 years of service with the company and has been a senior officer since 2001. Effective August 1, 2009, Mr. Allen became our Chief Executive Officer.

In addition, Mr. Lane will continue to serve as Chairman of the Board until February 24, 2010. Mr. Allen has been appointed Chairman, effective February 24, 2010, immediately following the annual meeting. Mr. Lane continued as an employee of Deere until December 31, 2009 and provided transition services.

The John Deere Agriculture & Turf Equipment Division was created at the beginning of the third quarter of fiscal 2009 by combining the former Agricultural Equipment Operations and the former Commercial and Consumer Equipment Operations. This operating change had no affect on STI metrics for fiscal 2009. For a discussion on the impact of this reorganization on fiscal 2010 STI metrics, see “Committee Actions Related to Fiscal 2010” below.

Elements of Executive Compensation

Each component of direct and indirect compensation and selected benefits is summarized in the table below:

Where Reported in
Component	Purpose	Characteristics	Accompanying Tables
Base Salary	Reward for level of responsibility, experience and sustained individual performance	Fixed cash component targeted at our peer group median. Base salary can vary from market due to individual performance, experience, time in position and internal equity considerations	Fiscal 2009 Summary Compensation Table under the column “Salary”

Where Reported in
Component	Purpose	Characteristics	Accompanying Tables
Discretionary Bonus Awards	To recognize outstanding individual achievement	A cash award that may not exceed 20% of base salary, except in unusual circumstances	No discretionary bonuses were awarded in fiscal 2009
Short-Term Incentive (“STI”)	Reward for the achievement of higher profitability through operating efficiencies and asset management during the fiscal year	A target STI award is designed to provide median annual cash compensation when combined with base salary compared with our peer group	Fiscal 2009 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and Fiscal 2009 Grants of Plan-Based Awards under the column “Estimated Future Payouts Under Non-Equity Incentive Plan Awards”
Mid-Term Incentive (“MTI”)	Reward for the achievement of sustained profitable growth over a multi-year performance period	Cash portion of long-term compensation. MTI is designed to provide upper quartile compensation in combination with base salary, above target STI and target LTI awards compared with our peer group.	Fiscal 2009 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and Fiscal 2009 Grants of Plan-Based Awards under the column “Estimated Future Payouts Under Non-Equity Incentive Plan Awards”
Long-Term Incentive (“LTI”)	Reward for the creation of shareholder value as reflected by our stock price	Equity-based portion of long-term compensation. A target LTI award in combination with base salary and a target STI award are designed to provide median compensation compared with our peer group. Award is delivered through a combination of RSUs and stock options. Ultimate value of award depends on our stock price.	Fiscal 2009 Summary Compensation Table under the column “Stock Awards” and “Option Awards”; Fiscal 2009 Grants of Plan-Based Awards under the column “Grant Date Fair Value of Stock and Option Awards”; Outstanding Equity Awards at Fiscal 2009 Year-End; Fiscal 2009 Option Exercises and Stock Vested; Fiscal 2009 Deferred Compensation Table in the row “Deferred RSUs”
Perquisites	Provide our executives with selected benefits commensurate with those provided to executives at our peer group companies	Benefits which personally benefit an employee, are not related to job performance and are available to a select group of employees.	Fiscal 2009 Summary Compensation Table under the column “All Other Compensation”
Retirement Benefits	Provide an appropriate level of replacement income upon retirement	A defined benefit pension plan plus a 401(k) plan (John Deere Savings and Investment Plan (“SIP”)). Our matches to the SIP are based on the applicable pension option (traditional versus contemporary) and our performance.	Fiscal 2009 Summary Compensation Table under the columns “Change in Pension Value” and “All Other Compensation”; Fiscal 2009 Pension Benefits Table

Where Reported in
Component	Purpose	Characteristics	Accompanying Tables
Deferred Compensation Benefits	Allows executives to defer compensation on a more tax-efficient basis	Employees can elect to defer base salary, STI or MTI into the Voluntary Deferred Compensation Plan. Employees participating in the contemporary pension option can defer employee contributions and receive matching employer contributions under the Defined Contribution Restoration Plan. Also includes deferred RSUs.	Accumulated amounts deferred are reported in the Fiscal 2009 Deferred Compensation Table. Above-market earnings on these accounts are reported in the Fiscal 2009 Summary Compensation Table under the column “Nonqualified Deferred Compensation Earnings”
Potential Payments upon Change in Control	Encourage executives to operate in the best interest of stockholders	Contingent in nature. Most elements are payable only if a Named Executive’s employment is terminated as specified under the change in control provisions of various plans.	Fiscal 2009 Potential Payments upon Change in Control
Other Potential Post-Employment Payments	Lists potential payments under the scenarios of death, disability, retirement, termination without cause or for cause, and voluntary separation	Contingent in nature. Amounts are payable only if a Named Executive’s employment is terminated as specified under the arrangements of various plans.	Fiscal 2009 Potential Payments upon Termination of Employment Other than Following a Change in Control

Direct Compensation Elements

The following information describes each direct compensation element, including discussion of performance metrics, where applicable.

Base Salary

In determining salary levels for each of our Named Executives, the Committee takes into consideration factors such as fulfillment of job responsibilities, the financial and operational performance of the activities directed by each Named Executive, experience, time in position, internal equity considerations, and potential. Each Named Executive’s current salary as compared to the salary range and the median salary practices of our peer group is also considered.

In December 2008, after considering the aforementioned factors, the Committee approved a base salary increase of 5% for the CEO and approved increases ranging from 5-10% for the other Named Executives. The resulting increases align with the market median for similar positions, except for the Chief Financial Officers (“CFO”). For both Mr. Field and Mr. Mack, base salary is below the market median due to the limited time each served in that position.

Short-Term Incentive (“STI”)

These factors are used to calculate the amount of the STI award paid to the Named Executives:

  Salary;
  Target award as described below under “Approval of STI Rates;” and
  Deere’s actual Operating Return on Operating Assets (“OROA”) and Return on Equity (“ROE”) performance as defined below under “Performance Metrics for STI.”

The STI Plan is periodically approved by our stockholders and was last approved at the February 2005 annual meeting. The STI Plan will be considered for re-approval at the February 2010 annual meeting.

Performance Metrics for STI
There are two metrics used in the calculation of STI: one for the Equipment Operations and one for Credit Operations. Credit Operations is a part of Financial Services.

OROA is the performance metric used by the Equipment Operations. Deere is primarily a manufacturing company with high investment in fixed assets, such as buildings and machinery, and significant expenses with longer term payoffs, such as research and development. OROA was selected as the STI performance metric because the Committee believes OROA effectively measures the efficient use of the Equipment Operations’ assets. Targeted OROA performance for each Equipment Operations’ segment changes according to its sales volume.

The sales volume is measured in relationship to mid-volume sales. Mid-volume sales are determined at the beginning of the fiscal year and represent the midpoint of a business cycle. It is determined using historical sales volumes, industry growth rates, and equipment market share data among other considerations.

The line in the above graph represents how Deere’s operating leverage functions in a given business. For Deere, operating leverage means:

  When sales volumes and capacity utilization are low compared to mid-volume, it is more difficult to cover fixed costs and achieve high asset turnover; therefore, OROA performance goals are lower; and
  When sales volumes and capacity utilization are high compared to mid-volume, it is easier to cover fixed costs and achieve high asset turnover; therefore, OROA performance goals are higher.

By adjusting OROA performance goals as sales volumes change, Deere believes the level of difficulty in attaining targeted performance will be comparable for a range of sales volumes and capacity utilization. To be successful as market conditions change, Deere must strategically position the business by encouraging sound employee decisions regarding investment of capital and other asset utilization. This model encourages our management team to make the necessary structural changes to the business such as capacity planning, margin enhancements and asset turnover for a given level of volumes. Using OROA aligns this strategy to employee decisions that affect this component of variable pay.

At the beginning of fiscal 2009, the Committee approved the following OROA goals at different sales volume levels for the Equipment Operations:

Fiscal 2009 OROA Goals	Minimum	Target	Maximum
OROA Goals at Low Volume	4%	8%	12%
OROA Goals at Mid-Volume	8%	12%	20%
OROA Goals at High Volume	12%	20%	28%

These OROA goals have not changed since fiscal 2007.

ROE is the performance metric for the Credit Operations. The Credit Operations has different cash flow risk characteristics and operates with significantly different debt-to-equity leverage than the Equipment Operations. ROE goals for the Credit Operations are adjusted for the actual mix of business subsidized by the Equipment Operations as well as for the business not subsidized. ROE goals are higher for non-subsidized business. The Committee approved the following ROE goals at the beginning of fiscal 2009:

Minimum	Target	Maximum
12.33%	13.35%	14.36%

The OROA and ROE calculations can be summarized as follows:

            OROA for the Equipment Operations:
                        Operating profit
                        + Provisions for MTI awards
                        = Adjusted operating profit

OROA =	Adjusted operating profit ÷ Average identifiable assets with inventories at standard cost and significant goodwill phased in over sixty months

            ROE for the Credit Operations:
                        Net income (after taxes)
                        + Provisions for MTI awards (net of income taxes)
                        = Adjusted net income

ROE =	Adjusted net income ÷ Average equity with equity related to significant goodwill phased in over sixty months

Any significant goodwill from acquisitions is phased into average assets or average equity evenly over a sixty-month period. This policy encourages investments in sound acquisitions that may include goodwill, while still requiring effective integration and management of new businesses in a timely manner.

For the Named Executives, a corporate composite weighting is used to calculate STI. For fiscal 2009, the corporate composite weighting consists of:

Agricultural and Turf Operations OROA:
Agricultural Equipment Operations OROA	40%
Turf Operations OROA	20%
Construction & Forestry Operations OROA	20%
Credit Operations ROE	20%

Approval of STI Rates
After review and consideration of Deere’s peer group data for target cash bonuses, the Committee approves target STI rates as a percent of base salary for Named Executives at the beginning of the fiscal year. In December 2008, the Committee approved STI rates for fiscal 2009 as follows:

STI Award Rates:	Fiscal 2009
Performance Level	Minimum	Target	Maximum
CEO	62.5%	125.0%	250.0%
Chief Operating Officer	50.0%	100.0%	200.0%
Other Named Executives	42.5%	85.0%	170.0%

For more information on the range of STI awards approved for fiscal 2009, see the Fiscal 2009 Grants of Plan-Based Awards table and footnote (2) to the table.

Fiscal 2009 Performance Results for STI
The chart below details:

  the goals that were necessary to achieve STI payout based on the sales volumes (OROA) and the actual mix of subsidized and non-subsidized business (ROE) using the STI performance metrics approved by the Committee; and
  the actual OROA and ROE performance calculated in accordance with the STI plan.
	Goal to	Fiscal 2009		Fiscal 2009	Weighted
	Achieve	Performance	Performance	Award	Award
Fiscal 2009 Performance Results for STI	Payout	Results	as % of Target	Weighting	Results
Agricultural & Turf Operations
Agricultural Equipment Operations OROA	18.4% for	26.4%	200%	40%	80%
	maximum
Turf Operations OROA	4.0% for	Below Zero	0%	20%	0%
	minimum
Construction & Forestry Operations OROA	4.0% for	Below Zero	0%	20%	0%
	minimum
Credit Operations ROE	12.33% for	7.1%	0%	20%	0%
	minimum
Actual Performance as % of Target					80%

To further explain this chart and the fiscal 2009 OROA goals, for example, because Agricultural Equipment Operations sales were between low and mid volume for fiscal 2009, the division needed to achieve 18.4% OROA to earn maximum payout (see “Fiscal 2009 OROA Goals” chart above). Since the division achieved an OROA of 26.4%, a maximum payout for that component of the corporate composite was earned. For fiscal 2009, actual sales volumes for the combined Equipment Operations were below the mid volume.

The dollar amounts of the STI awards paid to Named Executives are calculated as follows:

           Base salary for the fiscal year
           x STI target bonus rates
           x Actual performance as a percent of target (up to a maximum of 200%)
           = STI award amount

STI awards paid to Named Executives are detailed in the Fiscal 2009 Summary Compensation Table under footnote (4).

The STI plan and the results for fiscal 2009 described above are also used to determine the STI award paid to most salaried employees worldwide. For fiscal 2009, STI awards paid to the Named Executives represented about 2.2% of the total amount of STI awards paid to approximately 27,100 eligible salaried employees.

See “Committee Actions Related to Fiscal 2010” for changes related to STI for fiscal 2010.

Long-Term Compensation

Long-term compensation consists of a combination of MTI and LTI. MTI is paid in cash and is considered part of long-term compensation because each performance period encompasses a number of years. LTI is awarded using RSUs and stock options.

Mid-Term Incentive (“MTI”)

The following factors are used to calculate the amount of the MTI award paid to the Named Executives:

  Median of actual salaries for the salary grade;
  Target award as described below under “Approval of MTI Rates;”
  Shareholder Value Added (“SVA”) results as defined below under “Performance Metrics for MTI;” and
  Number of eligible employees.*
*	Participation in MTI plan includes management level employees worldwide numbering about 7,600 as of fiscal 2009; therefore, the amount of each individual MTI award is determined, in part, by the number of eligible employees in the pool.

The MTI Plan is periodically approved by Deere stockholders and was last approved at the February 2008 annual meeting.

Performance Metrics for MTI
In 2003, the Committee established SVA as the MTI performance metric to determine Deere’s success in delivering sustained growth in economic profitability. SVA was selected as the MTI performance metric because the Committee believes that Deere should: (a) earn, at a minimum, its weighted average cost of capital each year; (b) ensure investments in capital and research and development earn their cost of capital; and (c) ensure acquisitions do not dissipate shareholder value. We believe that sustained growth can be accomplished only through a combination of revenue growth and high returns on invested capital. Because MTI is based on enterprise-wide SVA, MTI facilitates teamwork across all units of our business.

SVA calculations for the Equipment Operations and Financial Services can be summarized as follows:

SVA of Equipment Operations:
Operating profit
+	Provisions for MTI awards
-	Estimated cost of assets ((average identifiable assets with inventories at standard cost) x
12% cost of capital)
=	SVA of Equipment Operations
SVA of Financial Services:
Net income divided by after-tax earnings rate of 65%
+	Provisions for MTI awards
+/- Allowance for credit losses
-	Estimated cost of equity ((average equity plus average allowance for credit losses)
x approximately 18%)
=	SVA of Financial Services

SVA of Equipment Operations + SVA of Financial Services = Deere SVA

The Committee continues to evaluate and test various operating performance metrics to determine the strongest correlation over time with shareholder value creation. The Committee believes SVA contains significant sustained performance incentives and has a proven correlation to our total shareholder return. It has aligned employee performance with our business strategy over the past six years.

The Committee has approved MTI performance periods consisting of four consecutive fiscal years. The multi-year performance period approach emphasizes and rewards consistent, sustained operating performance. Since MTI was approved in 2003, two phase-in performance periods were completed during fiscal 2004 and 2005, and four-year performance periods were completed during fiscal years 2006 through 2009. Starting with the completion of the first full four-year performance period in fiscal 2006, the Committee has conducted annual reviews of the target and maximum SVA cap. The maximum SVA cap matches enterprise SVA goals set by the business for each year in the performance period. The target SVA is set at half of the maximum SVA cap. The chart below details the target and maximum SVA goals for each of the performance periods that include fiscal 2009.

	Fiscal 2006	Fiscal 2007	Fiscal 2008	Fiscal 2009
	through	through	through	through
Four-Year Performance Periods	Fiscal 2009	Fiscal 2010*	Fiscal 2011*	Fiscal 2012*
Target SVA	$1.5 billion	$2.0 billion	$2.075 billion	$2.85 billion
Maximum SVA Cap	$3.0 billion	$4.0 billion	$4.15 billion	$5.7 billion
% of SVA Shared	4.7%	4.0%	4.0%	4.0%
MTI Payout to all Plan
Participants at Target	$70.5 million	$80 million	$83 million	$114 million
Payable in	Dec 2009	Dec 2010	Dec 2011	Dec 2012
Approved by Committee	Nov 2005	Nov 2006	Nov 2007	Dec 2008

*	For the multi-year performance periods ending in fiscal 2010 and beyond, any significant goodwill from acquisitions will be phased into average assets or average equity evenly over a sixty-month period. This policy encourages investments in sound acquisitions that may include goodwill, while still requiring effective integration and management of new businesses in a timely manner.

If performance criteria are met, MTI plan participants share in a percentage of four-year accumulated SVA (see chart above), which results in a cash payout. The payout amount for each employee is calculated using the MTI award rates below, but may be less depending on the number of eligible employees in the pool. Any individual MTI award cannot exceed the maximum approved by the Committee.

Inherent in the MTI plan is a lagging, four-year impact of SVA. Whether positive or negative, SVA results for a given year become part of the MTI award calculation for that year and the next three years. Negative SVA in a given year is part of the calculation for that year and the next three years and can offset positive SVA earned in a prior or future year. Thus, MTI plan payouts made in a weak-performance year, following several strong-performance years, will be higher than the financial results for a weak-performance year alone would justify. The opposite is also true: MTI plan payouts in a strong-performance year, following a number of weak-performance years, will be lower than the financial results that the strong-performance year alone would justify.

Approval of MTI Rates
After review and consideration of upper quartile compensation data of our peer group, the Committee approves MTI rates as a percent of salary at the beginning of the last fiscal year of the performance period. In December 2008, the Committee approved the following MTI award rates for the four-year performance period ending October 31, 2009.

MTI Award Rates:		Fiscal 2009
	Minimum*	Target	Maximum
CEO	$1,100	160%	320%
Other Named Executives	$400	123%	246%

*	A minimum MTI award (defined in terms of actual dollars rather than as a percentage of salary) will not be paid unless accumulated SVA exceeds $1 million for a four-year performance period.

The above MTI rates are unchanged since fiscal 2007. For details of the range of MTI awards approved for the performance period beginning in fiscal 2009, see the Fiscal 2009 Grants of Plan-Based Awards table and footnote (2).

Fiscal 2009 Performance Results for MTI
Deere’s SVA, calculated in accordance with the MTI performance metrics as described above, is illustrated in the following table for the four-year performance period ending October 31, 2009:

Deere Enterprise SVA

Accumulated SVA for Performance Period = $4,282

For the four-year performance period ending October 31, 2009, the accumulated SVA, calculated in accordance with the MTI plan as described above, exceeded the $3 billion cap, resulting in a maximum MTI award. MTI awards paid to Named Executives are detailed in the Fiscal 2009 Summary Compensation Table under footnote (4). For fiscal 2009, MTI awards paid to the Named Executives were equal to approximately 7% of the MTI payout to all eligible employees.

In the eight years preceding the implementation of MTI, accumulated SVA, as reported, was negative $1.4 billion as compared to accumulated positive SVA of $5.9 billion since 2003. Deere’s adoption of the SVA model was an important factor in this significant SVA improvement.

See “Committee Actions Related to Fiscal 2010” for changes related to MTI for fiscal 2010.

Long-Term Incentive (“LTI”)

The purpose of LTI is to reward the Named Executives for the creation of sustained shareholder value, encourage ownership of Deere stock, foster teamwork and retain and motivate high-caliber executives. We believe LTI aligns the interests of the Named Executives and our stockholders.

LTI awards consist of annual grants of market-priced stock options and RSUs under the John Deere Omnibus Equity and Incentive Plan (“Omnibus Plan”). The Omnibus Plan is periodically approved by our stockholders. The last such approval occurred at the February 2006 annual meeting. The Omnibus Plan will be considered for re-approval at the February 2010 annual meeting.

The Committee established LTI grants to the Named Executives based on the following criteria:

  level of responsibility;
  base salary;
  individual performance;
  current market practice;
  peer group data; and
  number of shares available under the Omnibus Plan.

The number of options or RSUs previously granted to or held by a Named Executive is not a factor in determining individual grants. Past awards were granted based on performance in prior years. As a result, potential accumulated wealth is not viewed as relevant in arriving at the current year LTI award.

Approval of LTI Target Awards
At the beginning of the fiscal year, after review and consideration of peer group data on target long-term incentives, the Committee approves a range of LTI factors that are a multiple of the base salaries for Named Executives. The following factors, unchanged since fiscal 2007, were approved for fiscal 2009:

LTI Award Factors:		Fiscal 2009
	Minimum	Target	Maximum
CEO	12.75x	17.375x	22x
Other Named Executives	6x	8.5x	11x

The Committee determines LTI awards at the first Committee meeting at the beginning of the fiscal year. The Committee has the discretion to increase or decrease a target LTI award within the approved range to distinguish an individual’s level of performance for the prior fiscal year, to deliver a particular LTI value, or to reflect other adjustments as the Committee feels necessary. For fiscal 2009, the Committee approved increases to certain Named Executives’ target LTI awards in recognition of their individual performance as illustrated in footnote (3) to the Fiscal 2009 Grants of Plan Based Awards Table. Given the uncertainties of the market at the time of the grant, the Committee approved a 10% reduction in the LTI award factor that had been recommended by the CEO. In the case of the CEO, the full Board approved a 10% reduction from a target award. See footnote (3) to Fiscal 2009 Grants of Plan-Based Awards table for LTI factors used to calculate the number of RSUs and options awarded to each Named Executive during fiscal 2009.

Consistent with prior years, the Committee approved the LTI award value to be delivered as approximately 50% in stock options and approximately 50% in RSUs, using a conversion ratio of options to RSUs of 3 to 1. At the time of approval, the Committee believed that the resulting LTI value was aligned with Deere’s peer group. See Fiscal 2009 Grants of Plan-Based Awards table and footnotes (3) and (4) to the table for more information on LTI awards delivered as well as terms of these awards. The accounting expense recognized during fiscal years 2007 through 2009 related to the LTI awards for the Named Executives is detailed in the Fiscal 2009 Summary Compensation Table under footnotes (2) and (3).

For fiscal 2009, the number of RSUs granted to the Named Executives represented 66% of all RSUs granted to eligible salaried employees and the number of stock options granted to Named Executives represented 14% of stock options granted to eligible salaried employees. These proportions are consistent with our philosophy that as Named Executives assume more responsibility, a larger portion of their incentive compensation should be focused on longer-term awards.

See “Committee Actions Related to Fiscal 2010” for changes related to LTI for fiscal 2010.

LTI Grant Practices
As has been the practice for more than 15 years, the Committee authorizes the annual LTI awards for all eligible employees on a single date each year. The grant date is seven calendar days after the first Board meeting of the fiscal year. This timing allows for stock price stabilization after the release of year-end financial results and Board meeting announcements. The grant price for LTI awards is the average of the high and low common stock price on the grant date as reported on the NYSE. We have used the average grant price methodology for more than 30 years. This grant price is also used to determine the number of RSUs and stock options to be granted.

Stock Ownership Guidelines
Stock ownership guidelines apply to Named Executives to encourage the retention of stock acquired through our various equity incentive plans. These guidelines are based on a multiple of each Named Executive’s base salary. The guidelines are five times base salary for the CEO and 3.5 times base salary for the other Named Executives. RSUs and any common stock held personally by the Named Executive are included in determining whether a Named Executive has achieved the applicable ownership guideline. The RSUs granted in fiscal 2008 and 2009 must be held until retirement or other permitted termination of employment. Stock options are not included in calculating whether the guidelines have been met. Once the guideline is achieved by the Named Executive, the number of shares held at that time becomes the fixed stock ownership requirement for the Named Executive for three years, even if base salary increases.

Review and Approval of Total Direct Compensation
The Committee believes each pay element is consistent with our compensation philosophy of paying for performance, supporting business strategies and paying competitively. The pay elements are designed to complement each other and reward the achievement of short-term and long-term objectives. The Compensation Committee believes that the allocation of the cash and equity components of TRS for the Named Executives strikes an appropriate balance between our objective of paying competitively to retain high-caliber executives and aligning Named Executive compensation with our long-term performance to create sustainable shareholder value.

The Committee believes that Deere’s executive compensation is not structured to promote inappropriate risk taking by our executives. The performance metrics for determining STI (OROA and ROE) and MTI (SVA) are based on worldwide, publicly reported metrics with only minor adjustments as described above. The metrics for STI are capped at a maximum level of OROA and ROE performance. Payouts under the MTI plan are capped at a maximum amount of accumulated SVA for the multi-year performance period. The Committee believes that executive compensation opportunities are competitive and, on that basis, not excessive. Stock ownership guidelines tie significant amounts of personal wealth to Deere’s long-term success. RSUs granted in December 2002 and 2007 through 2009 are required to be held until retirement. In addition, Deere has a Recoupment Policy which is described below. The stock ownership guidelines and policy, among other things, discourage excessive and unnecessary risk taking.

After review and consideration of our peer group data, the Committee reviews the combination of these elements when establishing compensation. The Committee intends that the combination of base salary, target STI and target LTI awards will result in compensation at market median. If the MTI goals are also met and above target STI goals are met, the Named Executives will receive upper quartile compensation as compared to our peer group. The Committee has evaluated the performance metrics associated with STI and MTI. The Committee believes that the achievement of these performance metrics will deliver upper quartile company performance as compared to our peer group and that compensation for the Named Executives is in line with our performance.

Although the Committee has the authority to decrease or eliminate the STI and/or MTI awards, the Committee did not do so for fiscal 2009. The Committee recognizes individual fulfillment of duties through adjustments to base salary and by awarding LTI within the approved ranges discussed above. The Committee reviews total direct compensation for each Named Executive and compares this compensation to the market position data of our peer group. This market position data takes into account the level of responsibility (including the level of sales volume) for the Named Executive’s operations.

Total direct compensation for the CEO is higher than other Named Executives due to the CEO’s breadth of executive and operating responsibilities for the entire global enterprise and is supported by a comparison to our peer group. We have a practice of rotating individuals among the executive officer positions. As described in the beginning of the “Executive Summary” section, a primary part of our strategy is aligned high-performance teamwork. A substantial portion of the evaluation of individual performance is a careful analysis of each Named Executive’s significant collaboration and contribution to the success of a high performing team. Thus, while the market data for each position is a factor in reviewing total direct compensation, individual fulfillment of duties, teamwork, development, time in position, experience and internal equity among Named Executives, other than the CEO, are also considered. The Committee does not target CEO compensation as a certain multiple of the compensation of the other Named Executives. The relationship between the CEO’s compensation and that of the other Named Executives is influenced by the absence of a chief operating officer in our organizational structure. For our former CEO, Mr. Lane, total direct compensation as compared to the other Named Executives’ total direct compensation is generally comparable to the average ratio for similarly structured companies in our peer group. For the current CEO, Mr. Allen, this ratio is low as a result of his recent appointment to the position.

The fiscal 2009 STI awards apply only to our performance in fiscal 2009. By contrast, the MTI award paid for fiscal 2009 is calculated based on our cumulative SVA performance over the most recent four-year performance period, i.e. fiscal years 2006 through 2009. As detailed in the foregoing section entitled “Mid-Term Incentive,” each fiscal year’s SVA performance is part of the MTI calculations for up to four consecutive performance periods. The SVA earned in fiscal 2009 will be included in the calculations for the four MTI performance periods ending in fiscal years 2009, 2010, 2011 and 2012.

During fiscal 2009, after reviewing current market practices and peer group data, the Compensation Committee made adjustments to certain components of executive compensation. For example, as described below in the section “Committee Actions Related to Fiscal 2010,” the Committee reduced the potential STI bonus payout in the corporate composite calculation by 20%. In addition, as described in the section “Approval of LTI Target Awards,” the Compensation Committee approved a 10% reduction in the LTI award factor for the Named Executives while the independent members of the Board approved the same reduction for the CEO. The Compensation Committee believes these changes are aligned with our compensation philosophy and peer group.

Limitations on Deductibility of Compensation
Section 162(m) of the IRC generally limits to $1 million the U.S. federal tax deductibility of compensation paid in one year to any employee. Performance-based compensation is not subject to the limits on deductibility of Section 162(m), provided such compensation meets certain requirements, including stockholder approval of material terms of compensation.

The Committee strives to provide Named Executives with compensation programs that will preserve the tax deductibility of compensation paid by Deere, to the extent reasonably practicable and to the extent consistent with Deere’s other compensation objectives. The Committee believes, however, that stockholder interests are best served by not restricting the Committee’s discretion and flexibility in structuring compensation programs, even though those programs may result in certain non-deductible compensation expenses.

Recoupment of Previously Paid Incentive Compensation
In November 2007, the Committee adopted the Executive Incentive Award Recoupment Policy (“Recoupment Policy”). The Recoupment Policy applies to the recoupment of incentive compensation paid to or deferred by certain executives (including the Named Executives) if certain conditions are met. This policy applies if the Named Executive engaged in misconduct that:

  contributed to the need for a restatement of all or a portion of Deere’s financial statements filed with the SEC; or
  contributed to inaccurate operating metrics being used to calculate incentive compensation.

Under the Recoupment Policy, if either of the above scenarios apply, there must also be a determination that the Named Executive’s incentive compensation would have been lower if the misconduct had not occurred.

Indirect Compensation Elements

Following is additional information about each indirect compensation element:

Perquisites
Various perquisites are offered to Named Executives that Deere and the Committee believe are reasonable to remain competitive. These perquisites constitute a small percentage of total compensation. The Committee conducts an annual review of the perquisites offered to the Named Executives. As part of this annual review, in May 2009, the Committee established a policy requiring Named Executives to fully reimburse Deere for security services effective for fiscal 2010. For more information on the perquisites provided and to whom they apply, see footnote (6) to the Fiscal 2009 Summary Compensation Table. In addition to the items listed in the aforementioned footnote, Named Executives, as well as other selected employees, are also provided with the following perquisites at no incremental cost: indoor parking, monitoring of home security systems and access to Deere-sponsored skyboxes at local venues for personal use when not needed for business purposes. Installation and maintenance costs of home security systems are the responsibility of each Named Executive.

In August 2006, the Board voted to require the CEO to use Deere aircraft for all business and personal travel, believing that the ability to travel safely and efficiently provides substantial benefits that justify the cost. Deere’s geographic location in the Midwest, outside of a major metropolitan area, makes personal and business travel cumbersome. Travelling by company aircraft for business and personal purposes allows the CEO to conduct business confidentially while travelling. Since the CEO travels extensively, inefficient travel is costly to Deere. Personal use of Deere’s aircraft by other Named Executives is minimal. Any personal travel by the Named Executives individually or accompanied by their family members on Deere aircraft must be approved by the CEO. The Committee has limited the CEO’s personal usage of company aircraft to approximately 100 hours.

Retirement Benefits

Pension Benefits
The Named Executives participate in the same range of pension benefits and are covered by the same plans (with the exception of the Officer Option discussed under the section “Pension Benefits” below) on the same plan terms provided to most qualifying U.S. salaried employees. We also maintain two additional defined benefit plans in which Named Executives may participate, the Senior Supplementary Pension Benefit Plan (the “Supplementary Plan”) and the John Deere Supplemental Benefit Plan (the “Supplemental Plan”).

The Supplementary Plan provides employees with the same benefit they would have received under the qualified plan but for the compensation limits imposed by the Internal Revenue Code and thereby avoids the relative disadvantage that participants would experience compared to other qualified plan participants. The Supplemental Plan is designed to reward career service at Deere above a specified grade level and utilizes a formula that takes into account only years of service above the specified grade level. We believe that the defined benefit plans serve as important retention tools, provide a level of competitive replacement income upon retirement, and reward long-term employment and service as an officer of Deere. For additional information, see the Fiscal 2009 Pension Benefits Table along with the accompanying narrative and footnotes.

We also maintain a tax-qualified defined contribution plan, the John Deere Savings and Investment Plan (“SIP”), that is available to the majority of U.S. employees, including the Named Executives. We make matching contributions on up to six percent of an employee’s pay to participant SIP accounts. The fiscal year corporate composite OROA of the STI Plan (see the “Performance Metrics for STI” section above) is used for determining the level of actual company match for the following calendar year. The following table illustrates the company match for calendar 2009, reported under the “All Other Compensation” column of the Fiscal 2009 Summary Compensation Table (stated as a percent of base salary):

Traditional	Contemporary	Contemporary
1% – 6%	First 2%	Next 4%
100%	300%	100%

Deferred Compensation Benefits
We also maintain certain deferred compensation plans that provide the Named Executives with a longer-term savings opportunity on a tax-efficient basis. All deferred compensation benefits are offered to attract, retain and motivate employees and are commonly offered by companies with whom we compete for talent. See the “Nonqualified Deferred Compensation” section below for more details.

Potential Payments upon Change in Control and Other Potential Post-Employment Payments

Potential Payments upon Change in Control
We have had change in control agreements in place since 2000. In August 2009, the Committee approved a Change in Control Severance Program (the “CIC Program”) to replace the existing change in control agreements. The adoption of the CIC Program and corresponding changes to existing terms occurred as a result of the Committee’s ongoing review of our executive compensation program and were approved after consultation and review with the Consultant. The principal changes introduced by the CIC Program are noted in the section “Committee Actions in Fiscal 2009” above.

The Committee believes that, as revised, the CIC Program continues to serve the following purposes:

  Encourage executives to act in the best interests of stockholders in evaluating a transaction that, without a change in control arrangement, could be personally detrimental;
  Keep executives focused on running the business in the face of real or rumored transactions;
  Protect the value of Deere by retaining key talent in the face of corporate changes;
  Protect the value of Deere after a change in control by including restrictive covenants (such as non-compete provisions) and a general release of claims in favor of Deere; and
  Aid in the attraction and retention of executives as a competitive practice.

For more information, see “Fiscal 2009 Potential Payments upon Change in Control” and corresponding tables.

Other Potential Post Employment Payments
Upon certain types of terminations of employment not related to a change in control, payments under various Deere policies and plans may be paid to Named Executives. These events and amounts are explained in the section below entitled “Fiscal 2009 Potential Payments upon Termination of Employment Other than Following a Change in Control.”

Committee Actions Related to Fiscal 2010

During fiscal 2009 and 2010, our management continues to take an in-depth look at our overall strategy, including positioning Deere for global growth. To that end, our compensation components may change to realign with our business objectives. In anticipation of this strategy review, the following decisions were approved by the Committee related to TRS for fiscal 2010:

STI Metrics

As mentioned above under “Committee Actions in Fiscal 2009”, the Committee approved the following revisions related to STI metrics for fiscal 2010:

1.	Aligned ROE goals based on debt-to-equity in the Credit Operations:

The credit crisis created a disruption of funding sources. The Credit Operations increased its cash positions to assure sufficient funds to meet customers’ future financing needs. This decision resulted in a lower debt-to-equity position, which aligns to lower ROE. The Committee approved the following ROE goals, which are benchmarked against other financial institutions categorized by SNL Financial as a bank, thrift, or specialty lender with greater than $1 billion in average assets in fiscal 2008.

Minimum	Target	Maximum
10.00%	10.93%	11.86%

2.	Recognized the combination of the former Agricultural Equipment Operations and former Commercial and Consumer Equipment Operations effective with the third quarter of fiscal 2009 as described above under “CEO and Business Changes in Fiscal 2009.” The metrics for these operations will be combined for fiscal 2010 as described below.

3.	Reduced potential STI bonus payout in the corporate composite calculation:

In fiscal 2009, the Agricultural Equipment Operations OROA was weighted at 40% and the Turf Operations was weighted 20%. Due to continued challenging business conditions, our management recommended, and the Committee approved, that the combined Agricultural and Turf Operations OROA be weighted at 40% rather than 60%. This weighting results in a reduction of corporate composite payout potential by 20%. We anticipate that fiscal 2010 will be a transition year with further evaluation of this metric for fiscal 2011. These changes impact the fiscal 2010 corporate composite for all STI eligible employees including the Named Executives as follows:

Division Metric	2010 Award Weighting
Agricultural and Turf Operations OROA	40%
Construction & Forestry Operations OROA	20%
Financial Services ROE	20%
No Metric with No Bonus Potential	20%

MTI Metrics

The Committee has re-considered the impact of four-year performance periods in light of the fluctuations in business conditions and current market practice. During fiscal 2010, the Committee intends to approve a three-year performance period starting in fiscal 2011 which would cover fiscal years 2011 through 2013. The Committee believes a three-year performance period will minimize the impact of the lag effect described above and better matches the timing of SVA accumulation and an MTI payout. Therefore, the Committee did not approve a four-year performance period starting in fiscal 2010, which would have covered fiscal years 2010 through 2013. This will provide a logical transition from a four-year to a three-year performance cycle.

LTI

The fiscal 2010 equity grant to Named Executives, which was approved by the Committee and awarded in December 2009, was based on the following criteria:

1.	In fiscal 2009, the number of shares were delivered in the form of 50% options and 50% RSUs. For fiscal 2010, the LTI value was delivered in the form of 75% options and 25% RSUs which better aligns our LTI mix of performance and time-based awards with our peer group.

2.	For the Named Executives, except for the CEO, the Committee approved a 10% reduction in the LTI award factor that had been recommended by the CEO. In the case of the CEO, the full Board approved a 10% reduction from a target award.

As a result of these decisions, the following awards were approved for delivery on December 9, 2009 (see “Compensation Decisions Relating to Two Former Executives” below for a discussion regarding Mr. Lane and Mr. Markley’s LTI award):

		All Other Stock	All Other Option	Exercise or		Closing
		Awards: Number of	Awards: Number of	Base Price of		Price on		Grant Date Fair Value
		Shares of Stock	Securities	Option		Grant		of Stock and Option
	Award	or Units	Underlying Options	Awards		Date		Awards
Name	Type	(#)	(#)	($ / Sh)		($)		($)
Samuel R. Allen	RSUs	XXX						$	XXX,XXX
	Options		XXX	$	XX.XX	$	XX.XX	$	XXX,XXX
	Totals	XXX	XXX					$	XXX,XXX
James M. Field	RSUs	XXX						$	XXX,XXX
	Options		XXX	$	XX.XX	$	XX.XX	$	XXX,XXX
	Totals	XXX	XXX					$	XXX,XXX
Michael J. Mack, Jr.	RSUs	XXX						$	XXX,XXX
	Options		XXX	$	XX.XX	$	XX.XX	$	XXX,XXX
	Totals	XXX	XXX					$	XXX,XXX
David C. Everitt	RSUs	XXX						$	XXX,XXX
	Options		XXX	$	XX.XX	$	XX.XX	$	XXX,XXX
	Totals	XXX	XXX					$	XXX,XXX
James A. Israel	RSUs	XXX						$	XXX,XXX
	Options		XXX	$	XX.XX	$	XX.XX	$	XXX,XXX
	Totals	XXX	XXX					$	XXX,XXX
James R. Jenkins	RSUs	XXX						$	XXX,XXX
	Options		XXX	$	XX.XX	$	XX.XX	$	XXX,XXX
	Totals	XXX	XXX					$	XXX,XXX

The Committee and management are reviewing current practices with respect to equity grants that occur in the year of an eligible participant’s retirement. The Committee intends to adopt guidelines in the future that will appropriately adjust any awards made within a twelve-month window prior to the date of retirement.

The Omnibus Plan that will be presented for approval at the February 2010 annual meeting, as described above in this Proxy Statement, includes a provision that for awards made on or after February 24, 2010 there must be both a Change in Control of Deere and a Qualifying Termination of Employment for the change in control acceleration provisions to apply.

The capitalized terms are defined above in the company’s proposal.

Compensation Decisions Relating to Two Former Executives

1.	As noted above, Mr. Lane served as our CEO through July 31, 2009 and continued as an employee of Deere through his retirement date of December 31, 2009. Mr. Lane also continues to serve as our Chairman until Februry 24, 2010. During the portion of fiscal 2010 during which he remained in employee status, Mr. Lane continued to be paid base salary at the annual rate of $1,518,800 and upon retirement received payment of $XX,XXX for accrued but unused vacation. The Committee designated Mr. Lane as an employee eligible for an STI award for fiscal 2010 with a target rate of 125% of base salary. Under the terms of the STI plan, Mr. Lane’s award for fiscal 2010, if any, will be calculated based on our performance in relation to the metrics noted above and will take into account only his salary for the portion of fiscal 2010 preceding his retirement. Under the terms of the MTI program, Mr. Lane will be entitled to receive the MTI payout, if any, for the four-year performance cycle ending with fiscal 2010.

In December 2009, the Board awarded Mr. Lane an LTI award based on the following considerations:

  Current contributions and responsibilities as Chairman of the Board;
  Efforts in ensuring a successful transition of leadership to Mr. Allen;

  Management of the succession planning process and the development of a senior management team prepared to continue strong leadership in the future;
  External acknowledgment of Mr. Lane and the company’s leadership in the following publications:
  “World’s Most Ethical Companies” – Ethisphere Institute
  “50 Most Admired Global Companies” – Fortune Magazine
  “Most Admired Companies – Industrial and Farm Equipment (2nd)” – Fortune Magazine
  “100 Best Corporate Citizens” – CRO Magazine
  “World’s Best CEO” – Barron’s Magazine
  “Global Top Companies for Leaders” – Fortune Magazine

Mr. Lane’s LTI award consisting of XXX RSUs had an aggregate value of $XXX on the date of grant using the stock price fair market value of $XXX. For Mr. Lane, this represents a significantly reduced award in comparison to an award calculated using the CEO target award factor. The RSUs awarded to Mr. Lane will settle after three years, reflecting Mr. Lane’s future contributions as an ongoing ambassador of Deere.

The change in the actuarial present value of Mr. Lane’s accumulated benefit from the start of fiscal 2010 through Mr. Lane’s retirement date under all defined benefit plans in which he participates was $464,008; see “Pension Benefits” below for a description of these plans. The aggregate [increase]/[decrease] during this period in the aggregate balance of all nonqualified deferred compensation plans in which Mr. Lane participates, as described below under the section “Nonqualified Deferred Compensation,” was $XXX. During this period, Mr. Lane also had other compensation of approximately $XXX attributable to financial planning services, medical exams and Deere’s contribution to defined contribution plans.

2.	Mr. Markley served as the Executive Vice President, Worldwide Parts and Global Supply Management until his last day in the office on August 28, 2009, but continued as an employee of Deere through his retirement date of December 31, 2009. During the portion of fiscal 2010 during which he remained in employee status, Mr. Markley continued to be paid base salary at the annual rate of $595,200 and upon retirement received payment of $XXX,XXX for accrued but unused vacation. The Committee designated Mr. Markley as an employee eligible for an STI award for fiscal 2010 with a target rate of 85% of base salary. Under the terms of the STI plan, Mr. Markley’s award for fiscal 2010, if any, will be based on our performance based on the metrics noted above and will take into account only his salary for the portion of fiscal 2010 preceding his retirement. Under the terms of the MTI program, Mr. Markley will be entitled to receive the MTI payout, if any, for the four-year performance cycle ending with fiscal 2010.

In December 2009 the Committee awarded Mr. Markley an LTI award consisting of XXX RSUs having an aggregate value of $XXX on the date of grant using the stock price fair market value of $XXX. The Committee made this award in recognition of his individual performance, strong leadership support on critical business initiatives, and his efforts in ensuring a smooth distribution of his executive responsibilities to other officers. The RSUs awarded to Mr. Markley will settle after three years and his stock options will vest in full upon his retirement.

The change in the actuarial present value of Mr. Markley’s accumulated benefit from the start of fiscal 2010 through Mr. Markley’s retirement date under all defined benefit plans in which he participates was $425,099; see “Pension Benefits” below for a description of these plans. The aggregate [increase]/[decrease] during this period in the aggregate balance of all nonqualified deferred compensation plans in which Mr. Markley participates, as described below under the section “Nonqualified Deferred Compensation,” was $XXX. During this period, Mr. Markley also had other compensation of approximately $XXX attributable to financial planning services, medical exams and Deere’s contribution to defined contribution plans.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed it with Deere’s management. Based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in Deere’s Proxy Statement.

Vance D. Coffman, Chair
Crandall C. Bowles
Clayton M. Jones
Richard B. Myers
David B. Speer

EXECUTIVE COMPENSATION TABLES

Fiscal 2009 Summary Compensation Table

We are required to include in the Fiscal 2009 Summary Compensation Table, any CEO and CFO serving for any part of the fiscal year, the next three highest paid executives, and any retired executive whose disclosure would otherwise have been required had the Named Executive been serving at the end of the fiscal year. Due to the organizational changes that occurred during fiscal 2009, as outlined in the CD&A, the compensation of eight Named Executives is reported in the Summary Compensation Table. Fiscal 2009 is the first year Messrs. Field and Jenkins met the criteria for inclusion. Therefore, only data for fiscal 2009 is included.

								Change in
								Pension Value
								and Nonqualified
							Non-Equity	Deferred
							Incentive Plan	Compensation	All Other
		Salary	Stock Awards		Option Awards		Compensation	Earnings	Compensation
	Fiscal	($)	($)		($)		($)	($)	($)	Total
Name & Position	Year	(1)	(2)		(3)		(4)	(5)	(6)	($)
Samuel R. Allen	2009	$795,965	$829,038	(7)	$818,914	(7)	$1,606,687	$1,337,240	$222,299	$5,610,143
President & Chief	2008	$578,205	$1,674,702	(7)	$1,512,588	(7)	$2,006,962	$225,881	$193,050	$6,191,388
Executive Officer	2007	$546,521	$821,824		$660,914		$1,877,143	$270,349	$154,444	$4,331,195
Robert W. Lane	2009	$1,512,779	$3,769,920	(7)	$3,723,837	(7)	$4,864,800	$6,817,402	$127,309	$20,816,047
Chairman	2008	$1,435,545	$3,933,231	(7)	$3,676,338	(7)	$6,930,421	$5,625,577	$442,490	$22,043,602
	2007	$1,306,280	$5,134,780	(7)	$4,181,359	(7)	$6,393,070	$3,106,847	$381,086	$20,503,422
James M. Field	2009	$492,321	$422,230		$401,849		$1,282,097	$281,811	$186,582	$3,066,890
Senior Vice President
Chief Financial Officer
Michael J. Mack, Jr.	2009	$582,821	$652,693		$611,370		$1,342,033	$656,147	$138,519	$3,983,583
President, WW Construction	2008	$543,367	$578,688		$525,045		$1,930,241	$57,187	$212,209	$3,846,738
& Forestry Operations	2007	$515,646	$452,041		$418,310		$1,834,698	$99,629	$136,316	$3,456,640
David C. Everitt	2009	$624,820	$829,474	(7)	$819,332	(7)	$1,378,309	$1,347,991	$22,178	$5,022,104
President, Agricultural	2008	$590,115	$889,344	(7)	$831,629	(7)	$2,008,179	$424,899	$72,152	$4,816,318
Equipment Operations	2007	$552,299	$1,135,859	(7)	$930,154	(7)	$1,885,089	$373,182	$49,321	$4,925,904
James A. Israel	2009	$460,863	$561,855	(7)	$555,011	(7)	$1,266,818	$909,991	$28,405	$3,782,943
President, Credit	2008	$438,950	$1,140,886	(7)	$1,036,048	(7)	$1,770,228	$80,737	$63,941	$4,530,790
James R. Jenkins	2009	$546,225	$698,923		$650,308		$1,324,864	$551,591	$145,041	$3,916,952
Senior Vice President
General Counsel
H. J. Markley (Retired)	2009	$592,842	$722,776	(7)	$713,964	(7)	$1,356,564	$1,402,404	$166,462	$4,955,012
Executive Vice President	2008	$564,654	$840,191	(7)	$784,823	(7)	$1,983,925	$505,855	$178,411	$4,857,859
WW Parts & Global	2007	$538,596	$1,130,183	(7)	$920,476	(7)	$1,880,550	$377,903	$156,934	$5,004,642
Supply Mgmt

(1)	Includes amounts deferred by the Named Executive under the John Deere Voluntary Deferred Compensation Plan. For salary amounts deferred in fiscal 2009, see amounts listed in the first column of the Fiscal 2009 Deferred Compensation Table corresponding with “Deferred Plan.”

(2)	Represents the amount recognized for financial statement reporting purposes with respect to outstanding RSUs in accordance with GAAP. The assumptions made in valuing RSUs reported in this column are discussed in Note 24, “Stock Option and Restricted Stock Awards” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended October 31, 2009. See the Fiscal 2009 Grants of Plan-Based Awards table for the full fair value of RSUs granted in 2009. RSUs are valued using the full value grant price as of the grant date and this value does not correspond to the actual value that will be realized by the Named Executives. The RSUs included in this table vest after three years. RSUs granted in fiscal 2004-2007 must be held for at least five years from the grant date before they are converted to Deere common stock. The RSUs granted in fiscal 2008 and 2009 must be held until retirement or other permitted termination of employment. RSU grants are discussed in the “Long-Term Incentive” section of the CD&A under “Elements of Executive Compensation.” Except as described in footnote (7) below, the compensation cost of RSUs is recognized on a straight-line basis over the three-year vesting period. In accordance with SEC rules, the amounts shown exclude the potential impact of estimated forfeitures related to service-based vesting conditions.

(3)	Represents the amount recognized for financial statement reporting purposes with respect to outstanding option awards in accordance with GAAP. We use a binomial lattice option pricing model to calculate option value and this value does not correspond to the actual value that may be realized by the Named Executives. Except as described in footnote (7) below, the compensation cost of the stock options that vest is recognized on a straight-line basis over the three-year vesting period. The assumptions made in valuing option awards reported in this column and a more detailed discussion of the binomial lattice option pricing model are described in Note 24, “Stock Option and Restricted Stock Awards” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended October 31, 2009. See the Fiscal 2009 Grants of Plan- Based Awards table for the full fair value of options granted in 2009. Option grants are discussed in the “Long-Term Incentive” section of the CD&A under “Elements of Executive Compensation.”

(4)	Non-equity incentive plan compensation includes cash awards under the STI plan and the MTI plan. See the CD&A under “Elements of Executive Compensation” for a more detailed description of STI and MTI awards. Cash awards earned for the performance period ending in fiscal 2009 were paid to Named Executives on December 15, 2009, unless deferred under the Voluntary Deferred Compensation Plan.

The following table shows the awards earned under the STI and MTI plans:

		STI (a)				MTI (b)
				Actual		Target	Actual		Total Non-
		Target		Performance		Award as %	Performance		Equity Incentive
	Fiscal	Award as %		as % of	Award	of Median	as % of	Award	Plan
Name	Year	of Salary		Target	Amount	Salary	Target	Amount	Compensation
Samuel R. Allen	2009	85-125	% (c)	80%	$653,256	123%	200%	$953,431	$1,606,687
	2008	85%		200%	$982,949	123%	200%	$1,024,013	$2,006,962
	2007	70%		200%	$750,627	123%	200%	$1,126,516	$1,877,143
Robert W. Lane	2009	125%		80%	$1,512,779	160%	200%	$3,352,021	$4,864,800
	2008	125%		200%	$3,588,863	160%	200%	$3,341,558	$6,930,421
	2007	110%		200%	$2,873,816	160%	200%	$3,519,254	$6,393,070
James M. Field	2009	85%		80%	$328,666	123%	200%	$953,431	$1,282,097
Michael J. Mack, Jr.	2009	85%		80%	$388,602	123%	200%	$953,431	$1,342,033
	2008	85%		200%	$906,228	123%	200%	$1,024,013	$1,930,241
	2007	70%		200%	$708,182	123%	200%	$1,126,516	$1,834,698
David C. Everitt	2009	85%		80%	$424,878	123%	200%	$953,431	$1,378,309
	2008	85%		200%	$984,166	123%	200%	$1,024,013	$2,008,179
	2007	70%		200%	$758,573	123%	200%	$1,126,516	$1,885,089
James A. Israel	2009	85%		80%	$313,387	123%	200%	$953,431	$1,266,818
	2008	85%		200%	$746,215	123%	200%	$1,024,013	$1,770,228
James R. Jenkins	2009	85%		80%	$371,433	123%	200%	$953,431	$1,324,864
H. J. Markley	2009	85%		80%	$403,133	123%	200%	$953,431	$1,356,564
	2008	85%		200%	$959,912	123%	200%	$1,024,013	$1,983,925
	2007	70%		200%	$754,034	123%	200%	$1,126,516	$1,880,550

(a)	Based on actual Deere performance, as discussed in the CD&A under “Fiscal 2009 Performance Results for STI,” the Named Executives earned an STI award equal to 80% of their annual target bonus opportunity for fiscal 2009. An STI award equal to 200% of the annual target bonus opportunity was earned in fiscal 2008 and 2007.

	(b)	Based on actual Deere performance, as discussed in the CD&A under “Fiscal 2009 Performance Results for MTI,” the Named Executives earned an MTI award equal to 200% of the target opportunity. An MTI award equal to 200% of the target bonus opportunity was earned in fiscal 2008 and 2007. The award amount of MTI is determined, in part, by the number of eligible employees in the pool.

	(c)	During fiscal 2009, Mr. Allen’s STI target award rates varied as he transitioned from President, Worldwide Construction & Forestry Operations through May 31, 2009 to Chief Operating Officer through July 31, 2009 to Chief Executive Officer. The target rates for these positions were approved at the beginning of the fiscal year.

(5)	The following table shows the change in pension value and above-market earnings on nonqualified deferred compensation during the fiscal year. The footnotes below describe how the amounts were calculated.

			Nonqualified
			Deferred
		Change in	Compensation
		Pension Value	Earnings
Name	Fiscal Year	(a)	(b)	Total
Samuel R. Allen	2009	$1,328,039	$9,201	$1,337,240
	2008	$202,133	$23,748	$225,881
	2007	$242,969	$27,380	$270,349
Robert W. Lane	2009	$6,796,400	$21,002	$6,817,402
	2008	$5,547,750	$77,827	$5,625,577
	2007	$2,984,816	$122,031	$3,106,847
James M. Field	2009	$278,580	$3,231	$281,811
Michael J. Mack, Jr.	2009	$645,386	$10,761	$656,147
	2008	$45,128	$12,059	$57,187
	2007	$86,198	$13,431	$99,629
David C. Everitt	2009	$1,338,490	$9,501	$1,347,991
	2008	$401,728	$23,171	$424,899
	2007	$336,851	$36,331	$373,182
James A. Israel	2009	$904,264	$5,727	$909,991
	2008	$80,737	$—	$80,737
James R. Jenkins	2009	$544,771	$6,820	$551,591
H. J. Markley	2009	$1,382,032	$20,372	$1,402,404
	2008	$447,344	$58,511	$505,855
	2007	$323,046	$54,857	$377,903

(a)	Represents the change in the actuarial present value of each Named Executive’s accumulated benefit under all defined benefit plans from October 31, 2008 to October 31, 2009. The pension value calculations include the same assumptions as used in the U.S. pension plan valuations for financial reporting purposes. For more information on the assumptions, see footnote (4) under the Fiscal 2009 Pension Benefits Table.

(b)	Represents above-market earnings on compensation that is deferred by the Named Executives under our nonqualified deferred compensation plans. Above-market earnings represent the difference between the interest rate used to calculate earnings under the plan (prime rate plus 2%) and 120% of the applicable federal long-term rate prescribed by the IRC. See the Fiscal 2009 Deferred Compensation Table for additional information.

(6)	The following table provides details about each component of the “All Other Compensation” column in the Fiscal 2009 Summary Compensation Table.

									Company
		Personal							Contributions
		Use of							to Defined
		Company	Financial		Medical	Misc			Contribution	Total All
		Aircraft	Planning	Relocation	Exams	Perquisites	Tax Gross Ups		Plans	Other
Name	Year	(a)	(b)	(c)	(d)	(e)	(f)		(g)	Compensation
Samuel R. Allen	2009	$27,738	$9,983	$—	$3,086	$1,838	$1,763	(1)	$177,891	$222,299
	2008	$1,044	$6,207	$—	$3,037	$24,507	$25,099	(1)	$133,156	$193,050
	2007	$6,923	$5,823	$—	$—	$8,323	$9,419	(1),(4)	$123,956	$154,444
Robert W. Lane	2009	$91,509	$15,000	$—	$—	$4,300	$—		$16,500	$127,309
	2008	$401,732	$15,000	$—	$8,674	$1,584	$—		$15,500	$442,490
	2007	$324,825	$15,000	$—	$10,154	$9,900	$5,707	(4)	$15,500	$381,086
James M. Field	2009	$—	$1,575	$56,981	$1,143	$3,274	$3,829	(3)	$119,780	$186,582
Michael J. Mack, Jr.	2009	$—	$10,000	$—	$4,142	$1,578	$—		$122,799	$138,519
	2008	$30,701	$10,000	$—	$5,556	$22,490	$19,216	(1)	$124,246	$212,209
	2007	$4,548	$10,000	$—	$—	$8,868	$9,108	(4)	$103,792	$136,316
David C. Everitt	2009	$—	$—	$—	$2,723	$2,955	$—		$16,500	$22,178
	2008	$—	$—	$—	$3,433	$30,593	$22,626	(1)	$15,500	$72,152
	2007	$4,294	$5,000	$—	$2,374	$9,086	$13,067	(1),(4)	$15,500	$49,321
James A. Israel	2009	$—	$10,000	$—	$—	$1,905	$—		$16,500	$28,405
	2008	$—	$10,000	$—	$—	$20,113	$18,328	(1)	$15,500	$63,941
James R. Jenkins	2009	$—	$—	$—	$—	$1,980	$—		$143,061	$145,041
H. J. Markley	2009	$—	$10,000	$—	$—	$1,187	$—		$155,275	$166,462
	2008	$—	$10,000	$—	$—	$19,434	$16,612	(4)	$132,365	$178,411
	2007	$4,294	$10,000	$—	$—	$7,937	$7,690	(4)	$127,013	$156,934

(a)	Per IRS regulations, the Named Executives recognize imputed income on the personal use of Deere’s aircraft at rates established by the IRS. For SEC purposes, the cost of personal use of Deere’s aircraft is calculated based on the incremental cost to Deere. To determine the incremental cost, Deere calculates the variable costs for fuel on a per mile basis, plus any direct trip expenses such as on-board catering, landing/ramp fees and crew expenses. Fixed costs which do not change based on usage, such as pilot salaries, depreciation of aircraft and cost of maintenance are excluded. For amounts reported in fiscal 2008 and 2007, the cost per mile included maintenance costs. For Deere, the CEO’s personal usage of the company’s aircraft is about 1% of overall usage. Due to minimal personal usage of company aircraft, Deere has determined that maintenance should be excluded from the incremental cost calculation. If maintenance costs had been excluded in fiscal 2008 and 2007, the amounts reported for Mr. Lane would have been $184,360 and $146,758, respectively. For fiscal 2009, the combined personal usage of company aircraft for Messrs. Lane and Allen represents about 1% of overall aircraft usage and about 100 hours of travel.

(b)	This column contains amounts Deere paid for financial planning assistance on behalf of the Named Executives. The CEO may annually receive up to $15,000 of assistance and the other Named Executives may receive up to $10,000 annually.

(c)	This column contains amounts reimbursed for relocation.

(d)	This column contains the amounts Deere paid for annual medical exams for Named Executives.

(e)	Miscellaneous perquisites include other personal benefits received by the Named Executives including company-provided car washes in fiscal 2007 and 2008, participation in a staff retreat which included spouses in fiscal 2007, spouse attendance at a board meeting in fiscal 2008 and company events in fiscal 2009, and drive-by surveillance and response to security alarms of certain Named Executives’ residences by our Corporate Security Staff. Effective at the beginning of fiscal 2010, Named Executives are required to fully reimburse Deere for security services.

	(f)	Tax gross ups are provided when expenses are incurred for business purposes, but applicable tax rules result in imputed income to the employee. Tax gross ups for any Named Executive may include:

		(1)	Tax reimbursements on income imputed for spousal travel when required for business reasons. Starting in calendar 2009, tax gross ups for spousal travel were discontinued. Any amounts shown for fiscal 2009 occurred in November-December 2008;

		(2)	Tax reimbursements associated with overseas assignments. Our policy provides that an employee will not incur excess taxes for an overseas assignment. Accordingly, an employee’s taxes are equalized to ensure that additional out-of-pocket tax expenses are not incurred by an employee;

		(3)	Tax reimbursement for income imputed to the employee on reimbursed moving expenses; and

		(4)	Tax reimbursement on income imputed for staff retreats. Starting in calendar 2009, tax gross ups for staff retreats were discontinued.

	(g)	Deere makes contributions to the John Deere Savings and Investment Plan (“SIP”) for all employees. Deere also credits contributions to the Deere Defined Contribution Restoration Plan for all employees covered by the Contemporary Option under the tax-qualified pension plan. Messrs. Allen, Field, Mack, Jenkins and Markley are covered by the Contemporary Option.

(7)	The current year’s awards for Messrs. Allen, Lane, Everitt, Israel and Markley were fully expensed because they became eligible for retirement prior to fiscal 2009. This accounting treatment is required under GAAP for awards that are treated as vested at grant. Employees retain their awards upon retirement.

Fiscal 2009 Grants of Plan-Based Awards

The following table provides additional information regarding fiscal 2009 grants of RSU and stock option awards under the Omnibus Plan, and the potential range of awards that were approved in fiscal 2009 under STI and MTI for payout in future years. The footnotes below detail the performance period covered by these awards. These awards are further described in the CD&A under “Elements of Executive Compensation.”

							All Other	All Other
							Stock	Option
							Awards:	Awards:	Exercise
							Number of	Number of	or Base		Grant Date
				Estimated Future Payouts Under Non-			Shares of	Securities	Price of		Fair Value of
				Equity Incentive Plan Awards			Stock or	Underlying	Option	Closing	Stock and
				(2)			Units	Options	Awards	Price on	Option Awards
	Grant Date	Committee	Award	Threshold	Target	Maximum	(#)	(#)	($ / Sh)	Grant	($)
Name	(1)	Action Date	Type	($)	($)	($)	(3)	(4)	(5)	Date	(6)
Samuel R. Allen	12/9/2008	12/9/2008	STI	$408,285	$816,570	$1,633,141
	12/9/2008	12/9/2008	MTI (7)	$1,100	$2,710,145	$5,420,290
	12/17/2008	12/9/2008	RSUs				20,901				$829,038
	12/17/2008	12/9/2008	Options					62,704	$39.665	$40.38	$818,914
			Totals	$409,385	$3,526,715	$7,053,431	20,901	62,704			$1,647,952
Robert W. Lane	12/9/2008	12/9/2008	STI	$945,487	$1,890,974	$3,781,948
	12/9/2008	12/9/2008	MTI	$1,100	$2,710,145	$5,420,290
	12/17/2008	12/9/2008	RSUs				95,044				$3,769,920
	12/17/2008	12/9/2008	Options					285,133	$39.665	$40.38	$3,723,837
			Totals	$946,587	$4,601,119	$9,202,238	95,044	285,133			$7,493,757
James M. Field	12/9/2008	12/9/2008	STI	$205,417	$410,833	$821,666
	12/9/2008	12/9/2008	MTI	$400	$770,859	$1,541,718
	12/17/2008	12/9/2008	RSUs				14,059				$557,650
	12/17/2008	12/9/2008	Options					42,178	$39.665	$40.38	$550,845
			Totals	$205,817	$1,181,692	$2,363,384	14,059	42,178			$1,108,495
Michael J. Mack, Jr.	12/9/2008	12/9/2008	STI	$242,876	$485,752	$971,504
	12/9/2008	12/9/2008	MTI	$400	$770,859	$1,541,718
	12/17/2008	12/9/2008	RSUs				17,203				$682,357
	12/17/2008	12/9/2008	Options					51,610	$39.665	$40.38	$674,027
			Totals	$243,276	$1,256,611	$2,513,222	17,203	51,610			$1,356,384
David C. Everitt	12/9/2008	12/9/2008	STI	$265,549	$531,097	$1,062,194
	12/9/2008	12/9/2008	MTI	$400	$770,859	$1,541,718
	12/17/2008	12/9/2008	RSUs				20,912				$829,474
	12/17/2008	12/9/2008	Options					62,736	$39.665	$40.38	$819,332
			Totals	$265,949	$1,301,956	$2,603,912	20,912	62,736			$1,648,806
James A. Israel	12/9/2008	12/9/2008	STI	$195,867	$391,734	$783,467
	12/9/2008	12/9/2008	MTI	$400	$770,859	$1,541,718
	12/17/2008	12/9/2008	RSUs				14,165				$561,855
	12/17/2008	12/9/2008	Options					42,497	$39.665	$40.38	$555,011
			Totals	$196,267	$1,162,593	$2,325,185	14,165	42,497			$1,116,866
James R. Jenkins	12/9/2008	12/9/2008	STI	$232,146	$464,291	$928,583
	12/9/2008	12/9/2008	MTI	$400	$770,859	$1,541,718
	12/17/2008	12/9/2008	RSUs				16,788				$665,896
	12/17/2008	12/9/2008	Options					50,366	$39.665	$40.38	$657,780
			Totals	$232,546	$1,235,150	$2,470,301	16,788	50,366			$1,323,676
H. J. Markley	12/9/2008	12/9/2008	STI	$251,958	$503,916	$1,007,831
	12/9/2008	12/9/2008	MTI	$400	$770,859	$1,541,718
	12/17/2008	12/9/2008	RSUs				18,222				$722,776
	12/17/2008	12/9/2008	Options					54,668	$39.665	$40.38	$713,964
			Totals	$252,358	$1,274,775	$2,549,549	18,222	54,668			$1,436,740

(1)	For the non-equity incentive plan awards, the grant date is the date the Committee approved the range of the estimated potential future payouts for the performance periods noted under footnote (2) below. For equity awards, the grant date is seven calendar days after the first regularly scheduled Board meeting following the end of the fiscal year.

(2)	These columns show the range of potential payouts under the STI and MTI plans.

The performance period for STI in this table covers November 1, 2008 to October 31, 2009. For the range of awards approved by the Committee for fiscal 2009, see “Approval of STI Rates” in the CD&A. For actual performance between minimum, target and maximum, the STI award earned is prorated on a straight-line basis.

The range of MTI awards covers the four-year performance period beginning fiscal 2009, which started on November 1, 2008, and will end on October 31, 2012. For the range of awards approved by the Committee for fiscal 2009, see “Approval of MTI Rates” in the CD&A. No awards will be paid unless Deere generates at least $1 million of SVA for a performance period. The mid-range MTI award will be earned if $2.85 billion of SVA is generated and the maximum MTI award will be earned if $5.7 billion or more of SVA is generated during the performance period. The amounts in the table represent potential MTI awards assuming no change in the number of MTI participants and no change in the Named Executives’ salaries. The actual MTI awards will depend upon the following factors during the relevant performance period:

  Deere’s actual performance;
  the actual number of participants sharing in the SVA allocated to the MTI participants for the relevant performance period;
  the median of the Named Executive’s salary grade as of September 30 in year three of the four-year performance period; and
  the MTI rates approved by the Committee.

(3)	Represents the number of RSUs granted in December 2008. RSUs will vest three years after the grant date, but must be held until retirement or other permitted termination of employment before they are settled in Deere common stock. As discussed above, for the Named Executives, except for the CEO, the Committee approved a 10% reduction in the LTI award factor that had been recommended by the CEO. In the case of the CEO, the full Board approved a 10% reduction from a target award. The Committee approved adjustments to LTI awards to recognize individual performance. The accounting expense recognized by Deere for these awards during fiscal 2009 is included in the “Stock Awards” column of the Fiscal 2009 Summary Compensation Table. Prior to settlement, each RSU entitles the individual to receive payments from Deere equal to any quarterly dividends that Deere pays on one share of its common stock. Dividend equivalents are paid in cash at the same time as dividends are paid on Deere’s common stock. The following table calculates the number of RSUs and stock options awarded:

	Samuel R. Allen	Robert W. Lane	James M. Field	Michael J. Mack, Jr.	David C. Everitt	James A. Israel	James R. Jenkins	H.J. Markley
Base Salary, as of 30
September 2008	$581,796	$1,446,504	$424,896	$535,200	$582,096	$440,700	$522,300	$566,904
x LTI Factor	9.5	17.375	8.75	8.5	9.5	8.5	8.5	8.5
÷ Grant Price	$39.665	$39.665	$39.665	$39.665	$39.665	$39.665	$39.665	$39.665
Number of shares	139,343	633,631	93,730	114,690	139,415	94,439	111,926	121,484
Number of shares with
10% reduction	125,409	570,268	84,357	103,221	125,474	84,995	100,733	109,336

x Rate of RSUs to be
delivered	50%	50%	50%	50%	50%	50%	50%	50%
÷ Conversion Rate	3	3	3	3	3	3	3	3
Number of delivered RSUs	20,901	95,044	14,059	17,203	20,912	14,165	16,788	18,222
Fair market value of Deere
stock on award date	$39.665	$39.665	$39.665	$39.665	$39.665	$39.665	$39.665	$39.665
Grant Date Fair Value-RSUs	$829,038	$3,769,920	$557,650	$682,357	$829,474	$561,855	$665,896	$722,776

x Rate of stock options to be
delivered	50%	50%	50%	50%	50%	50%	50%	50%
Number of delivered stock
options	62,704	285,133	42,178	51,610	62,736	42,497	50,366	54,668
Fair value of options (see
footnote (6))	$13.06	$13.06	$13.06	$13.06	$13.06	$13.06	$13.06	$13.06
Grant Date Fair Value-
Options	$818,914	$3,723,837	$550,845	$674,027	$819,332	$555,011	$657,780	$713,964

(4)	Represents the number of options granted during fiscal 2009 in December 2008. See footnote (3) above for a calculation of the number of options awarded. These options vest in approximately three equal installments on the first, second and third anniversaries of the grant date. The accounting expense recognized by Deere for these awards during fiscal 2009 is included in the Fiscal 2009 Summary Compensation Table, under the column “Option Awards.”

(5)	The exercise price is the average of the high and low price of Deere common stock on the NYSE on the grant date.

(6)	Represents the full grant date fair value of RSUs and options granted to the Named Executives in fiscal 2009 valued under GAAP. Generally, the full value is the amount that Deere would expense in its financial statements over the award’s vesting period and does not correspond to the actual value that may be realized by the Named Executives. For RSUs, fair value is the market value of the underlying stock on the grant date (which is the same as the exercise price in column (5) for stock options). For options, the fair value on the grant date was $13.06, which was calculated using the binomial lattice option pricing model. For additional information on the valuation assumptions, refer to Note 24, “Stock Option and Restricted Stock Awards” of Deere’s consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended October 31, 2009.

(7)	The amounts reported for Mr. Allen reflect his status as CEO as of October 31, 2009 using the same pay assumptions as the former CEO.

Outstanding Equity Awards at Fiscal 2009 Year-End

The following table itemizes outstanding options and RSUs held by the Named Executives as of October 31, 2009.

		Option Awards						Stock Awards
		Number of	Number of					Number
		Securities	Securities					of Shares	Market Value
		Underlying	Underlying	Total Number				or Units of	of Shares or
		Unexercised	Unexercised	of Securities		Market Value		Stock That	Units of Stock
		Options	Options	Underlying	Option	of Unexercised	Option	Have Not	That Have Not
		Exercisable	Unexercisable	Unexercised	Exercise	Options	Expiration	Vested	Vested
		(#)	(#)	Options	Price	($)	Date	(#)	($)
Name	Grant Date	(1)	(1)	(#)	($)	(2)	(3)	(4)	(5)
Samuel R. Allen	7-Dec-05	19,922	—	19,922	$34.44	$221,333	7-Dec-15		$—
	6-Dec-06	16,337	16,034	32,371	$48.38	$—	6-Dec-16	16,194	$737,637
	5-Dec-07	9,794	19,014	28,808	$88.82	$—	5-Dec-17	9,603	$437,417
	17-Dec-08		62,704	62,704	$39.67	$369,013	17-Dec-18	20,901	$952,041
		46,053	97,752	143,805		$590,346		46,698	$2,127,095
Robert W. Lane	10-Dec-03	190,512		190,512	$30.82	$2,806,242	10-Dec-13
	8-Dec-04	320,000		320,000	$34.69	$3,476,800	8-Dec-14		$—
	7-Dec-05	300,100		300,100	$34.44	$3,334,111	7-Dec-15		$—
	6-Dec-06	145,639	71,733	217,372	$48.38	$—	6-Dec-16	72,456	$3,300,371
	5-Dec-07	43,730	84,889	128,619	$88.82	$—	5-Dec-17	42,873	$1,952,865
	17-Dec-08		285,133	285,133	$39.67	$1,678,008	17-Dec-18	95,044	$4,329,254
		999,981	441,755	1,441,736		$11,295,161		210,373	$9,582,490
James M. Field	10-Dec-03	34,536		34,536	$30.82	$508,715	10-Dec-13	—	$—
	8-Dec-04	26,798		26,798	$34.69	$291,160	8-Dec-14		$—
	7-Dec-05	17,086		17,086	$34.44	$189,825	7-Dec-15		$—
	6-Dec-06	8,964	4,416	13,380	$48.38	$—	6-Dec-16	4,460	$203,153
	5-Dec-07	6,011	11,669	17,680	$88.82	$—	5-Dec-17	5,893	$268,426
	17-Dec-08		42,178	42,178	$39.67	$248,218	17-Dec-18	14,059	$640,387
		93,395	58,263	151,658		$1,237,918		24,412	$1,111,966
Michael J. Mack, Jr.	7-Dec-05	13,678	—	13,678	$34.44	$151,963	7-Dec-15		$—
	6-Dec-06	23,722	11,684	35,406	$48.38	$—	6-Dec-16	11,802	$537,581
	5-Dec-07	8,291	16,097	24,388	$88.82	$—	5-Dec-17	8,129	$370,276
	17-Dec-08		51,610	51,610	$39.67	$303,725	17-Dec-18	17,203	$783,597
		45,691	79,391	125,082		$455,688		37,134	$1,691,454
David C. Everitt	7-Dec-05	20,310	—	20,310	$34.44	$225,644	7-Dec-15		$—
	6-Dec-06	15,905	15,905	31,810	$48.38	$—	6-Dec-16	16,064	$731,715
	5-Dec-07	9,890	19,201	29,091	$88.82	$—	5-Dec-17	9,697	$441,698
	17-Dec-08		62,736	62,736	$39.67	$369,201	17-Dec-18	20,912	$952,542
		46,105	97,842	143,947		$594,845		46,673	$2,125,955
James A. Israel	7-Dec-05	12,948		12,948	$34.44	$143,852	7-Dec-15		$—
	6-Dec-06	22,458	11,062	33,520	$48.38	$—	6-Dec-16	11,172	$508,885
	5-Dec-07	6,827	13,255	20,082	$88.82	$—	5-Dec-17	6,694	$304,912
	17-Dec-08		42,497	42,497	$39.67	$250,095	17-Dec-18	14,165	$645,216
		42,233	66,814	109,047		$393,947		32,031	$1,459,013
James R. Jenkins	10-Dec-03	12,000		12,000	$30.82	$176,760	10-Dec-13		$—
	8-Dec-04	40,000		40,000	$34.69	$434,600	8-Dec-14		$—
	7-Dec-05	39,660		39,660	$34.44	$440,623	7-Dec-15		$—
	6-Dec-06	30,096	14,824	44,920	$48.38	$—	6-Dec-16	14,972	$681,975
	5-Dec-07	8,092	15,708	23,800	$88.82	$—	5-Dec-17	7,933	$361,348
	17-Dec-08		50,366	50,366	$39.67	$296,404	17-Dec-18	16,788	$764,693
		129,848	80,898	210,746		$1,348,387		39,693	$1,808,016
H. J. Markley	7-Dec-05	20,526	—	20,526	$34.44	$228,044	7-Dec-15		$—
	6-Dec-06	15,198	15,198	30,396	$48.38	$—	6-Dec-16	15,350	$699,193
	5-Dec-07	9,300	18,053	27,353	$88.82	$—	5-Dec-17	9,117	$415,279
	17-Dec-08		54,668	54,668	$39.67	$321,721	17-Dec-18	18,222	$830,012
		45,024	87,919	132,943		$549,765		42,689	$1,944,484

(1)	Options generally become vested and exercisable in approximately three equal installments on the first, second and third anniversaries of the grant date.

(2)	The amount shown represents the number of options that have not been exercised (vested and unvested) multiplied by the difference between the closing price for Deere common stock on the NYSE on October 31, 2009, which was $45.55, and the option exercise price. No value is shown for “underwater” options.

(3)	Options expire ten years from the grant date.

(4)	RSUs generally vest three years from the grant date. RSUs granted in fiscal 2009 and 2008 must be held until retirement or other permitted termination of employment before they are settled in Deere common stock. RSUs granted in fiscal years 2007 must be held for at least five years from the grant date. RSUs that have vested, but have not been settled in Deere common stock are included on the Fiscal 2009 Deferred Compensation Table.

(5)	The amount shown represents the number of RSUs that have not vested multiplied by the closing price for Deere common stock on the NYSE on October 31, 2009, which was $45.55.

Fiscal 2009 Option Exercises and Stock Vested

The following table provides information regarding option exercises and vesting of RSUs for each Named Executive during fiscal 2009. These options and stock awards were granted in prior fiscal years and are not related to performance in fiscal 2009.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares
	Acquired on	Realized on	Acquired on	Value Realized
	Exercise	Exercise	Vesting	on Vesting
	(#)	($)	(#)	($)
Name	(1)	(2)	(3)	(4)
Samuel R. Allen	—	$—	20,120	$744,641
Robert W. Lane	—	$—	100,032	$3,702,184
James M. Field	—	$—	5,694	$210,735
Michael J. Mack, Jr.	—	$—	13,814	$511,256
David C. Everitt	—	$—	20,512	$759,149
James A. Israel	—	$—	13,078	$484,017
James R. Jenkins	6,000	$99,420	20,030	$741,310
H. J. Markley	—	$—	20,730	$767,217

(1)	Represents the total number of shares which were exercised before any withholding of shares to pay the exercise price and taxes.

(2)	Value realized on exercise is based on the closing price of Deere common stock on the NYSE upon exercise minus the exercise price.

The following table details the grant date, number of shares, and value realized for each option exercised.

Number of Shares
		Acquired on	Value Realized
		Exercise	on Exercise
Name	Grant Date	(#)	($)
James R. Jenkins	10-Dec-03	6,000	$99,420

(3)	Represents the number of RSUs that vested during fiscal 2009. These RSUs were granted in December 2005 and vested on December 8, 2008. Although they are vested, these RSUs will not be settled in Deere common stock until December 2010, when the five-year holding period expires.

(4)	Represents the number of RSUs vested multiplied by the closing price ($37.01) of Deere common stock on the NYSE as of the vesting date.

Pension Benefits

The Named Executives are eligible to participate in pension plans that provide benefits based on years of service and pay. Pension benefits are provided under a qualified defined benefit pension plan called the John Deere Pension Plan for Salaried Employees (the “Salaried Plan”) and two nonqualified pension plans called the Senior Supplementary Pension Benefit Plan (the “Supplementary Plan”) and the John Deere Supplemental Pension Benefit Plan (the “Supplemental Plan”).

In 1996, we introduced a new pension option under the Salaried Plan known as the “Contemporary Option.” At that time, participants were given the choice between remaining in the existing Salaried Plan option known as the “Traditional Option” or choosing the new Contemporary Option. New employees hired after 1996 automatically participate in the Contemporary Option.

Salaried Plan
The Salaried Plan is a qualified plan subject to certain IRC limitations on benefits and is subject to the Employee Retirement Income Security Act. Deere makes contributions to, and benefits are paid from, a tax-exempt pension trust. The two pension options, Traditional and Contemporary, provided by the Salaried Plan can be summarized as follows:

Traditional Option
The Traditional Option pension benefit is based on a formula that calculates a retirement benefit using service credit, “Final Average Pay” as defined below, and a multiplier. Generally, Final Average Pay is the participant’s aggregate salary (up to IRC limits) for the last 60 months prior to retirement divided by 60, unless the last 60 months is not the participant’s highest earnings. In that case, the Final Average Pay would be calculated using the participant’s five highest consecutive anniversary years of earnings.

The formula for calculating monthly pension benefits under the qualified Traditional Option is:

Final Average Pay (up to IRC limits)

x Years of Service

x 1.5%

Eligibility to retire with unreduced pension benefits under the Traditional Option is based on age and years of service. Participants who are age 60 with ten or more years of service, or who are age 65 with five or more years of service, receive unreduced pension benefits.

Under the Traditional Option, early retirement eligibility occurs upon the earlier of:

1)	having 30 years of service;
2)	the sum of the participant’s years of service and age equaling 80 or more; or
3)	reaching age 60 or more with ten years of service.

Pension amounts are reduced 4% for each year that retirement benefits are received before age 60. Named Executives who are eligible to retire early under the Traditional Option are Messrs. Lane, Everitt and Israel.

Contemporary Option
Under the Contemporary Option, “Career Average Pay” replaces Final Average Pay in computing retirement benefits. Career Average Pay is calculated using salary plus STI (up to IRC limits). For participants electing the Contemporary Option, the transition to Career Average Pay includes salary and STI awards from 1992 through 1997 plus all subsequent salary and STI award payments until retirement. For salaried employees participating in this option, Deere makes enhanced contributions to the employee’s 401(k) retirement savings account.

The formula for calculating benefits under the qualified Contemporary Option is:

Career Average Pay (up to IRC limits)

x Years of Service

x 1.5%

Eligibility to retire with unreduced benefits under the Contemporary Option occurs at age 67 for all employees hired after 1996. For employees hired before 1997, the eligibility age for retiring with unreduced benefits is based on years of service as of January 1, 1997 and ranges from ages 60 to 67.

For employees hired before 1997 who were not eligible to retire on January 1, 1997, and employees hired after 1996, early retirement eligibility under the Contemporary Option is the earlier of:

1)	age 55 with ten or more years of service; or
2)	age 65 with five or more years of service.

Pension payments are reduced 4% for each year the employee is younger than the unreduced benefits age at retirement. Messrs. Allen and Markley are the only Named Executives currently eligible to retire under the Contemporary Option.

Supplementary Plan
The Supplementary Plan is an unfunded, nonqualified excess defined benefit plan, which provides additional pension benefits in a comparable amount to those benefits that the participant would have received under the Salaried Plan in the absence of IRC limitations. Benefit payments for the Supplementary Plan are made from the assets of Deere.

The formula used to calculate the benefit payable under the Supplementary Plan is the same as that used under the Salaried Plan, except that eligible earnings include only amounts above IRC qualified plan limits.

Supplemental Plan
The Supplemental Plan is an unfunded, nonqualified supplemental retirement plan for certain executives, including all Named Executives. There also is a specified list of officers who, as of November 1, 1996, are eligible for the Officer Option under the Supplemental Plan. Benefit payments for the Supplemental Plan are made from the assets of Deere.

The formulas for calculating benefits under the Supplemental Plan for each pension option can be summarized as follows:

Contemporary Option
      Career Average Pay

      x Years of Service as grade 13 and above beginning 1 January 1997

      x 0.5%

Traditional Option
The Supplemental Plan benefit under the Traditional Option is derived by subtracting the value of the Traditional Option (Salaried Plan plus Supplementary Plan) from the value of the Contemporary Option (Salaried Plan, Supplementary Plan plus Supplemental Plan) had it been chosen. If this amount is positive, the Named Executive will receive this additional amount as a Supplemental Plan benefit.

Officer Option
The Officer Option was closed to new entrants in 1996. Mr. Lane is the only remaining active employee eligible for the Officer Option. The Officer Option is available to Mr. Lane only if he retires after age 60. Mr. Lane turned 60 in November 2009 and retired on December 31, 2009. Generally, the benefit consists of an additional one-half percent of pension eligible earnings for the number of years the participant served as an officer of Deere.

The formula for the Officer Option is as follows:

Officer Average Pay (as defined below)

x Years of Service as a non-officer

x 1.5%

      plus

Officer Average Pay

x Years of Service as an officer

x 2.0%

      less

Traditional Option benefit (Salaried Plan plus Supplementary Plan)

Officer Average Pay consists of the average of the highest five years of salary (not necessarily consecutive) of the last ten years of service, plus the higher of the target or actual STI awards received.

Fiscal 2009 Pension Benefits Table

			Number of	Present
		Assumed	Years of	Value of
		Retirement	Credited	Accumulated	Annual
		Age	Service	Benefit	Benefits
	Plan Name	(#)	(#)	($)	($)
Name	(1)	(2)	(3)	(4)	(5)
Samuel R. Allen	Salaried Plan	63	34.4	$785,546	$89,593
Contemporary Option	Supplementary Plan	63	34.4	$2,234,853	$222,450
	Supplemental Plan	63	12.8	$368,458	$38,785
	Total			$3,388,857	$350,828
Robert W. Lane	Salaried Plan	60	27.8	$1,194,029	$91,015
Traditional Option	Supplementary Plan	60	27.8	$6,905,529	$453,828
with Officer Option	Supplemental Plan	60	13.8	$21,156,152	$1,390,372
	Total			$29,255,710	$1,935,215
James M. Field	Salaried Plan	65	15.5	$154,021	$36,293
Contemporary Option	Supplementary Plan	65	15.5	$212,066	$43,734
	Supplemental Plan	65	10.7	$89,018	$18,358
	Total			$455,105	$98,385
Michael J. Mack Jr.	Salaried Plan	65	23.3	$358,413	$58,182
Contemporary Option	Supplementary Plan	65	23.3	$764,589	$109,072
	Supplemental Plan	65	12.8	$208,086	$30,664
	Total			$1,331,088	$197,918
David C. Everitt	Salaried Plan	60	34.4	$1,283,359	$112,543
Traditional Option	Supplementary Plan	60	34.4	$2,190,313	$165,297
	Supplemental Plan	63	12.8	$615,114	$61,948
	Total			$4,088,786	$339,788
James A. Israel	Salaried Plan	60	30.8	$930,549	$100,825
Traditional Option	Supplementary Plan	60	30.8	$890,419	$83,081
	Supplemental Plan	64	12.8	$330,180	$44,310
	Total			$2,151,148	$228,216
James R. Jenkins	Salaried Plan	65	9.7	$298,928	$27,462
Contemporary Option	Supplementary Plan	65	9.7	$1,209,670	$97,261
	Supplemental Plan	65	9.7	$517,071	$41,574
	Total			$2,025,669	$166,297
H. J. Markley	Salaried Plan	63	35.3	$989,270	$94,832
Contemporary Option	Supplementary Plan	63	35.3	$3,285,473	$274,866
	Supplemental Plan	63	12.8	$505,249	$44,759
	Total			$4,779,992	$414,457

(1)	Benefits are provided under the Salaried Plan, the Supplementary Plan and the Supplemental Plan as described in the narrative preceding the table.

(2)	The assumed retirement age is the earliest age at which the Named Executive could retire without any benefit reduction due to age or normal retirement age, if earlier.

(3)	Years and months of service credit under each plan as of October 31, 2009. The years of credited service are equal to years of service with Deere for the Salaried and Supplementary Plan. Service credit under the Supplemental Plan, with the exception of the Officer Option, is based on service as a grade 13 or above, beginning January 1, 1997. For the Officer Option, service is based on time as an officer eligible for this plan.

(4)	The actuarial present value of the accumulated benefit is shown as of October 31, 2009, and is provided as a straight-life annuity for the qualified pension plan and a lump sum for nonqualified pension plan benefits. Pension benefits are not reduced for any social security benefits or other offset amounts that the Named Executive may receive.

An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. Actual benefit present values will vary from these estimates depending on many factors, including a Named Executive’s actual retirement age.

The following assumptions were used to calculate the present value of the accumulated benefit. References to the assumptions used in fiscal 2008 and 2007 are included below because the change in the accumulated benefit between fiscal years is included in the Fiscal 2009 Summary Compensation Table under the column “Change in Pension Value”:

  Each of the Named Executives continues as an executive until the earliest age at which he could retire without any benefit reduction due to age or normal retirement age, whichever is earlier, as defined in the Salaried Plan;
  Present value amounts were determined based on the financial accounting discount rate for U.S. pension plans of 5.45% for fiscal 2009, 8.35% for fiscal 2008 and 6.30% for fiscal 2007;
  Benefits subject to a lump sum distribution were determined using an interest rate of 4.19% for fiscal 2009, 4.27% for fiscal 2008 and 4.80% for fiscal 2007;
  The mortality table used for the qualified plan was the RP2016 table for fiscal 2009, the RP2015 table for fiscal 2008, and RP2014 table for fiscal 2007 in each case as published by the IRS;
  The mortality table used for the nonqualified plans for lump sum payments for fiscal 2009 was the RP2016 table, for fiscal 2008 was the RP2015 table, and for fiscal 2007 was the 94GAR table in each case as published by IRS; and
  Pensionable earnings is calculated for each fiscal year just completed using base pay as an estimate (3.5% over the prior year) with no future increase and the STI bonus as an estimate at target. Pensionable earnings for prior years is calculated based on actual base pay and actual STI earned for prior years.

(5)	Represents the estimated annual benefit amounts under each plan.

Nonqualified Deferred Compensation

The Fiscal 2009 Deferred Compensation Table below shows information about three programs:

1)	the John Deere Voluntary Deferred Compensation Plan (“Deferred Plan”), a nonqualified deferred compensation plan;
2)	the John Deere Defined Contribution Restoration Plan (“DCRP”), a nonqualified savings plan; and
3)	deferred RSUs.

Deferred Plan
Under the Deferred Plan, through fiscal 2008, Named Executives could defer any part (in 5% increments up to 95%) of their cash compensation, which includes salary, STI and MTI. For deferrals elected for fiscal 2009, up to 70% of salary may be deferred and STI and MTI awards may be deferred up to 95%. On the first day of each calendar quarter, the balance in the accounts under the Deferred Plan is credited with interest at the prime rate (as determined by the Federal Reserve Statistical Release for the prior month) plus 2%, as of the last day of the preceding quarter. For fiscal 2009, the rates paid ranged between 5.25% and 6.0%. For deferrals made after 2009, the deferred amounts will earn interest based on the Moody’s “A” rated Corporate Bond Rate.

An election to defer salary must be made prior to the beginning of the calendar year in which deferral occurs. An election to defer STI must be made prior to the beginning of the fiscal year upon which the award is based. An election to defer MTI must be made prior to the close of the fiscal year preceding the calendar year of payment. Participants may elect to receive the deferred funds in a lump sum or in equal annual installments not to exceed ten years. Distribution must be completed within ten years following retirement. All deferral elections and associated distribution schedules are irrevocable. This plan is unfunded and participant accounts are at risk in the event of the company’s bankruptcy.

DCRP
The DCRP is designed to allow executives participating in our Contemporary Option to defer employee contributions and receive employer matching contributions on up to 6% of eligible earnings that are otherwise limited by the IRC. For DCRP purposes, eligible earnings include salary, STI and commission compensation. None of the Named Executives receive commission compensation. The 401(k) deferral percentage selected by the employee in place each October 31st is used during the following calendar year to calculate the DCRP employee contribution. This plan is unfunded and participant accounts are at risk in the event of the company’s bankruptcy.

Two investment options are available under the DCRP: the prime rate, as determined by the Federal Reserve Statistical Release for the prior month, plus 2%; or a rate of return based on the S&P 500 Index for the prior month. Participants may choose either investment option for any portion of their account. Participants can change investment options each calendar year. During fiscal 2009, the annualized rates of return under the two options were as follows:

Earnings Under Investment Options
	Prime plus 2%	S&P 500 Index
November-08	6.60%	-244.69%
December-08	6.00%	-106.23%
January-09	5.66%	-7.45%
February-09	5.25%	-16.38%
March-09	5.25%	-83.67%
April-09	5.25%	-71.68%
May-09	5.25%	144.26%
June-09	5.25%	76.77%
July-09	5.25%	31.53%
August-09	5.25%	12.57%
September-09	5.25%	94.76%
October-09	5.25%	41.39%

Distribution options for participants eligible for retirement as of December 31, 2005, who made an election prior to December 31, 2005, consist of a single lump sum payment, a specified dollar amount each year, or decrementing withdrawals over a specified number of years. For all other participants, distribution options consist of a lump sum distribution one year following the date of separation, or, in the case of retirement, five annual installments, beginning one year following the retirement date.

Deferred RSUs
There are two scenarios under which deferred RSUs can appear in the following table:

  After RSUs are vested, generally three years from the grant date, they must be held for a restriction period as follows:
Grant Date	Date Vested	Restriction Period
December 2002	December 2005	Until retirement or no longer active employee
December 2004	December 2007	Five years (December 2009)
December 2005	December 2008	Five years (December 2010)

  For RSUs granted starting in December 2003, a Named Executive may elect deferral of settlement for a minimum of five years. If a deferral election is made, the RSUs will be settled in shares of Deere common stock five or more years after the originally scheduled conversion date.

The Deferred RSUs will not be settled in Deere common stock until either the election period or the restriction period expires.

Fiscal 2009 Deferred Compensation Table

				Aggregate
		Executive	Registrant	Earnings in	Aggregate	Aggregate
		Contributions	Contributions	Last Fiscal	Withdrawals /	Balance at Last
		in Last FY	in Last FY	Year	Distributions	FYE
		($)	($)	($)	($)	($)
Name	Plan	(1)	(2)	(3)	(4)	(5)
Samuel R. Allen	Deferred Plan	$—	$—	$—	$—	$—
	DCRP Plan	$90,235	$154,512	$61,305	$—	$1,242,212
	Deferred RSUs	$—	$744,641	$460,631	$938,680	$2,913,196
	Total	$90,235	$899,153	$521,936	$938,680	$4,155,408
Robert W. Lane	Deferred Plan	$—	$—	$173,905	$—	$3,307,751
	DCRP Plan	$—	$—	$—	$—	$—
	Deferred RSUs	$—	$3,702,184	$2,449,232	$5,601,800	$15,634,673
	Total	$—	$3,702,184	$2,623,137	$5,601,800	$18,942,424
James M. Field	Deferred Plan	$—	$—	$—	$—	$—
	DCRP Plan	$55,369	$96,335	$21,813	$—	$452,510
	Deferred RSUs	$—	$210,735	$98,577		$584,862
	Total	$55,369	$307,070	$120,390	$—	$1,037,372
Michael J. Mack, Jr.	Deferred Plan	$1,061,632	$—	$58,770	$—	$1,416,253
	DCRP Plan	$59,726	$99,543	$(12,920)	$—	$653,080
	Deferred RSUs	$—	$511,256	$177,234	$391,218	$1,063,228
	Total	$1,121,358	$610,799	$223,084	$391,218	$3,132,561
David C. Everitt	Deferred Plan	$502,045	$—	$71,803	$—	$1,506,860
	DCRP Plan	$—	$—	$—	$—	$—
	Deferred RSUs	$—	$759,149	$677,194		$4,205,723
	Total	$502,045	$759,149	$748,997	$—	$5,712,583
James A. Israel	Deferred Plan	$885,114	$—	$35,311	$—	$920,425
	DCRP Plan	$—	$—	$—	$—	$—
	Deferred RSUs	$—	$484,017	$172,401		$991,350
	Total	$885,114	$484,017	$207,712	$—	$1,911,775
James R. Jenkins	Deferred Plan	$—	$—	$—	$—	$—
	DCRP Plan	$69,336	$120,034	$(19,112)	$—	$962,481
	Deferred RSUs	$—	$741,310	$475,576	$938,680	$3,011,493
	Total	$69,336	$861,344	$456,464	$938,680	$3,973,974
H. J. Markley	Deferred Plan	$—	$—	$67,856	$—	$1,290,644
	DCRP Plan	$76,665	$131,920	$80,476	$—	$1,576,535
	Deferred RSUs	$—	$767,217	$515,452	$999,240	$3,271,674
	Total	$76,665	$899,137	$663,784	$999,240	$6,138,853

(1)	The amounts in this column represent employee compensation deferrals that are included on the Fiscal 2009 Summary Compensation Table under the “Salary” and “Non-Equity Incentive Plan Compensation” columns.

(2)	The amounts in this column associated with the DCRP Plan are included in Fiscal 2009 Summary Compensation Table under the “All Other Compensation” column and represent Deere’s contributions during the fiscal year. The amounts in this column associated with Deferred RSUs represent RSUs that vested in the current fiscal year, but have not been converted into Deere common stock. The amounts are equal to those reported in the Fiscal 2009 Option Exercises and Stock Vested table under the column “Value Realized on Vesting.”

(3)	For the Deferred Plan accounts, total earnings are calculated using the prime rate plus 2%. For the DCRP accounts, depending upon the investment choices made by the Named Executive, total earnings are calculated using the prime rate plus 2% or the change in market value of the S&P 500 Index for each month from October 31, 2008 to October 31, 2009. For rates of return, see “Earnings Under Investment Options” in the narrative preceding the Fiscal 2009 Deferred Compensation Table. For the Deferred RSUs accounts, the earnings represent the change in the intrinsic value of the RSUs. The following table shows the breakdown of total earnings on deferred compensation between above-market and at-market components.

		Earnings in Last Fiscal Year
		Above-Market	At Market	Aggregate
		($)	($)	Earnings
Name	Plan	(a)	(b)	($)
Samuel R. Allen	Deferred Plan	$—	$—	$—
	DCRP Plan	$9,201	$52,104	$61,305
	Deferred RSUs	$—	$460,631	$460,631
	Total	$9,201	$512,735	$521,936
Robert W. Lane	Deferred Plan	$21,002	$152,903	$173,905
	DCRP Plan	$—	$—	$—
	Deferred RSUs	$—	$2,449,232	$2,449,232
	Total	$21,002	$2,602,135	$2,623,137
James M. Field	Deferred Plan	$—	$—	$—
	DCRP Plan	$3,231	$18,582	$21,813
	Deferred RSUs	$—	$98,577	$98,577
	Total	$3,231	$117,159	$120,390
Michael J. Mack, Jr.	Deferred Plan	$8,852	$49,918	$58,770
	DCRP Plan	$1,909	$(14,829)	$(12,920)
	Deferred RSUs	$—	$177,234	$177,234
	Total	$10,761	$212,323	$223,084
David C. Everitt	Deferred Plan	$9,501	$62,302	$71,803
	DCRP Plan	$—	$—	$—
	Deferred RSUs	$—	$677,194	$677,194
	Total	$9,501	$739,496	$748,997
James A. Israel	Deferred Plan	$5,727	$29,584	$35,311
	DCRP Plan	$—	$—	$—
	Deferred RSUs	$—	$172,401	$172,401
	Total	$5,727	$201,985	$207,712
James R. Jenkins	Deferred Plan	$—	$—	$—
	DCRP Plan	$6,820	$(25,932)	$(19,112)
	Deferred RSUs	$—	$475,576	$475,576
	Total	$6,820	$449,644	$456,464
H. J. Markley	Deferred Plan	$8,195	$59,661	$67,856
	DCRP Plan	$12,177	$68,299	$80,476
	Deferred RSUs	$—	$515,452	$515,452
	Total	$20,372	$643,412	$663,784

	(a)	Represents above-market earnings on compensation that is deferred by the Named Executive under nonqualified deferred compensation plans. Above-market earnings represent the difference between the prime rate plus 2% and 120% of the applicable federal long-term rate prescribed by the IRC. The amounts in this column are included in the Fiscal 2009 Summary Compensation Table under the column “Nonqualified Deferred Compensation Earnings.”

	(b)	Represents earnings not considered to be above-market under the SEC rules on compensation deferred under our nonqualified deferred compensation plans. These amounts are not required to be included on the Fiscal 2009 Summary Compensation Table.

(4)	Represents the settlement of RSUs that were granted in December 2003. For employees who did not choose to defer settlement beyond the minimum restriction period, as stated above, these RSUs became unrestricted on December 10, 2008. These RSUs were settled using a stock price of $37.85 which was the average of the high and low price for Deere common stock on that date.

(5)	Of the aggregate balance, the following amounts were reported as compensation to the Named Executive in the Summary Compensation Table in prior years: Mr. Allen, $1,097,619; Mr. Lane, $1,828,126; Mr. Mack, $641,146; Mr. Everitt, $424,234; Mr. Israel, $250,560; and Mr. Markley, $185,991.

Fiscal 2009 Potential Payments upon Change in Control

Consistent with the previous change in control agreements, the CIC Program retains our “double trigger” approach, under which participants will receive severance benefits only if both a change in control and qualifying termination occur. A “qualifying termination” is either:

  Deere’s termination of an executive’s employment within the six months preceding or within 24 months following a change in control for reasons other than termination for death, disability or “cause” (defined as an executive’s willful and continued nonperformance of duties after written demand; willful conduct that is demonstrably and materially injurious to Deere; or illegal activity); or
  An executive’s termination of his or her own employment for “good reason” (defined as material reductions or alterations in an executive’s authorities, duties or responsibilities; change in office location of at least 50 miles from current residence; material reductions in an executive’s participation in certain Deere compensation plans; or certain other breaches of the covenants in the CIC Program) within 24 months following a change in control.

The CIC Program will continue to use the same definition of “change in control” that was used in the previous change in control agreements and that includes the following “change in control” events:

  any “person,” as defined in the Securities Exchange Act (with certain exceptions), acquires 30% or more of Deere’s voting securities;
  a majority of our directors are replaced without the approval of at least two-thirds of the existing directors or directors previously approved by the then existing directors;
  any merger or business combination of Deere and another company, unless the outstanding voting securities of Deere prior to the transaction continue to represent at least 60% of the voting securities of the new company; or
  Deere is completely liquidated, or all, or substantially all, of Deere’s assets are sold or disposed.

Consistent with the previous change in control agreements, the CIC Program applies to certain executives, including the Named Executives. Severance benefits payable to the Named Executives under the CIC Program (which were also payable under the previous change in control agreements) include:

  Base salary plus target bonus multiplied by 3;
  Pro-rata bonus for year of termination;

  Continuation of welfare benefits (including health, life and disability insurance) for 3 years; and
  Amount equal to employer contributions to our defined contribution plans in the year immediately preceding termination.

The changes between the CIC Program terms and the terms of the previous change in control agreements include:

  Changed the definition of executive bonus to a multiple of target bonus rather than the greater of target or actual bonus earned;
  Eliminated excise tax gross up;
  Eliminated additional years of service credit under the supplemental retirement benefit program;
  In addition to the existing restrictive covenant, introduced a requirement that the executive sign a release agreement as a condition to receiving severance benefits under the CIC Program; and
  Clarified that a sale, spin-off or divestiture of a subsidiary, division or business unit of Deere will not create benefit eligibility under the CIC Program unless there is also a change in control of Deere.

All of the Named Executives have voluntarily relinquished their current change in control agreements in exchange for their participation in the CIC Program.

In addition, the Omnibus Plan and the Deferred Plan each contain change in control provisions that may trigger payments under these plans. Under the Omnibus Plan, unless the Board determines otherwise, and regardless of whether the employee was terminated or not, all outstanding equity awards vest and restriction periods are ended upon the occurrence of a change in control. All outstanding RSUs are cashed out as of the date of the change in control and the employee has the right to exercise all outstanding options. These payments are labeled in the table below as “Change in Control” only. Under the Deferred Plan, in the event of certain changes in control, the Committee may elect to terminate the plan within 12 months following the change in control and distribute all account balances, or the Committee may decide to keep the Deferred Plan in effect and modify the Deferred Plan to reflect the impact of the change in control.

The following table contains estimated potential payments that would have been due to a Named Executive if a change in control event had occured and, if applicable, the Named Executive experienced a Qualifying Termination, as of October 31, 2009. Although the calculations are intended to provide reasonable estimates of the potential payments, they are based on numerous assumptions, as described in the footnotes, and may not represent the actual amount a Named Executive would receive if a change in control occurred. As explained in the footnotes, the payments listed represent the incremental amounts due to Named Executives that exceed what the Named Executives would have received without the change in control. Not included in this table are the following payments to which the Named Executive is already entitled and are reported in previous sections of this Proxy Statement:

  amounts already earned under STI and MTI as of October 31, 2009 (reported in the Fiscal 2009 Summary Compensation Table);
  the exercise of outstanding vested options (reported in Outstanding Equity Awards at Fiscal 2009 Year-End); and
  distribution of the nonqualified Deferred Compensation (reported on the Fiscal 2009 Deferred Compensation Table).

Since Mr. Markley ceased to be an active employee as of August 28, 2009, he is not eligible for any potential payments under the CIC Program and is not listed in this table.

							Defined
				Stock	Stock	Welfare	Contribution
	Salary	STI	MTI	Awards	Options	Benefits	Plans	Total
Name	(1)	(2)	(3)	(4)	(5)	(6)	(7)	Payments
Samuel R. Allen
~Change in Control only	$—	$—	$402,380	$—	$—	$—	$—	$402,380
~Change in Control and
Qualifying Termination	$3,600,000	$2,449,710	$402,380	$—	$—	$32,607	$533,673	$7,018,370

Robert W. Lane
~Change in Control only	$—	$—	$1,414,667	$—	$—	$—	$—	$1,414,667
~Change in Control and
Qualifying Termination	$4,556,400	$5,672,921	$1,414,667	$—	$—	$35,362	$49,500	$11,728,850

James M. Field
~Change in Control only	$—	$—	$1,165,301	$1,111,967	$248,218	$—	$—	$2,525,486
~Change in Control and
Qualifying Termination	$1,542,420	$1,232,498	$1,165,301	$1,111,967	$248,218	$37,429	$359,340	$5,697,173

Michael J. Mack, Jr.
~Change in Control only	$—	$—	$1,165,301	$1,691,454	$303,725	$—	$—	$3,160,480
~Change in Control and
Qualifying Termination	$1,770,300	$1,457,258	$1,165,301	$1,691,454	$303,725	$38,085	$368,397	$6,794,520

David C. Everitt
~Change in Control only	$—	$—	$402,380	$—	$—	$—	$—	$402,380
~Change in Control and
Qualifying Termination	$1,886,100	$1,593,293	$402,380	$—	$—	$27,671	$49,500	$3,958,944

James A. Israel
~Change in Control only	$—	$—	$402,380	$—	$—	$—	$—	$402,380
~Change in Control and
Qualifying Termination	$1,388,100	$1,175,201	$402,380	$—	$—	$26,237	$49,500	$3,041,418

James R. Jenkins
~Change in Control only	$—	$—	$1,165,301	$1,808,016	$296,404	$—	$—	$3,269,721
~Change in Control and
Qualifying Termination	$1,645,200	$1,392,874	$1,165,301	$1,808,016	$296,404	$26,978	$429,183	$6,763,956

(1)	The CIC Program provides for a lump sum payment of three times the annual base salary.

(2)	The CIC Program provides for a lump sum payment of three times the target STI bonus amount for the fiscal year in which the termination occurs. In addition, the Named Executive is entitled to a prorated STI award for the current year. Since the change in control calculations in this table are made as of the end of the fiscal year, the prorated award is equal to the STI earned for the current fiscal year as reported in the Fiscal 2009 Summary Compensation Table under the column “Non- Equity Incentive Plan Compensation” and is not duplicated in this table.

(3)	The MTI plan contains a change in control provision that entitles participants, as of the date of a change in control, to a lump sum MTI payment based on actual performance results to date for all four performance periods then in progress. The payout for the four-year performance period ending October 31, 2009, is reported in the Fiscal 2009 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and is not duplicated in this table. For Messrs. Field, Mack, and Jenkins, the amount shown in this table represents the payout for the three remaining performance periods. In the event of death, disability or retirement, employees who were eligible on September 30th in the year prior to a payout receive an award. Since Messrs. Allen, Everitt and Israel are eligible for retirement and would be entitled to the 2007-2010 MTI payout regardless of a change in control event, the amounts shown in the table for them represent the payout for the last two remaining performance periods.

(4)	In the event of a change in control under the terms of the Omnibus Plan, vesting and restriction requirements are no longer applicable for all stock awards and they are cashed out. As of October 31, 2009, all RSUs are restricted; therefore all outstanding RSUs could be cashed out based on the closing price for Deere common stock on the NYSE on October 31, 2009, which was $45.55. Since, however, Messrs. Allen, Everitt and Israel are eligible for retirement and RSUs will continue to vest over the three-year period whether or not they continue to provide services, there is no incremental benefit of the accelerated vesting for these individuals. For Messrs. Field, Mack, and Jenkins, who are not eligible for retirement, the amount shown in this table represents all unvested RSUs as of October 31, 2009. Vested RSUs are not included because they are already earned and included on the Deferred Compensation Table. Vested RSUs are included in the Outstanding Equity Awards at Fiscal 2009 Year-End.

(5)	In the event of a change in control under the terms of the Omnibus Plan, all outstanding stock options vest and can be exercised immediately. Since, however, Messrs. Allen, Everitt and Israel are eligible for retirement and stock options vest immediately upon retirement, there is no incremental benefit of the accelerated vesting for these individuals. For Messrs. Field, Mack, and Jenkins, who are not eligible for retirement, the amount represents the number of outstanding, unexercisable options multiplied by the difference between the closing price for Deere common stock on the NYSE on October 31, 2009, which was $45.55, and the option exercise prices. These amounts are included in the Outstanding Equity Awards at Fiscal 2009 Year-End.

(6)	The CIC Program provides for continuation of health care, life and accidental death and dismemberment, and disability insurance for three full years at the same premium cost and coverage. This benefit is discontinued if the Named Executive receives similar benefits from a subsequent employer during this three year period.

(7)	The CIC Program provides for an amount in cash equal to three times Deere’s contributions on behalf of each of the Named Executives under our defined contribution plans for the plan year preceding termination (or, if greater, for the plan year immediately prior to the change in control).

Fiscal 2009 Potential Payments upon Termination of Employment Other than Following a Change in Control

The following table summarizes the estimated payments to be made to Named Executives under plans or established Deere practices in the event of termination of employment for death, disability, retirement, termination without cause, termination for cause and voluntary separation. Although the calculations are intended to provide reasonable estimates of the potential payments, they are based on numerous assumptions, as described in the footnotes, and may not represent the actual amount a Named Executive would receive if an eligible termination occurred.

The amounts shown assume the termination event occurred on and the Named Executive was actively employed until October 31, 2009.

							Present Value
					Stock	Deferred	of Accumulated
	Salary	STI	MTI	Stock Awards	Options	Compensation	Pension Benefit	Total
Name	(1)	(2)	(3)	(4)	(5)	(6)	(7)	Payments
Samuel R. Allen
Death	$—	$653,256	$1,906,862	$4,141,634	$590,346	$1,242,212	$2,258,425	$10,792,735
Disability	$1,789,970	$653,256	$1,906,862	$5,040,290	$590,346	$1,242,212	$4,088,404	$15,311,340
Retirement		$653,256	$1,906,862	$5,040,290	$590,346	$1,242,212	$4,100,078	$13,533,044
Termination Without Cause	$1,200,000	$653,256	$953,431	$2,913,196	$—	$1,242,212	$4,100,078	$11,062,173
Termination For Cause	$—	$653,256	$953,431	$2,913,196	$—	$1,242,212	$4,100,078	$9,862,173
Voluntary Separation (8)
Robert W. Lane
Retirement (10)	$—	$1,512,779	$6,704,042	$25,217,163	$11,295,161	$3,307,751	$10,677,189	$58,714,085
James M. Field
Death	$—	$328,666	$1,906,862	$1,118,617	$1,237,918	$452,510	$273,143	$5,317,716
Disability	$1,090,740	$328,666	$1,906,862	$1,696,829	$1,237,918	$452,510	$1,172,574	$7,886,099
Retirement (9)
Termination Without Cause	$514,140	$328,666	$953,431	$584,862	$—	$452,510	$500,874	$3,334,483
Termination For Cause	$—	$328,666	$953,431	$584,862	$—	$452,510	$500,874	$2,820,343
Voluntary Separation	$—	$328,666	$953,431	$584,862	$—	$452,510	$500,874	$2,820,343
Michael J. Mack, Jr.
Death	$—	$388,602	$1,906,862	$2,014,904	$455,688	$2,069,333	$809,770	$7,645,159
Disability	$1,600,763	$388,602	$1,906,862	$2,754,682	$455,688	$2,069,333	$2,205,556	$11,381,486
Retirement (9)
Termination Without Cause	$590,100	$388,602	$953,431	$1,063,228	$—	$2,069,333	$1,477,494	$6,542,188
Termination For Cause	$—	$388,602	$953,431	$1,063,228	$—	$2,069,333	$1,477,494	$5,952,088
Voluntary Separation	$—	$388,602	$953,431	$1,063,228	$—	$2,069,333	$1,477,494	$5,952,088
David C. Everitt
Death	$—	$424,878	$1,906,862	$5,431,336	$594,845	$1,506,860	$2,183,087	$12,047,868
Disability	$1,796,065	$424,878	$1,906,862	$6,331,678	$594,845	$1,506,860	$3,625,220	$16,186,408
Retirement	$—	$424,878	$1,906,862	$6,331,678	$594,845	$1,506,860	$3,970,621	$14,735,744
Termination Without Cause	$628,700	$424,878	$953,431	$4,205,723	$—	$1,506,860	$3,970,621	$11,690,213
Termination For Cause	$—	$424,878	$953,431	$4,205,723	$—	$1,506,860	$3,970,621	$11,061,513
Voluntary Separation (8)
James A. Israel
Death	$—	$313,387	$1,906,862	$1,837,533	$393,947	$920,425	$1,172,757	$6,544,911
Disability	$1,333,470	$313,387	$1,906,862	$2,450,362	$393,947	$920,425	$2,185,449	$9,503,902
Retirement	$—	$313,387	$1,906,862	$2,450,362	$393,947	$920,425	$2,148,282	$8,133,265
Termination Without Cause	$462,700	$313,387	$953,431	$991,350	$—	$920,425	$2,148,282	$5,789,575
Termination For Cause	$—	$313,387	$953,431	$991,350	$—	$920,425	$2,148,282	$5,326,875
Voluntary Separation (8)
James R. Jenkins
Death	$—	$371,433	$1,906,862	$4,088,796	$1,348,387	$962,481	$1,029,920	$9,707,879
Disability	$504,082	$371,433	$1,906,862	$4,819,509	$1,348,387	$962,481	$1,823,645	$11,736,399
Retirement (9)
Termination Without Cause	$548,400	$371,433	$953,431	$3,011,493	$—	$962,481	$1,868,455	$7,715,693
Termination For Cause	$—	$371,433	$953,431	$3,011,493	$—	$962,481	$1,868,455	$7,167,293
Voluntary Separation		$371,433	$953,431	$3,011,493		$962,481	$1,868,455	$7,167,293
H. J. Markley
Retirement (10)	$—	$403,133	$1,906,862	$5,216,158	$549,765	$2,867,179	$5,280,550	$16,223,647

(1)	None of the Named Executives has an employment agreement. We have severance guidelines, however, that provide compensation to assist an employee or Named Executive through a transition period if termination is initiated by Deere for reasons other than cause. Our severance guidelines provide for payment of one-half month of salary plus another one-half month of salary for each complete year of employment, up to a maximum of one year. We may elect to pay severance in either a lump sum or via salary continuance, unless the amount of severance exceeds two times the applicable limit under Section 401(a)(17) of the IRC, in which case severance will only be paid in a lump sum.

Under our Long-Term Disability Plan, if disabled before age 64, Named Executives receive monthly benefits until age 65 equal to 60% of the their salary plus the average of the three STI awards received immediately prior to the start of disability. The amount shown for disability represents the present value of the monthly benefit from the time of the disability, assumed to be October 31, 2009, to the time the Named Executive turns age 65.

(2)	Under all termination events, the amount of STI earned for the fiscal year ended October 31, 2009, would be payable in a lump sum generally within two months after the end of the fiscal year, but in no event later than March 15th of the calendar year following the end of the fiscal year. This amount is also reported in the Fiscal 2009 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.”

(3)	Under all termination events, the amount of MTI earned for the performance period ending on October 31, 2009, would be payable in a lump sum generally within two months after the end of the fiscal year, but in no event later than March 15th of the calendar year following the end of the fiscal year. This amount is also reported in the Fiscal 2009 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” Eligibility for payment of an MTI award is established on September 30th on the year prior to a payout. In the event of death, disability or retirement, employees who were eligible on September 30th in the year prior to a payout receive an award. The payout for the performance period ending October 31, 2010, has been estimated based on SVA performance through the end of fiscal 2009 and does not include any results for fiscal 2010. The actual payment in 2010 would include results for fiscal 2010 and would be paid in a lump sum within the time period described above.

(4)	In the event of death, a prorated number of unvested RSUs will vest based on the number of months lapsed since the grant date. The remaining unvested RSUs will be forfeited. Restrictions will lapse in January following death at which time the vested RSUs will be converted to shares of common stock.

In the event of disability or retirement, RSUs will continue to vest over the three-year period and will be converted to shares of Deere common stock at the end of the restriction period.

In the event of termination with or without cause or voluntary separation, any vested RSUs will be cashed out. All unvested RSUs will be forfeited.

The following table details the number and value of RSUs under each scenario. In all cases, the market value is based on the closing price for Deere common stock on the NYSE on October 31, 2009, which was $45.55.

	# of	# of	Total # of	Market Value
	Unvested	Vested	Restricted	of Restricted
	RSUs	RSUs	RSUs	RSUs
Samuel R. Allen
Death	26,969	63,956	90,925	$4,141,634
Disability or Retirement	46,698	63,956	110,654	$5,040,290
Termination Without or For Cause (8)		63,956	63,956	$2,913,196
Robert W. Lane
Retirement	210,373	343,242	553,615	$25,217,163
James M. Field
Death	11,718	12,840	24,558	$1,118,617
Disability	24,412	12,840	37,252	$1,696,829
Termination Without or For
Cause or Voluntary
Separation		12,840	12,840	$584,862
Michael J. Mack, Jr.
Death	20,893	23,342	44,235	$2,014,904
Disability	37,134	23,342	60,476	$2,754,682
Termination Without or For Cause or
Voluntary Separation		23,342	23,342	$1,063,228
David C. Everitt
Death	26,907	92,332	119,239	$5,431,336
Disability or Retirement	46,673	92,332	139,005	$6,331,678
Termination Without or For Cause (8)		92,332	92,332	$4,205,723
James A. Israel
Death	18,577	21,764	40,341	$1,837,533
Disability or Retirement	32,031	21,764	53,795	$2,450,362
Termination Without or For Cause (8)		21,764	21,764	$991,350
James R. Jenkins
Death	23,651	66,114	89,765	$4,088,796
Disability	39,693	66,114	105,807	$4,819,509
Termination Without or For
Cause or Voluntary
Separation		66,114	66,114	$3,011,493
H. J. Markley
Retirement	42,689	71,826	114,515	$5,216,158

(5)	In the event of death, disability or retirement, all outstanding stock options are vested immediately. In the case of a death, the heirs have one year to exercise options. In the case of disability or retirement, options expire within five years. The amount shown in this table represents the number of stock options multiplied by the difference between the closing price for Deere common stock on the NYSE on October 31, 2009, which was $45.55, and the option exercise price. These outstanding stock options are reported in the Outstanding Equity Awards at Fiscal 2009 Year-End table. In the event of a termination other than for death, disability or retirement, all outstanding stock options are forfeited.

(6)	In all cases, balances held in the nonqualified deferred compensation plans are payable to the employee. These amounts are reported in the Fiscal 2009 Deferred Compensation Table under Deferred Plan and DCRP. The Deferred RSUs reported in the Fiscal 2009 Deferred Compensation Table are reported on this table under the column “Stock Awards.”

(7)	The present value of the accumulated pension benefit was calculated using the following assumptions:

  present value amounts were determined based on a discount rate of 5.45%;
  lump sum distribution amounts were determined using an interest rate of 5.45% for the Salaried Plan and 4.27% for the Supplementary and Supplemental Plans;
  the mortality table used for the Salaried Plan was RP2016 except for the Disability scenarios for which the RP2000 Disabled Retiree mortality table was used;
  the mortality table used for the Supplementary and Supplemental Plans was RP2015; and
  pensionable earnings earned were based on actual base salary and STI awards paid for fiscal 2009.

Following are additional explanations related to the various scenarios:

  Death: This amount represents the present value of the accrued survivor benefit as of October 31, 2009.
  Disability: This amount assumes service through age 65 and includes service credit for time on long-term disability with the exception that service credit does not continue under the Officer Option.
  Retirement: For the Named Executives eligible to retire, this amount represents the present value of the accrued benefits if they were to retire as of October 31, 2009.
  Termination Without Cause, Termination For Cause and Voluntary Separation: This amount represents the present value of the accrued benefit as of October 31, 2009.

(8)	Since Messrs. Allen, Everitt, and Israel are eligible for early retirement, the scenario for Voluntary Separation is not applicable. Under this scenario, these Named Executives would retire.

(9)	Since Messrs. Field, Jenkins and Mack are not eligible for normal or early retirement, this scenario is not applicable.

(10)	Since Messrs. Lane and Markley were no longer serving as executive officers at the end of fiscal 2009, only this scenario is applicable. The pension benefit amount for Mr. Lane excludes amounts under the Officer Option of the Supplemental Plan since the value only applies for retirement on or after age 60, and Mr. Lane turned 60 in November 2009.

The following table shows the total number of outstanding options and shares available for future issuances under our equity compensation plans as of October 31, 2009:

EQUITY COMPENSATION PLAN INFORMATION

	Number of		Number of Securities
	Securities to be		Remaining Available
	Issued Upon		for Future Issuance
	Exercise of		Under Equity
	Outstanding	Weighted-Average	Compensation Plans
	Options,	Exercise Price of	(excluding securities
	Warrants	Outstanding Options,	reflected in column (a))
	and Rights (#)	Warrants and Rights ($)	(#)
Plan Category	(a)	(b)	(c)
Equity Compensation Plans Approved by
Security Holders	21,409,566 (1)	$40.81	11,170,960 (2)

Equity Compensation Plans Not Approved by
Security Holders	-0-	—	-0- (3)
Total	21,409,566	40.81	11,170,960

(1)	This amount includes 1,559,598 restricted stock units awarded under the John Deere Omnibus Equity and Incentive Plan. The units are payable only in stock either five years after the award is granted or upon retirement. The weighted-average exercise price information in column (b) does not include these units.

(2)	This amount includes 303,856 shares available under the John Deere Non-Employee Director Stock Ownership Plan for future awards of restricted stock or restricted stock units and 10,867,104 shares available under the John Deere Omnibus Equity and Incentive Plan. Under the John Deere Omnibus Equity and Incentive Plan, Deere may award shares as performance awards, restricted stock or restricted stock equivalents, or other awards consistent with the purposes of the plan as determined by the Compensation Committee. In addition, shares covered by outstanding awards become available for new awards if the award is forfeited or expires before delivery of the shares.

(3)	Deere currently has no equity compensation plans, other than 401(k) savings plans, that are not approved by stockholders.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Next year’s annual meeting of stockholders will be held on February 23, 2011. If you intend to present a proposal at next year’s annual meeting, and you wish to have the proposal included in the proxy statement for that meeting, you must submit the proposal in writing to the Corporate Secretary at the address below. The Secretary must receive this proposal no later than September 17, 2010.

If you would like to present a proposal at next year’s annual meeting, without including the proposal in the proxy statement, or if you would like to nominate one or more directors, you must provide written notice to the Corporate Secretary at the address below. The Secretary must receive this notice not earlier than October 26, 2010, and not later than November 25, 2010. Nominations of directors may be made at the annual meeting of stockholders only by or at the direction of or authorization by the Board (or any authorized committee of the Board), or by any stockholder entitled to vote at the meeting who complies with the above described notice procedure.

Notice of a proposal must include for each matter: (1) a brief description of the business to be brought before the meeting; (2) the reasons for bringing the matter before the meeting; (3) your name, and address; (4) the class and number of Deere’s shares owned beneficially or of record by you; (5) whether and the extent to which any derivative or other instrument, transaction, agreement, or arrangement has been entered into by you or on your behalf with respect to Deere’s stock; (6) any material interest you may have in the proposal; and (7) any other information related to you as required to be disclosed in connection with the solicitation of proxies with respect to such business under federal securities laws, as amended from time to time.

Notice of a nomination must include: (1) your name and address; (2) the name, age, business address, residence address and principal occupation of the nominee; (3) the class, series, and number of Deere’s shares owned beneficially or of record by you and the nominee; (4) whether and the extent to which any derivative or other instrument, transaction, agreement, or arrangement has been entered into by you or on your behalf with respect to Deere’s stock; (5) a description of all agreements or arrangements between you and the nominee regarding the nomination; (6) the nominee’s consent to be elected and to serve; and (7) any other information related to you as required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws, as amended from time to time. We may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.

Directors of Deere must tender their resignation from the Board upon any material change in their occupation, career or principal business activity, including retirement. Directors must retire from the Board upon the first annual meeting of stockholders following the directors’ 71st birthday.

Proponents must submit stockholder proposals and recommendations for nomination as a director in writing to the following address:

Corporate Secretary
Deere & Company
One John Deere Place
Moline, Illinois 61265-8098

The Secretary will forward the proposals and recommendations to the Corporate Governance Committee for consideration.

COST OF SOLICITATION

We pay the cost of the annual meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, we have made arrangements with brokers, banks and other holders of record to send proxy materials to you, and we will reimburse them for their expenses in doing so.

We have retained Georgeson Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $10,000 plus reimbursement of certain out-of-pocket expenses. In addition to their usual duties, directors, officers and a few certain other employees of Deere may solicit proxies personally or by telephone, fax or e-mail. They will not receive special compensation for these services.

For the Board of Directors,

Moline, Illinois	GREGORY R. NOE
January 13, 2010	Secretary

APPENDIX A

AMENDMENTS TO THE RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD

Deere stockholders are being asked to vote in favor of amending Article Sixth to read as follows:

The business and affairs of the corporation shall be managed by or under the direction of a board of directors consisting of not less than three nor more than eighteen directors. The exact number shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the directors in office at the time of adoption of such resolution.

At each annual meeting of stockholders beginning at the 2011 annual meeting, directors whose terms expire at that meeting (or such directors’ successors) shall be elected for a one-year term. Accordingly, at the 2011 annual meeting of stockholders, the directors whose terms expire at that meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2012 annual meeting of stockholders; at the 2012 annual meeting of stockholders, the directors whose terms expire at that meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2013 annual meeting of stockholders; and at the 2013 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders.

Subject to prior death, resignation, retirement or removal from office (which may be with or without cause for all directors elected after the 2010 annual meeting), a director shall hold office until his or her term has expired and his or her successor has been duly elected and qualified. Except as required by law, any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the board of directors then in office, and any other vacancy occurring on the board of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director so chosen shall serve until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified, subject, however, to such director’s prior death, resignation, retirement or removal from office. In no case will a decrease in the number of directors shorten the term of any incumbent director.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this certificate of incorporation applicable thereto.

In addition, Deere stockholders are being asked to vote in favor of amending Section 2.74 of Article Fourth of Deere’s Restated Certificate of Incorporation to delete the following sentence:

The classes in which such directors serve, as provided by article sixth, may be designated by the holders of the applicable preferred stock, unless such classes have been previously designated by the board of directors.

A-1

APPENDIX B

JOHN DEERE OMNIBUS EQUITY AND INCENTIVE PLAN (As Amended February 24, 2010)

Article I: General

1.1 Purpose

Deere & Company, a Delaware corporation (the “Corporation”), hereby adopts, subject to stockholder approval, this plan which shall be known as the JOHN DEERE OMNIBUS EQUITY AND INCENTIVE PLAN (the “Plan”). The Corporation and its Subsidiaries are severally and collectively referred to hereinafter as the “Company.” The purpose of the Plan is to foster and promote the long-term financial success of the Company and materially increase stockholder value by: (a) strengthening the Company’s capability to develop, maintain, and direct an outstanding employee team; (b) motivating superior performance by means of long-term performance related incentives; (c) encouraging and providing for obtaining an ownership interest in the Company; (d) attracting and retaining outstanding talent by providing incentive compensation opportunities competitive with other major companies; and (e) enabling eligible employees to participate in the long-term growth and financial success of the Company.

1.2 Administration

(a) The Plan shall be administered by and under the direction of the Compensation Committee of the Board of Directors of the Corporation (the “Board of Directors”) or such other committee of directors as is designated by the Board of Directors (the “Committee”), which shall consist of two or more members. The members shall be appointed by the Board of Directors, and any vacancy on the Committee shall be filled by the Board of Directors.

(b) Subject to the limitations of the Plan, the Committee shall have the sole and complete authority to: (i) select from eligible employees of the Company, those who shall participate in the Plan (a “Participant” or “Participants”); (ii) make awards in such forms and amounts as it shall determine; (iii) impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate; (iv) interpret the Plan and adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan; (v) correct any defect or omission or reconcile any inconsistency in this Plan or in any award granted hereunder; and (vi) make all other determinations and take all other actions deemed necessary or advisable for the implementation and administration of the Plan. The Committee’s determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons.

(c) Except as provided below, the Committee may, to the extent that any such action will not prevent the Plan or any award under the Plan from complying with Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) or any similar rule which may subsequently be in effect (“Rule 16b-3”), the outside director requirement of Section 162(m) of the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules, regulations and guidance thereunder (the “Code”), the rules of the New York Stock Exchange applicable to companies listed for trading thereon or any other law, delegate any of its authority hereunder to such persons as it deems appropriate. The Committee shall not delegate its authority to amend, suspend or terminate the Plan.

(d) The provisions of this Plan are intended to qualify awards made to certain Participants (hereinafter identified as “Covered Participants”) under the Plan under the “performance-based” exception to the deduction limitation of Section 162(m) of the Code (“Section 162(m)”).

1.3 Types of Awards Under the Plan

Awards under the Plan may be in the form of any one or more of the following: (a) Statutory Stock Options (“ISOs”, which term shall be deemed to include Incentive Stock Options as defined in Section 2.5 and any future type of tax-qualified option which may subsequently be authorized), Non-statutory Stock Options (“NSOs” and, collectively with ISOs, “Options”), and Stock Appreciation Rights (“SARs”) as described in Article II; (b) Performance Units and Performance Shares (“Performance Units” and “Performance Shares”) as described in Article III; (c) Restricted Stock and Restricted Stock Equivalents (“Restricted Stock” and “Restricted Stock Equivalents”) as described in Article IV; (d) Other Awards (“Other Awards”) as described in Article V; and (e) Substitute Awards as defined in Article IX (collectively, “Awards”).

1.4 Shares Subject to the Plan

(a) Shares of stock covered by Awards under the Plan may be authorized and unissued or treasury shares of the Corporation’s common stock, $1.00 par value per share, or such other shares as may be substituted pursuant to Section 1.6 (“Common Stock”).

(b) Effective February 24, 2010, the maximum number of shares of Common Stock which may be awarded for all purposes under the Plan shall be the aggregate of:

(i) ____________shares;

(ii) the number of shares previously authorized for Awards under the Plan but not reserved for outstanding Awards as of the date the Plan as amended is approved by the Corporation’s stockholders; and

(iii) any shares corresponding to Awards under the Plan that are forfeited after the date the amended Plan is approved.

(c) Effective for Awards made after February 22, 2006, awards of Performance Awards, Restricted Stock, Restricted Stock Equivalents, Other Awards and Substitute Awards shall reduce the maximum number of available authorized shares of Common Stock under the Plan by 2.5 shares for each share awarded. Awards of Options and SARS shall reduce the maximum number of available authorized shares of Common Stock under the Plan by one share for each share awarded. The full number of Options and SARs granted that are settled by the issuance of shares shall be counted against the number of shares available under the Plan, regardless of the number of shares actually issued upon settlement of such Options and SARs.

(d) Any shares of Common Stock subject to an Option which for any reason is canceled (excluding shares subject to an Option canceled upon the exercise of a related SAR to the extent shares are issued upon exercise of such SAR) or terminated without having been exercised, or any shares corresponding to other Awards under the Plan which are forfeited before delivery of such shares, shall again be available for Awards under the Plan.

(e) No fractional shares shall be issued, and the Committee shall determine the manner in which fractional share value shall be treated.

1.5 Maximum Awards Per Participant

(a) The aggregate number of shares of Common Stock (including any cash equivalents thereof) that may be subject to Options and SARs awarded during any fiscal year to a Covered Participant shall not exceed .5% of the number of shares of Common Stock outstanding as of the beginning of the fiscal year in which the Plan is approved by the stockholders of the Corporation.

(b) The aggregate number of (i) all Performance Units and Performance Shares; (ii) all Restricted Stock and Restricted Stock Equivalents; (iii) all Other Awards; and (iv) all Substitute Awards, awarded to a Covered Participant in any fiscal year shall not exceed the equivalent of 600,000 shares or the cash equivalent thereof (based on the Fair Market Value of Common Stock as of the date of the Award).

1.6 Adjustments Upon Certain Changes

In the event of a stock dividend or stock split, recapitalization, merger, consolidation, combination, exchange of shares or other increase or reduction in the number of issued shares of Common Stock, the Board of Directors or the Committee shall, in order to prevent the dilution or enlargement of rights under Awards (including Deferred Amounts), make such adjustments in the number and type of shares authorized by this Plan, the number and type of shares covered by, or with respect to which payments are measured under, outstanding Awards and the exercise prices specified therein as may be determined to be appropriate and equitable to prevent dilution or enlargement of rights. The determination of the Board of Directors or the Committee as to what adjustments shall be made, and the extent thereof, shall be final.

1.7 Eligible Participants

Participants shall be selected by the Committee from salaried employees of the Company.

Article II: Stock Options and Stock Appreciation Rights

2.1 Award of Stock Options

The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, award to any Participant ISOs and NSOs to purchase Common Stock.

2.2 Documentation of Stock Option Awards

The award of an Option may be evidenced by a signed written agreement (a “Stock Option Agreement”), a certificate or an electronic record containing such terms and conditions as the Committee may from time to time determine.

2.3 Option Price

The purchase price of Common Stock under each Option (the “Option Price”) shall be fixed by the Committee and except for Substitute Awards, shall be not less than the Fair Market Value of the Common Stock on the date the Option is awarded.

2.4 Exercise and Term of Options

(a) Options awarded under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall approve, either at the time of grant of such Options or pursuant to a general determination, and which need not be the same for all Participants, provided that no such Option (other than Substitute Awards) shall be exercisable within the first six months of its term (except in the event of the death of the Participant in which event Section 2.8(b) shall control without regard to the six-month or other holding period requirements) and the term of each Option shall not extend later than ten years after the date of grant of the Option. Each Option which is intended to qualify as an ISO pursuant to Section 422 of the Code, and each Option which is intended to qualify as another type of ISO which may subsequently be authorized by law, shall comply with the applicable provisions of the Code pertaining to such Options.

(b) The Committee shall establish procedures governing the exercise of Options and shall require that written or electronic notice of exercise be given and that the Option Price be paid in full in cash (including check, bank draft or money order) at the time of exercise; provided, however, the Participant may instruct the Corporation to sell shares delivered on exercise as the Participant’s agent pursuant to a “cashless exercise” program or other similar program established or recognized by the Committee or may exercise Options using a “net share settlement” procedure established or recognized by the Committee. The Committee may permit a Participant, in lieu of part or all of the cash payment, to make payment in Common Stock already owned by that Participant, valued at Fair Market Value on the date of exercise, as partial or full payment of the Option Price; provided, however, that the Committee may, in any instance, in order to prevent any possible violation of law, require the Option Price to be paid in cash. As soon as practicable after receipt of each notice and full payment, the Company shall deliver to the Participant a certificate or certificates representing the acquired shares of Common Stock. The exercise of an Option shall cancel any related SAR to the extent of the number of shares as to which the Option is exercised.

(c) Notwithstanding the foregoing, in respect of Participants who at the time of award, vesting or exercise of Options are located in a jurisdiction that would but for this Section 2.4(c) subject such Options to tax prior to exercise, any exercise shall be subject to the prior written approval of the Director, Compensation and Benefits or an officer of the Corporation. Such approval shall be at the sole discretion of the Director, Compensation and Benefits or the officer. If and when granted, such approval will constitute the notice to the Corporation referred to above in Section 2.4(b).

2.5 Limitations on ISOs

Notwithstanding anything in the Plan to the contrary, to the extent required from time to time by the Code, the following additional provisions shall apply to the grant of Options which are intended to qualify as ISOs (as such term is defined in Section 422 of the Code):

(a) The aggregate Fair Market Value (determined as of the date the Option is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) shall not exceed $100,000 or such other amount as may subsequently be specified by the Code; provided that, to the extent that such limitation is exceeded, any excess Options (as determined under the Code) shall be deemed to be NSOs.

(b) Any ISO authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the Options as ISOs.

(c) All ISOs must be granted within ten years from the earlier of the date on which this Plan was adopted by the Board of Directors or the date this Plan was approved by the stockholders.

(d) Unless sooner exercised, terminated, or canceled, all ISOs shall expire no later than ten years after the date of grant.

2.6 Loans

Subject to applicable laws and regulations, the Committee may provide for the Corporation or any Subsidiary to make loans to finance the exercise of any Option as well as the estimated or actual amount of any taxes payable by the holder as a result of the exercise or payment of any Option and may prescribe, or may empower the Corporation or such Subsidiary to prescribe, the other terms and conditions of such loan.

2.7 Award of Stock Appreciation Rights

(a) General. An SAR is a right to receive, without payment (except for applicable withholding taxes) to the Company, a number of shares of Common Stock, cash, or a combination thereof, the amount of which is determined pursuant to the formula set forth in Section 2.7(e). An SAR may be granted (i) in tandem with any Option granted under this Plan, either concurrently with the grant of such Option, or at such later time as determined by the Committee (as to all or any portion of the shares of Common Stock subject to the Option); or (ii) alone, without reference to any related Option. Each SAR granted by the Committee under this Plan shall be subject to the terms and conditions of this Section 2.7.

(b) Number. Each SAR granted to any Participant shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to adjustment as provided in Section 1.6. In the case of an SAR granted with respect to an Option, the number of shares of Common Stock to which the SAR pertains shall be reduced in the same proportion that the holder of the Option exercises the related Option.

(c) Duration. The term of each SAR shall be determined by the Committee but in no event shall an SAR (other than a Substitute Award) be exercisable during the first six months of its term and the term of each SAR shall not extend later than ten years after the date of grant of the SAR. Subject to the foregoing, unless otherwise provided by the Committee, each SAR shall become exercisable at such time or times, to such extent and upon such conditions as the Option, if any, to which it relates is exercisable, or if the SAR is not granted in tandem with an Option, as determined by the Committee.

(d) Exercise. An SAR may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of SARs which the holder wishes to exercise. Upon receipt of such written notice, the Company shall, within 90 days thereafter, deliver to the exercising holder a certificate for the shares of Common Stock or cash or both, as determined by the Committee, to which the holder is entitled.

(e) Payment. Subject to the right of the Committee to deliver cash in lieu of shares of Common Stock, the number of shares of Common Stock which shall be issuable upon the exercise of an SAR shall be determined by dividing:

(i) the number of shares of Common Stock as to which the SAR is exercised multiplied by the amount of the appreciation in such shares (for this purpose, the “appreciation” shall be the amount by which the Fair Market Value of a share of Common Stock subject to the SAR on the exercise date exceeds a base price equal to (A) in the case of an SAR related to an Option, the purchase price of a share of Common Stock under the Option or (B) in the case of an SAR granted alone, without reference to a related Option, an amount which shall be determined by the Committee at the time of grant, provided, however, such amount is at least equal to the Fair Market Value of the Common Stock on the date the SAR is awarded, (subject to adjustment under Section 1.6)); by

(ii) the Fair Market Value of a share of Common Stock on the exercise date.

     In lieu of issuing shares of Common Stock upon the exercise of an SAR, the Committee may elect to pay the holder of the SAR cash equal to the appreciation (such appreciation to be determined as set forth in Section 2.7(e)(i) above) on the exercise date of any or all of the shares which would otherwise be issuable. No fractional shares of Common Stock shall be issued upon the exercise of an SAR; instead, the holder of the SAR shall be entitled to receive a cash adjustment equal to the same fraction of the Fair Market Value of a share of Common Stock on the exercise date.

(f) Documentation of SAR Awards. SARs awarded under the Plan may be evidenced by either a signed written agreement, a certificate or an electronic record containing such terms and conditions as the Committee may from time to time determine.

2.8 Termination of Employment

(a) In the event the Participant ceases to be an employee of the Company with the consent of the Committee or upon the Participant’s death, or retirement or disability pursuant to applicable disability or retirement plans of the Company, each of the Participant’s outstanding Options and SARs shall be exercisable by the Participant (or the Participant’s legal representative or designated beneficiary), subject to the vesting requirements of the Options and SARs, at any time prior to an expiration date established by the Committee at the time of award (which may be the original expiration date of such Option or such earlier time as the Committee may establish) or as set forth in Section 2.8(b) or (c), but in no event after its respective expiration date. If the Participant ceases to be an employee of the Company for any other reason and without such consent, all of the Participant’s then outstanding Options and SARs shall terminate immediately.

(b) Unless the Committee establishes otherwise at the time of the Award, in the event of termination of employment because of death, the Participant’s outstanding Options and SARs may be exercised by the legal representative or designated beneficiary of the holder, as the case may be, within twelve months after the Participant’s death. Such exercise shall be upon the same terms at the time of exercise as would have been available to the original holder, had he or she remained in the continuous employ of the Company, except that such legal representative or designated beneficiary may exercise any Options and SARs held at the date of the Participant’s death without regard to the holding period established pursuant to Section 2.4(a) or 2.7(c) above.

Unless the Committee establishes otherwise at the time of the Award, in the event of termination of employment of the holder of an Option or SAR with the consent of the Committee or because of disability or retirement pursuant to applicable disability or retirement plans of the Company, an Option or SAR may be exercised by such holder, within five years after such termination, to the same extent and upon the same terms (including among other things, the holding period requirement established pursuant to Section 2.4(a) or 2.7(c) above) at the time of exercise as would have been available had such holder remained in the continuous employ of the Company. In the event of the death of such holder of an Option or SAR prior to the expiration of the five-year period specified in the preceding sentence, an Option or SAR held at death by such holder may be exercised by the holder’s heirs, legatees or legal representatives, as the case may be, (without regard to the holding period requirement established pursuant to Section 2.4(a) or 2.7(c) above) within one year after death or within five years following such termination, whichever is later, but only if and to the extent the Option or SAR would have been exercisable by the retired holder of the Option or SAR at the date of death.

(c) In the event of a termination of employment of a Participant with the consent of the Committee or because of the Participant’s death, retirement or disability pursuant to applicable disability or retirement plans of the Company, the Committee in its sole discretion may elect to accelerate the date on which certain of the Options and SARs issued to such Participant become exercisable, which acceleration may be conditioned on the forfeiture of other Awards issued to such Participant. It is expressly provided, however, that no such acceleration may permit the exercise of any Option or SAR in less than six months from the date of grant.

(d) Nothing in Section 2.8(b) and 2.8(c) shall make an Option or SAR exercisable after the stated expiration date of such Option or SAR.

2.9 Dividends

Dividends and dividend equivalents shall not be paid or accrued with respect to unexercised Options or unexercised SARs.

2.10 Restrictions on Repricings

Subject to adjustments pursuant to Section 1.6, without stockholder approval:

(i) the Option Price and SAR base price for determining appreciation fixed by the Committee at the time of grant shall not be lowered;

(ii) Options and SARs shall not be repurchased or exchanged for other Awards when the Option Price or base price for determining appreciation exceeds the Fair Market Value of the Common Stock; and

(iii) no other action shall be taken that is treated as a repricing of Options or SARs under generally accepted accounting principles applicable to the Corporation.

Article III: Performance Shares and Units

3.1 Award of Performance Units and Performance Shares

The Committee may award to any Participant Performance Shares and Performance Units (“Performance Awards”). Each Performance Share shall represent one share of Common Stock. Each Performance Unit shall represent the right of a Participant to receive an amount equal to the value determined in the manner established by the Committee at the time of award, which value may, without limitation, be equal to the Fair Market Value of one share of Common Stock.

3.2 Documentation of Performance Awards

Each Performance Award under the Plan may be evidenced by a signed written agreement, a certificate or an electronic record containing such terms and conditions as the Committee may from time to time determine. Performance Shares shall be held by the Corporation while subject to performance targets. Dividends may be accrued on Performance Shares while they are subject to performance targets. Such accrued dividends may be paid with respect to Performance Shares only when the performance targets are met. Except for restrictions on transfer and as described above, the Participant as owner of such Performance Shares shall have all the rights of a holder of Common Stock.

3.3 Performance Period and Targets

(a) The performance period for each award of Performance Shares and Performance Units shall be of such duration as the Committee shall establish at the time of award; provided, however, that in no event will the performance period be less than one year (which may be a calendar year or a fiscal year, as determined by the Committee) (the “Performance Period”). There may be more than one award in existence at any one time and Performance Periods may differ.

(b) The Committee shall set performance targets relating to Performance Units and Performance Shares which shall be based on one or more of the following performance measures, or any combination of the following: (i) total stockholder return; (ii) growth in revenues, sales, settlements, market share, customer conversion, net income, stock price, and/or earnings per share; (iii) return on assets, net assets, and/or capital; (iv) return on stockholders’ equity; (v) economic value added; (vi) improvements in costs and/ or expenses; or (vii) in the case of Awards to Participants who are not Covered Participants, any similar performance measure established by the Committee. Such performance targets shall be established in writing by the Committee no later than the earlier of (i) 90 days after the commencement of the Performance Period with respect to which the award of Performance Units or Performance Shares is made and (ii) the date as of which twenty-five percent (25%) of such Performance Period has elapsed. For purposes of establishing performance targets, any of the factors set forth above may, as applicable, be measured either before or after income taxes, and on a corporate, division, subsidiary or individual basis, and may include or exclude interest, depreciation and amortization, goodwill, extraordinary items and other material non-recurring gains or losses, discontinued or added operations, the cumulative effect of changes in accounting policies and the effect of any tax law changes. Performance targets may be measured on an absolute basis or relative to selected peer companies or one or more market indices as determined by the Committee. At the time of setting performance targets, the Committee shall establish minimum, target and maximum performance targets to be achieved within the Performance Period. Failure to meet the minimum performance target will earn no Performance Award. Performance Awards will be earned as determined by the Committee in respect of a Performance Period in relation to the degree of attainment of performance between the minimum and maximum performance targets.

(c) If the Committee shall determine that an acquisition or disposition of assets or securities by the Company shall have a material effect (whether positive or negative) on the Company’s ability to meet its performance target(s) for the applicable Performance Period(s), the Committee shall have the discretion to take any action that would reduce the amount of an Award, or to adjust a performance target for a Performance Period, subject, in the case of Awards to Covered Participants, to the limitations of Section 162(m).

(d) Except as provided in Section 3.3(c) above, once established performance targets for Awards to Covered Participants shall not be changed during the Performance Period; provided, however, that the Committee retains the discretion to eliminate or decrease the amount of an Award otherwise payable to any Participant.

3.4 Payment Respecting Performance Awards

(a) Performance Awards shall be earned to the extent that their terms and conditions are met. Notwithstanding the foregoing, Performance Awards shall be payable to the Participant only in accordance with the terms thereof or otherwise when, if, and to the extent that the Committee determines to make such payment. All payment determinations shall be made by the Committee during the first four months following the end of the Performance Period. Anything in the preceding two sentences to the contrary notwithstanding and subject to Section 3.4(b) below, all payments under a Performance Award shall be made no later than (i) the 15th day of the third month following the end of the calendar year in which the applicable Performance Period ends or (ii) the 15th day of the third month following the end of the Company’s taxable year in which the applicable Performance Period ends, whichever is later.

(b) The Participant may elect to defer any cash payment respecting a Performance Award pursuant to Article V hereof.

(c) Payment for Performance Awards may be made in a lump sum or in installments. Performance Shares may be paid in cash, Common Stock or in a combination thereof as the Committee may determine. Performance Units may be paid only in cash.

3.5 Termination of Employment

In the event the Participant ceases to be an employee of the Company before the end of any Performance Period with the consent of the Committee, or upon the Participant’s death, or retirement or disability pursuant to applicable disability or retirement plans of the Company before the end of any Performance Period: (a) each Performance Award previously granted to the participant shall continue to be subject to the performance targets for the Performance Period until such Awards are forfeited or earned pursuant to their terms and conditions; or (b) except with respect to Awards to Covered Participants, the Committee, in its absolute discretion, may authorize the payment to such Participant (or the Participant’s legal representative or designated beneficiary) of any of the Performance Units and Performance Shares which would have been paid to the Participant had the Participant continued as an employee of the Company to the end of the Performance Period provided that the number of Performance Units and Performance Shares paid early shall be discounted to reasonably reflect the time value of money and shall be based on the Company’s progress, measured as of the date of acceleration, with regard to reaching the applicable performance targets. In the event a Participant ceases to be an employee of the Company for any other reason and without such consent before the end of the Performance Period, any unpaid amounts for outstanding Performance Periods shall be forfeited.

Article IV: Restricted Stock and Restricted Stock Equivalents

4.1 Award of Restricted Stock

The Committee may award to any Participant shares of Common Stock, subject to this Article IV and such other terms and conditions as the Committee may prescribe (such shares being herein called “Restricted Stock”). Restricted Stock shall be held by the Corporation while subject to restrictions. As restrictions lapse the shares will be delivered to the Participant.

4.2 Documentation of Restricted Stock Awards

Awards of Restricted Stock and Restricted Stock Equivalents under the Plan may be evidenced by a signed written agreement, a certificate or an electronic record containing such terms and conditions as the Committee may from time to time determine.

4.3 Restriction Period

At the time of award there shall be established for each Participant, subject to Section 4.6, a restriction period (the “Restriction Period”) which shall lapse (a) upon the completion of a period of time (“Time Goal”) as shall be determined by the Committee, or (b) upon the achievement of stock price goals within certain time limitations (“Price/Time Goal”) as shall be determined by the Committee; provided, however, that, except for maximum aggregate Restricted Stock or Restricted Stock Equivalent awards of 5% of the aggregate shares authorized by Section 1.4(b), the Restriction Period on Awards with a Price/Time Goal shall not be less than one year and the Restriction Period on Awards with only a Time Goal shall not be less than three years. Except for restrictions on transfer, the Participant as owner of such shares of Restricted Stock shall have all the rights of a holder of Common Stock. With respect to shares of Restricted Stock which are issued subject to a Time Goal, the Corporation shall deliver to the Participant (or the Participant’s legal representative or designated beneficiary) the certificates at the expiration of the Restriction Period. With respect to shares of Restricted Stock which are issued subject to a Price/Time Goal, the Corporation shall deliver to the Participant (or the Participant’s legal representative or designated beneficiary) the certificates upon the achievement of the Price/Time Goal on or before the close of the Restriction Period. With respect to shares of Restricted Stock which are issued subject to a Price/Time Goal which fail to meet the goal before the end of the Restriction Period, all such shares shall be forfeited.

4.4 Termination of Employment

In the event the Participant ceases to be an employee of the Company before the end of any Restriction Period with the consent of the Committee, or upon the Participant’s death, or retirement or disability pursuant to applicable disability or retirement plans of the Company before the end of any Restriction Period, the Committee shall have the absolute discretion to waive all or a portion of the Time Goals and Price/Time Goals established under Section 4.3 provided that the Price/Time Goals with respect to any Restricted Stock or Restricted Stock Equivalent awarded to Covered Participants pursuant to Section 4.6 shall not be subject to waiver or modification after such goals are established. The shares thereby released, if any, shall thereafter be delivered to such Participant (or the Participant’s legal representative or designated beneficiary). In the event and to the extent the Committee does not exercise its discretion to waive the Time Goals and Price/Time Goals or a Participant ceases to be an employee of the Company for any other reason and without such consent before achievement of the Time Goal or Price/Time Goal, each Award to such Participant upon which the Restriction Period has not lapsed shall automatically be forfeited.

4.5 Award of Restricted Stock Equivalents

In lieu of or in addition to the foregoing Restricted Stock Awards, the Committee may award to any Participant restricted stock equivalents, subject to the terms and conditions of Sections 4.2, 4.3, and 4.4 being applied to such Awards as if those Awards were for Restricted Stock and subject to such other terms and conditions as the Committee may prescribe (“Restricted Stock Equivalents”). Each Restricted Stock Equivalent shall represent the right of the Participant to receive an amount determined in the manner established by the Committee at the time of award, which value may, without limitation, be equal to the Fair Market Value of one share of Common Stock. Payment for Restricted Stock Equivalents may be made only in cash, in a lump sum or in installments, as the Committee may determine.

4.6 Restricted Stock and Restricted Stock Equivalents Awarded to Covered Participants

Any Restricted Stock or Restricted Stock Equivalent awarded to a Covered Participant which the Committee intends to qualify for the performance-based exception under Section 162(m) shall be subject to a Price/Time Goal.

Article V: Other Awards, Cash Equivalent Awards and Deferral

5.1 Other Awards

The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related awards not described above which the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which awards may provide for cash payments based in whole or in part on the value or future value of Common Stock, for the acquisition or future acquisition of Common Stock, or any combination thereof (“Other Awards”); provided, that, such Other Awards with a performance goal shall not vest in less than one year and Other Awards without one or more performance goals shall not vest in less than three years. Performance goals shall be based on one or more or any combination of the measures described in Section 3.3(b), including in the case of Participants who are not Covered Participants, any similar performance measure established by the Committee. Other Awards shall also include cash payments (including the cash payment of dividend equivalents) under the Plan which may be based on one or more criteria determined by the Committee which are unrelated to the value of Common Stock and which may be granted in tandem with, or independent of, other Awards under the Plan.

5.2 Cash Equivalent Awards

The Committee may permit Participants, on such terms and conditions as the Committee may prescribe, to elect to receive Performance Share and Restricted Stock Awards in cash in lieu of Common Stock provided such election is made prior to the earlier of: (i) the date the shares are issued for the benefit of the Participant (including when held by the Corporation subject to restrictions); or (ii) the day prior to the beginning of the calendar year in which the Award would become payable. Any such cash equivalent payments shall be based on the Fair Market Value of the Common Stock on the date determined by the Committee and be on such terms as shall not represent an increase in benefits. Such cash equivalent payments shall be applied against the limits on the maximum number of shares of Common Stock pursuant to Section 1.4 and 1.5, based on such Fair Market Value.

5.3 Election To Defer

Participants eligible to also participate in the Deere & Company Voluntary Deferred Compensation Plan or any successor plan thereto may elect, with the consent of the Committee and on such terms and conditions as the Committee may prescribe, no later than the day prior to the beginning of the last calendar year of the Performance Period (and in any event no later than the date that is six months before the end of the Performance Period), to defer all or a portion of the Participant’s Performance, Restricted or Other Award that is payable in cash (the “Deferred Amount”). All Deferred Amounts will be subject to the terms and conditions of the Deere & Company Voluntary Deferred Compensation Plan or any successor plan thereto.

Article VI: Non-Transferability

6.1 Non-Transferability

Except as provided below, no Award under the Plan (including any Deferred Amount), and no interest therein, shall be transferable by the Participant otherwise than by will or, if the Participant dies intestate, by the laws of descent and distribution and no Award may be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered in any way (whether by operation of law or otherwise) or be subject to execution, attachment, or similar process. Upon any attempt to so transfer, assign, pledge, hypothecate or otherwise dispose of, or subject to execution, attachment or similar process, any Award, or any right thereunder, contrary to the provisions hereof, the Award shall immediately become null and void. Except as provided below, all Awards shall be exercisable or received during the Participant’s lifetime only by the Participant or his legal representative.

6.2 Permitted Transfers

Notwithstanding the foregoing, the Committee may from time to time permit Awards to be transferable subject to such terms and conditions as the Committee may impose, provided, however, no Award may be transferred for value (within the meaning of the General Instructions to Securities and Exchange Commission Form S-8).

6.3 Transferability of Stock Options and SARs

Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of Options and SARs granted or to be granted to a Participant to be on terms which permit transfer by gift or domestic relations orders (i) by such Participant to family members, (ii) by family members to other family members, and (iii) to such other persons or entities as may be permitted under Form S-8 under the Securities Act of 1933, as amended from time to time or any successor form thereto. Following transfer, any such Options and SARs shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The events of termination of employment of Section 2.8 hereof shall continue to be applied with respect to the employee, following which the options shall be exercisable by the transferee only to the extent, and for the periods established pursuant to Section 2.8. Family members, for purposes of this Section, has the meaning expressed in the instructions to Form S-8 under the Securities Act or 1933, as amended from time to time, or any successor form thereto.

6.4 Beneficiary Designation

Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit. Each designation will revoke all prior designations for the Plan by the same Participant, shall be in a form prescribed by the Corporation, and will be effective only when executed and filed by the Participant in writing during the Participant’s lifetime with the Corporation at such address specified on the designation form. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article VII: Change Of Control

The following acceleration and valuation provisions shall apply; (i) in the case of Awards made prior to February 24, 2010 in the event of a “Change of Control” or “Potential Change of Control,” as defined in this Article VII and; (ii) in the case of Awards made on or after February 24, 2010 (“Future Awards”) in the event of both (x) a “Change of Control” and (y) a “Qualifying Termination,” each as defined in this Article VII.

(a) In the event that:

(i) a “Change of Control” as defined in paragraph (b) of this Article VII occurs; or

(ii) a “Potential Change of Control” as defined in paragraph (c) of this Article VII occurs and the Committee or the Board of Directors determines that the provisions of this paragraph (a) should be invoked; and

(iii) in the case of Future Awards a Qualifying Termination occurs;

then, unless otherwise determined by the Committee or the Board of Directors in writing at or after the making of an Award, but prior to the occurrence of such Change of Control, all restrictions and vesting requirements applicable to any Award shall terminate; all Options and SARs granted hereunder shall become immediately exercisable and shall remain exercisable throughout their entire term; and, to the extent permitted under Section 409A, the value of all other Awards hereunder shall, to the extent determined by the Committee at or after grant, be cashed out on the basis of the “Change of Control

Price” (as defined in paragraph (e) of this Article VII), provided, however, that no Award that provides for a deferral of compensation within the meaning of Section 409A shall be cashed out upon the occurrence of a Change of Control or Potential Change of Control unless the event or circumstances constituting the Change of Control or Potential Change of Control also constitute a “change in the ownership” of the Corporation, a “change in the effective control” of the Corporation or a “change in the ownership of a substantial portion of the assets” of the Corporation, in each case as determined under Section 409A; and provided, further, that to the extent that the original terms of an Award do not provide for the Award to be cashed out upon the occurrence of a Change of Control or Potential Change of Control, the Committee may subsequently provide for such a cash out only to the extent permitted under Section 409A. This Article VII shall not preclude Participants from participating on the same terms as stockholders generally (or in the case of Participants who hold Options, SARs or similar awards, on terms intended to achieve the same economic result as will apply to stockholders generally) in any Change of Control transaction in which shares of Common Stock are cancelled or exchanged for other consideration.

     The term “Section 409A” shall mean Section 409A of the Code.

(b) For purposes of paragraph (a) of this Article VII, a “Change of Control” means a change in control of a nature that would be required to be reported in response to Schedule 14A of Regulation 14A promulgated under the Exchange Act whether or not the Corporation is then subject to such reporting requirement, provided that, without limitation, such a Change of Control shall be deemed to have occurred if:

(i) any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) (other than a Participant or group of Participants, the Corporation or a Subsidiary, or any employee benefit plan of the Corporation including its trustee, or any corporation or similar entity which becomes the beneficial owner of securities of the Corporation in connection with a transaction excepted from the provisions of clause (iii) below) is or becomes the “beneficial owner” (as defined in Rule 13(d-3) under the Exchange Act), directly or indirectly, of securities of the Corporation (not including the securities beneficially owned or any securities acquired directly from the Corporation) representing thirty percent (30%) or more of the combined voting power of the Corporation’s then outstanding securities;

(ii) there shall cease to be a majority of the Board of Directors comprised as follows: individuals who upon approval of the Plan by the stockholders constitute the Board of Directors and any new director(s) whose appointment or election by the Board of Directors or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose appointment or election or nomination for election was previously so approved but excluding, for this purpose, any such new director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors;

(iii) there is consummated a merger, consolidation or similar business combination transaction of the Corporation (including, for the avoidance of doubt, any business combination structured as a forward or reverse triangular merger involving any direct or indirect subsidiary of the Corporation) with any other company, other than a merger, consolidation or similar business combination transaction which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least sixty percent (60%) of the combined voting power of the voting securities of the Corporation or such surviving entity or parent outstanding immediately after such merger, consolidation or similar business combination transaction; or

(iv) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets.

(c) For purposes of paragraph (a) of this Article VII, a “Potential Change of Control” means the happening of any of the following:

(i) the entering into an agreement by the Corporation, the consummation of which would result in a Change of Control of the Corporation as defined in paragraph (b) of this Article VII; or

(ii) the acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than a Participant or group of Participants, the Corporation or a Subsidiary, or any employee benefit plan of the Corporation including its trustee) of securities of the Corporation representing fifteen percent (15%) or more of the combined voting power of the Corporation’s outstanding securities and the adoption by the Board of Directors of a resolution to the effect that a Potential Change of Control of the Corporation has occurred for purposes of the Plan.

(d) For purposes of paragraph (a) of this Article VII,

(i) Qualifying Termination. The occurrence of any one or more of the following events shall constitute a Qualifying Termination:

     (a) An involuntary termination of the Participant’s employment by the Corporation for reasons other than Cause within six (6) months preceding or within twenty-four (24) calendar months following a Change of Control of the Corporation; any such involuntary termination shall be pursuant to a Notice of Termination (specifying the Effective Date of Termination which shall be not less than five days from the date of the Notice of Termination) delivered to the Participant by the Corporation; or

     (b) A voluntary termination of the Participant’s employment by the Participant for Good Reason within twenty-four (24) calendar months following a Change of Control of the Corporation pursuant to a Notice of Termination delivered to the Corporation by the Participant.

For purposes of the Plan, a Participant’s employment will be considered to have terminated upon (and only upon) such Participant’s “separation from service” from the Corporation and its 409A Affiliates as determined under the default provisions in Treasury Regulation Section 1.409A-1(h).

Without limiting the generality of the foregoing, if the entity, business unit or division that employs a Participant is the subject of a Divestiture, the Participant will be considered to have experienced an involuntary termination of employment as of the date such entity ceases to be a 409A Affiliate or such business unit or division is sold or transferred, regardless of whether the Participant is considered to have experienced a termination of employment with the Corporation and its affiliates for any other purpose; provided, however, that if a Divestiture occurs within six (6) months preceding or within twenty-four (24) months following a Change of Control of the Corporation, then the Divestiture itself will not be considered to cause a termination of the Participant’s employment, and whether the Participant experiences a Qualifying Termination following such Divesture will be determined by reference to the Participant’s employment with the Participant’s employer immediately following the Divestiture (including all entities that are considered to be a single employer with such party under the default provisions in Treasury Regulations Section 1.409A-1(h)) (so that, for example, an involuntary termination of the Participant’s employment with the Participant’s employer immediately following the Divestiture (including all entities that are considered to be a single employer with such party under the default provisions in Treasury Regulations Section 1.409A-1(h)) for reasons other than Cause within 24 calendar months following a Change of Control of the Corporation will trigger the acceleration and valuation provisions).

(ii) “Cause” means (a) the Participant’s willful and continued failure to substantially perform his duties with the Corporation (other than any such failure resulting from disability or occurring after issuance by the Participant of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Corporation believes that the Participant has willfully failed to substantially perform his duties, and after the Participant has failed to resume substantial performance of his duties on a continuous basis within thirty (30) calendar days of receiving such demand; (b) the Participant’s willfully engaging in conduct (other than conduct covered under (a) above) which is demonstrably and materially injurious to the Corporation, monetarily or otherwise; or (c) the Participant’s having been convicted of, or having entered a plea of nolo contendere to, a felony. For purposes of this subparagraph, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the action or omission was in the best interests of the Corporation.

(iii) “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.

(iv) “Effective Date of Termination” means the date on which a Qualifying Termination occurs which triggers the termination of vesting requirements and restrictions and cash-outs if applicable hereunder.

(v) “Good Reason” shall mean, without the Participant’s express written consent, the occurrence of any one or more of the following:

     (a) The assignment of the Participant to duties materially inconsistent with the Participant’s authorities, duties, responsibilities, and status (including offices and reporting requirements) as an employee of the Corporation, or a reduction or alteration in the nature or status of the Participant’s authorities, duties, or responsibilities from the greater of (i) those in effect during the fiscal year immediately preceding the year of the Change of Control; or (ii) those in effect immediately preceding the Change of Control;

     (b) The Corporation’s requiring the Participant to be based at a location which is at least fifty (50) miles further from the current primary residence than is such residence from the Corporation’s current headquarters, except for required travel on the Corporation’s business to an extent substantially consistent with the Participant’s business obligations in effect immediately preceding the Change of Control;

     (c) A reduction by the Corporation in the Participant’s Base Salary as in effect immediately preceding the Change of Control or as the same shall be increased from time to time;

     (d) A material reduction in the Participant’s level of participation in any of the Corporation’s short-, mid- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Participant participates from the levels in place during the fiscal year immediately preceding the Change of Control; provided, however, that reductions in the levels of participation in any such plans shall not be deemed to be “Good Reason” if the Participant’s reduced level of participation in each such program remains substantially consistent with the average level of participation of other participants who have positions commensurate with the Participant’s position;

     (e) The failure of the Corporation to obtain a satisfactory agreement from any successor to the Corporation to assume and agree to perform the obligations under this Plan; or

     (f) Any involuntary termination of Participant’s employment that is not effected pursuant to a Notice of Termination.

The existence of Good Reason shall not be affected by the Participant’s temporary incapacity due to physical or mental illness not constituting a disability. The Participant’s continued employment shall not constitute a waiver of the Participant’s rights with respect to any circumstance constituting Good Reason.

(vi) “Base Salary” means a Participant’s annual rate of salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

(vii) “Divestiture” means a transaction in which (x) the entity that employs a Participant is sold, spun-off or otherwise disposed of by the Corporation with the result that such entity is no longer a 409A Affiliate, or (y) the business unit or division in which the Participant is employed is spun-off as a separate entity that is not a 409A Affiliate or is sold or otherwise transferred to a third party that is not a 409A Affiliate.

(viii) “409A Affiliate” means any corporation that is included in a controlled group of corporations (within the meaning of Section 414(b) of the Code) that includes the Corporation and any trade or business (whether or not incorporated) that is under common control with the Corporation (within the meaning of Section 414(c) of the Code).

(e) For purposes of this Article VII, “Change of Control Price” means the highest price per share of Common Stock paid in any transaction reported on the New York Stock Exchange Composite Tape, or offered in any transaction related to a Potential or actual Change of Control of the Corporation at:

(i) the date the Change of Control occurs;

(ii) the date the Potential Change of Control is determined to have occurred; or

(iii) such other date as the Committee may determine at or after grant but before the Change of Control occurs or the Potential Change of Control is determined to have occurred;

or at any time selected by the Committee during the sixty (60) day period preceding such date.

Article VIII: Miscellaneous

8.1 Participant Agreement to Plan Provisions

The Participant shall notify the Director, Compensation and Benefits or the Secretary of the Corporation of any issues and disagreements regarding the terms and conditions of the Award within the number of days specified in the notice of the terms of the Award to the Participant. Upon resolution of such issues as determined by the Company or, no such notice having been received, upon the expiration of such number of days, the Participant (and the Participant on behalf of his legal representative and designated beneficiary) shall be deemed to have agreed to comply with all the terms and conditions of the Award and the Plan (including without limitation, the conditions of Section 8.2 below) and any agreements, certificates and records issued in connection herewith.

8.2 Conditions on Awards

In the event that the employment of a Participant holding any unexercised Option or SAR, any unearned Performance Award, any unearned shares of Restricted Stock, or any unearned Restricted Stock Equivalents shall terminate with the consent of the Committee or by reason of retirement or disability, the rights of such Participant to any such Award shall be subject to the conditions that until any such Option or SAR is exercised, or any such Performance Award, share of Restricted Stock or Restricted Stock Equivalent is earned, the Participant shall (a) not engage, either directly or indirectly, in any manner or capacity as advisor, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any business or activity which is at the time competitive with any business or activity conducted by the Company and (b) be available, unless the Participant shall have died, at reasonable times for consultations (which shall not require substantial time or effort) at the request of the Company’s management with respect to phases of the business with which the Participant was actively connected during the Participant’s employment, but such consultations shall not (except in the case of a Participant whose active service was outside of the United States) be required to be performed at any place or places outside of the United States of America or during usual vacation periods or periods of illness or other incapacity. In the event that either of the above conditions is not fulfilled, the Participant shall forfeit all rights to any unexercised Option or SAR, Performance Award, shares of Restricted Stock or Restricted Stock Equivalents held on the date of the breach of the condition. Any determination by the Board of Directors, which shall act upon the recommendation of the Chairman, that the Participant is, or has, engaged in a competitive business or activity as aforesaid or has not been available for consultations as aforesaid shall be conclusive.

8.3 Effect on Other Plans

(a) Participation in the Plan shall not affect a Participant’s eligibility to participate in any other benefit or incentive plan of the Company.

(b) Any Awards made pursuant to the Plan shall not be included in the Participant’s remuneration for the purposes of determining the benefits provided under any other plan of the Company unless specifically provided in such other plan.

(c) The adoption of the Plan shall not preclude the adoption by appropriate means of any other stock option or other incentive plan for employees of the Company.

8.4 Rights of Participants

Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company for any period of time or to continue the Participant’s present or any other rate of compensation. No employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

8.5 Tax Withholding

(a) The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any withholding or other tax due from the Company with respect to any amount payable and/or shares issuable under the Plan, and, to the extent permitted by Section 409A, the Company may defer such payment or issuance unless indemnified to its satisfaction.

(b) Subject to the consent of the Committee, due to (i) the exercise of a NSO, (ii) lapse of restrictions on a Restricted Stock Award, or (iii) the issuance of any other stock Award under the Plan, a Participant may make an irrevocable election (an “Election”) to (A) have shares of Common Stock otherwise issuable under (i) withheld, or (B) tender back to the Corporation shares of Common Stock received pursuant to (i), (ii), or (iii), or (C) deliver back to the Corporation pursuant to (i), (ii), or (iii) previously-acquired shares of Common Stock of the Corporation, in each case having a Fair Market Value sufficient to satisfy all or part of the minimum federal, state and local statutory withholding requirements applicable to the Participant.

(c) Such Election must be made by a Participant prior to or on the date on which the relevant tax obligation arises (the “Tax Date”). The Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Award under this Plan that the right to make Elections shall not apply to such Awards.

8.6 Foreign Alternatives

Notwithstanding the other provisions of the Plan, in the case of any Award (including any Deferred Amount) to any Participant who is an employee of a foreign Subsidiary or foreign branch of the Company or held by a Participant who is in any other category specified by the Committee, the Committee may specify that such Award shall not be represented by shares of Common Stock or other securities but shall be represented by rights approximately equivalent (as determined by the

Committee) to the rights that such Participant would have received if shares of Common Stock or other securities had been issued in the name of such Participant otherwise in accordance with the Plan (such rights being hereinafter called “Stock Equivalents”). The Stock Equivalents representing any such Award may subsequently, at the option of the Committee, be converted into cash or an equivalent number of shares of Common Stock or other securities under such circumstances and in such manner as the Committee may determine. Stock Equivalents shall be applied against the limits on the maximum number of shares of Common Stock pursuant to Sections 1.4 and 1.5.

8.7 Non-Uniform Determinations

The Committee’s determinations under the Plan, including without limitation, (a) the determination of the Participants to receive Awards, (b) the form, amount and timing of such Awards, (c) the terms and provisions of such Awards and (d) agreements evidencing the same, need not be uniform and may be made by it selectively among Participants who receive, or who are eligible to receive, Awards under the Plan, whether or not such Participants are similarly situated.

8.8 Suspensions, Leaves of Absence, and Transfers

The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any suspension of employment or leave of absence from the Company granted to a Participant whether such suspension or leave is paid or unpaid and whether due to a disability or otherwise. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (a) whether or not any such suspension or leave of absence shall be treated as if the Participant ceased to be an employee of the Company and (b) the impact, if any, of any such suspension or leave of absence on Awards under the Plan. In the event a Participant transfers within the Company, such Participant shall not be deemed to have ceased to be an employee of the Company for purposes of the Plan.

8.9 Requirements of Law, Governing Law

(a) The granting of Awards and the issuance of shares of Common Stock shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Illinois, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of such agreement to the substantive law of another jurisdiction.

(b) Each Award (including Deferred Amounts) shall be subject to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration, or qualification of such Award, or any shares of Common Stock or other property subject thereto, upon any securities exchange or under any foreign, federal, or state securities or other law or regulation, or the consent or approval of any governmental body or the taking of any other action to comply with or otherwise with respect to any such law or regulation, is necessary or desirable as a condition to or in connection with the granting of such Award or the issue, delivery or purchase of shares of Common Stock or other property thereunder, no such Award may be exercised or paid in Common Stock or other property unless such listing, registration, qualification, consent, approval, or other action shall have been effected or obtained free of any conditions not acceptable to the Committee and the holder of the Award will supply the Corporation with such certificates, representations and information as the Corporation shall request and shall otherwise cooperate with the Corporation in effecting or obtaining such listing, registration, qualification, consent, approval or other action. In the case of officers and other persons subject to Section 16(b) of the Exchange Act, the Committee may at any time impose any limitations upon the exercise, delivery, or payment of any Award (including Deferred Amounts) which, in the discretion of the Committee, are necessary or desirable in order to comply with Section 16(b) of the Exchange Act and the rules and regulations thereunder. If the Corporation, as part of an offering of securities or otherwise, finds it desirable because of foreign, federal, or state legal or regulatory requirements to reduce the period during which Options or SARs may be exercised, the Committee may, in its discretion and without the holders’ consent, so reduce such period on not less than 15 days’ written notice to the holders thereof.

(c) It is the intent of the Corporation that the Plan comply in all respects with Section 162(m), that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention and that if any provision of the Plan is found not to be in compliance with Section 162(m), such provision shall be deemed null and void to the extent required to permit the Plan to comply with Section 162(m).

8.10 Amendment, Suspension and Termination of Plan

The Committee may suspend or terminate the Plan or any portion thereof at any time and may amend it from time to time in such respects as the Committee may deem advisable in order that any Awards thereunder shall conform to or otherwise reflect any change in applicable laws or regulations, or to permit the Company or its employees to enjoy the benefits of any change in applicable laws or regulations, or in any other respect the Committee may deem to be in the best interests of the Company; provided, however, that no such amendment shall, without the approval of the stockholders of the Corporation to the extent required by law, agreement, or the rules of any exchange upon which the Common Stock is listed, (i) materially increase the number of shares of Common Stock which may be issued under the Plan (except as provided in Section 1.6), (ii) materially expand the class of employees eligible to participate in the Plan, (iii) materially expand the types of Awards available under the Plan, (iv) materially extend the termination date of the Plan, (v) materially change the method of determining the exercise price of Options under the Plan, or (vi) delete or limit any provision prohibiting repricing of Options under the Plan. No such amendment, suspension or termination shall materially and adversely affect the rights of Participants under outstanding Options, SARs, Performance Awards, awards of Restricted Stock or Restricted Stock Equivalents, or Deferred Amounts without the consent of the Participants affected thereby.

8.11 Effective Date

The Plan shall become effective upon approval by the stockholders of the Corporation.

8.12 Duration of the Plan

The Plan shall remain in effect until all Awards under the Plan are free of all restrictions imposed by the Plan, but no Awards shall be made hereunder after December 31, 2015.

Article IX: Definitions and Other General Provisions

(a) The term “Fair Market Value” as it relates to Common Stock on any given date means (i) the mean of the high and low sales prices of the Corporation’s Common Stock on the New York Stock Exchange during regular trading hours as reported by the New York Stock Exchange (or, if not so reported, as reported by a successor reporting service selected by the Corporation, or if not reported by any successor service, as reported on any domestic stock exchanges on which the Common Stock is then listed); or (ii) if the Common Stock is not listed on any domestic stock exchange, the mean of the high and low sales prices of the Corporation’s Common Stock as reported by the Nasdaq Stock Market on such date or the last previous date reported (or, if not so reported, by the system then regarded as the most reliable source of such quotations) or, if there are no reported sales on such date, the mean of the closing bid and asked prices as so reported; or (iii) if the Common Stock is listed on a domestic exchange or quoted in the domestic over-the-counter market, but there are not reported sales or quotations, as the case may be, on the given date, the value determined pursuant to (i) or (ii) above using the reported sale prices or quotations on the last previous date on which so reported; or (iv) if none of the foregoing clauses applies, the fair value as determined in good faith by the Board of Directors or the Committee.

(b) The term “fiscal year” shall mean, the 12-month period beginning each November 1 and ending October 31 of the following year.

(c) The terms “retirement” and “disability” as used under the Plan shall be construed by reference to the provisions of the pension plan or other similar plan or program of the Company applicable to a Participant. Unless the Committee establishes otherwise, the terms “retirement” and “disability” mean normal retirement, early retirement, total and permanent disability each as defined in the John Deere Pension Plan for Salaried Employees and the John Deere Long-Term Disability Plan, and similar events under other similar plans of the Company applicable to the Participant. Unless the Committee establishes otherwise, the terms “retirement” and “disability” do not include Participants entitled only to a deferred vested pension as defined in the John Deere Pension Plan for Salaried Employees, and/or only salary continuance under the Company’s salary continuance policy, and similar events under other similar plans and policies of the Company applicable to the Participants.

(d) The term “Subsidiary” shall mean, unless the context otherwise requires, any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation if each of the corporations other than the last corporation in such chain owns stock possessing at least 50% of the voting power in one of the other corporations in such chain.

(e) The term “Substitute Award” shall mean an Award granted upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock.

(f) Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

(g) Statements in the Plan that an action is permitted “to the extent permitted by Section 409A”, or similar expressions, shall mean that such action is permitted to the extent it will not result in a Participant being required to recognize income for United States federal income tax purposes before exercise, payment or settlement of an Award, as applicable, or in the Participant’s incurring additional tax or interest under Section 409A.

APPENDIX C

JOHN DEERE SHORT-TERM INCENTIVE BONUS PLAN
(As Amended February 24, 2010)

Section 1. Establishment and Purpose

1.1 Establishment of the Plan

Deere & Company, a Delaware corporation (the “Company”), hereby establishes an annual incentive compensation plan to be known as the “John Deere Short-Term Incentive Bonus Plan” (the “Plan”), as set forth in this document. The Plan permits the awarding of annual cash bonuses to Employees of the Company, based on the achievement of pre-established performance goals.

Upon approval by the Board of Directors of the Company, subject to approval by the shareholders, the Plan shall become effective as of November 1, 1994 (the “Effective Date”) and shall remain in effect until terminated by the Board or Committee as provided by Section 13 herein.

1.2 Purpose

The purpose of the Plan is to provide Participants with a meaningful annual incentive opportunity geared toward the achievement of specific performance goals.

Section 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below (unless otherwise expressly provided) and, when the defined meaning is intended, the term is capitalized.

(a) “Award Opportunity” means the various levels of incentive award payouts which a Participant may earn under the Plan, as established by the Committee pursuant to Section 5.1 herein.

(b) “Base Salary” shall mean the regular salary or salary continuance earned during the Plan Year before any salary reduction contributions made to the Company’s Internal Revenue Code Section 401(k) Plan or other deferred compensation plans. Among other compensation, “Base Salary” shall not include awards under this Plan, any suggestions awards, pay for unused vacation, any bonus or profit sharing benefits, the Company matching contribution under any plan providing such, overtime or overtime premiums, relocation allowances, mortgage differential allowances, any premium allowances for overseas service, moving allowances, or any other special awards.

(c) “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(d) “Code” means the Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance thereunder.

(e) “Board” or “Board of Directors” means the Board of Directors of the Company.

(f) “Committee” means a committee of two (2) or more individuals, appointed by the Board to administer the Plan, pursuant to Section 3 herein, who are not current or former officers or employees of the Company.

(g) “Company” means Deere & Company, a Delaware corporation (including any and all subsidiaries), and any successor thereto.

(h) “Corporate” shall mean Deere & Company and its subsidiaries.

(i) “Disability” shall have the meaning ascribed to such term in applicable disability or retirement plans of the Company.

(j) “Effective Date” means the date the Plan becomes effective, as set forth in Section 1.1 herein.

(k) “Employee” means a salaried employee of the Company.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(m) “Executive Officers” shall mean any executive officers designated by the Committee for purposes of qualifying payouts under the Plan for exemption from Section 162(m) of the Code.

(n) “Final Award” means the actual award earned during a Plan Year by a Participant, as determined by the Committee at the end of the Plan Year.

(o) “Noncorporate” shall mean a specified segment of Deere & Company’s operations designated as such by the Chief Executive Officer and approved by the Committee for purposes of the Plan, such as a business unit, division, product line, or other such segmentation.

(p) “Participant” means an Employee who is actively participating in the Plan.

(q) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(r) “Plan” means the Deere & Company Short-Term Incentive Bonus Plan.

(s) “Plan Year” means the Company’s fiscal year.

(t) “Recoupment Policy” means the Company’s Executive Incentive Award Recoupment Policy, as amended from time to time, or any successor policy thereto.

(u) “Retirement” shall have the meaning ascribed to such term in the John Deere Pension Plan for Salaried Employees, or any successor plan thereto.

(v) “Target Incentive Award” means the award to be paid to a Participant when planned performance results are achieved, as established by the Committee.

Section 3. Administration

The Plan shall be administered by the Committee. It is intended that the Committee shall be composed exclusively of individuals who qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), as amended. The failure of any member of the Committee so to qualify, however, shall not impair the validity of any action taken by the Committee. The Committee may delegate to the Company responsibility for day-to-day administration of, the Plan, following administrative guidelines approved from time to time by the Committee.

Subject to the limitations of the Plan, the Committee shall: (i) select from the Employees of the Company, those who shall participate in the Plan, (ii) grant Award Opportunities in such forms and amounts as it shall determine, (iii) impose such limitations, restrictions, and conditions upon such awards as it shall deem appropriate, (iv) interpret the Plan and adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) correct any defect or omission or reconcile any inconsistency in this Plan or in any Award Opportunity granted hereunder, and (vi) make all other necessary determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee’s determinations on matters within its authority shall be conclusive and binding upon all parties.

Section 4. Eligibility and Participation

4.1 Eligibility

All Employees (as defined in Section 2 herein) who are actively employed by the Company in any Plan Year shall be eligible to participate in the Plan for such Plan Year, subject to the limitations of Section 7 herein.

4.2 Participation

Participation in the Plan shall be determined annually by the Committee based upon the criteria set forth herein. Employees who are eligible to participate in the Plan shall be provided access to the performance goals and related Award Opportunities for the relevant Plan Year, as soon as is practicable.

4.3 Partial Plan Year Participation

In the event that an Employee becomes eligible to participate in the Plan subsequent to the commencement of a Plan Year, then such Employee’s Final Award shall be based on the Base Salary earned as an eligible Employee.

4.4 No Right to Participate

No Participant or other Employee shall at any time have a right or entitlement to be selected for participation in the Plan for any Plan Year, despite having previously participated in the Plan.

Section 5. Award Determination

5.1 Performance Goals

Prior to the beginning of each Plan Year, or as soon as practicable thereafter, the Committee shall establish performance goals for that Plan Year. Except as provided in Section 11, the goals may be based on any combination of Corporate, Noncorporate, and individual performance. After the performance goals are established, the Committee will align the achievement of the performance goals with the Award Opportunities (as described in Section 5.2 herein), such that the level of achievement of the preestablished performance goals at the end of the Plan Year will determine the Final Award amounts. Except as provided in Section 11, the Committee also shall have the authority to exercise subjective discretion in the determination of Final Awards, as well as the authority to delegate the ability to exercise subjective discretion in this respect.

The Committee also may establish one (1) or more Company-wide performance goals which must be achieved for any Participant to receive an award for that Plan Year.

5.2 Award Opportunities

Prior to the beginning of each Plan Year, or as soon as practicable thereafter, the Committee shall establish an Award Opportunity for each Participant. The established Award Opportunity shall vary in relation to the job classification of each Participant. Except as provided in Section 11, in the event a Participant changes job levels during a Plan Year, the Participant’s Award Opportunity may be adjusted to reflect the amount of time at each job level during the Plan Year.

5.3 Adjustment of Performance Goals

Except as provided in Section 11, the Committee shall have the right to adjust the performance goals and the Award Opportunities (either up or down) during a Plan Year if it determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals and have unduly influenced the Company’s ability to meet them. Further, in the event of a Plan Year of less than twelve (12) months, the Committee shall have the right to adjust the performance goals and the Award Opportunities accordingly, at its sole discretion.

5.4 Final Award Determinations

At the end of each Plan Year, Final Awards shall be computed for each Participant as determined by the Committee. Except as provided in Section 11, each individual award shall be based upon (i) the Participant’s Target Incentive Award percentage, multiplied by his Base Salary, (ii) Corporate and Noncorporate performance, and (iii) individual performance (if applicable). Subject to Section 5.5, Final Award amounts may vary above or below the Target Incentive Award, based on the level of achievement of the preestablished Corporate, Noncorporate, and individual performance goals.

5.5 Limitations

The amount payable to a Participant for any Plan Year shall not exceed $5,000,000.

Section 6. Payment of Final Awards

6.1 Form and Timing of Payment

Final Awards shall be payable in cash, in one (1) lump sum, on or before the March 15 following the end of the relevant Plan Year.

6.2 Payment of Partial Awards

In the event a Participant no longer meets the eligibility criteria as set forth in the Plan during the course of a particular Plan Year, the Committee may, in its sole discretion, pay a partial Final Award for the portion of the Plan Year the Employee was a Participant, determined in accordance with Section 5.4 herein. Any such partial Final Award shall be evidenced in writing, and shall be paid in cash, in one (1) lump sum, on or before the March 15 following the end of the Plan Year to which it relates.

6.3 Unsecured Interest

No participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

6.4 Repayment of Final Awards

Final Awards paid under the Plan shall be subject to the terms of the Company’s Recoupment Policy. The Company shall have the right to recover Final Awards paid under the Plan pursuant to the terms of the Recoupment Policy.

Section 7. Termination of Employment

7.1 Termination of Employment Due to Death, Disability or Retirement, or Transfer to Business Unit Not Included in the Plan

In the event a Participant’s employment is terminated by reason of death, Disability or Retirement, or if a Participant transfers to a business unit not included in the Plan, the Final Award determined in accordance with Section 5.4 herein shall be reduced to reflect participation prior to termination or transfer only. The reduced award shall be based upon the amount of Base Salary earned during the Plan Year prior to termination or transfer. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred on the date the Committee determines the definition of Disability to have been satisfied.

The Final Award thus determined shall be payable in cash, in one (1) lump sum, on or before the March 15 following the end of the Plan Year to which it relates.

7.2 Termination of Employment for Other Reasons

In the event a Participant’s employment is terminated or gives notice of termination in either case prior to the last day of a Plan Year, for any reason other than death, Disability, or Retirement, all of the Participant’s rights to a Final Award for the Plan Year then in progress shall be forfeited. The Committee’s determination of whether a Participant has terminated employment or given notice of termination shall be final and binding for purposes of the Plan. However, the Committee, in its sole discretion, may pay a partial Final Award for the portion of that Plan Year that the Participant was employed by the Company, determined in accordance with Section 5.4 herein. Any such partial Final Award shall be evidenced in writing, and shall be paid in cash, in one (1) lump sum, on or before the March 15 following the end of the Plan Year to which it relates.

Section 8. Rights of Participants

8.1 Employment

Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right or entitlement to continue in the employ of the Company.

8.2 Nontransferability

No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, and bankruptcy.

Section 9. Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant and will be effective only when filed by the Participant in writing with the Committee during his or her lifetime. In the absence of any such designation, or if the designated beneficiary is no longer living, benefits shall be paid to the surviving member(s) of the following classes of beneficiaries, with preference for classes in the order listed below:

(a) Participant’s spouse (unless the parties were divorced or legally separated by court decree);

(b) Participant’s children (including children by adoption);

(c) Participant’s parents (including parents by adoption); or

(d) Participant’s executor or administrator.

Payments of benefits, in accordance with Section 7.1, shall be made exclusively to the member(s) of the first class, in the order listed above, which has surviving member(s). If that class has more than one (1) member, benefit payments shall be made in equal shares among members of that class.

Section 10. Deferrals

The Committee may permit a Participant to defer such Participant’s receipt of the payment of cash that would otherwise be due to such Participant at the end of a Plan Year. Any such deferral shall be made on terms and conditions established by the Committee from time to time and intended to comply, to the extent applicable, with the requirements of Section 409A of the Code.

Section 11. Executive Officers

11.1 Applicability of Section 11

The provisions of this Section 11 shall apply only to Executive Officers. In the event of any inconsistencies between this Section 11 and the other Plan provisions, the provisions of this Section 11 shall control. Notwithstanding the preceding sentence, Section 12 shall apply to Executive Officers.

11.2 Award Determination

Prior to the beginning of each Plan Year, or as soon as practicable thereafter, the Committee shall establish the Target Incentive Award percentage for each Executive Officer and performance goals for that Plan Year. Performance measures to be used shall be chosen from among the following factors, or any combination of the following, as the Committee deems appropriate: (a) total stockholder return; (b) growth in revenues, sales, settlements, market share, customer conversion, net income, stock price, and/or earnings per share; (c) return on assets, net assets, and/or capital; (d) return on stockholders’ equity; (e) economic or shareholder value added; or (f) improvements in costs and/or expenses. Performance measures may be defined on a Corporate or Noncorporate basis or any combination thereof, and may be measured either on an absolute basis or relative to selected peer companies or a market index. The Committee may select among the performance measures specified from Plan Year to Plan Year which need not be the same for each Executive Officer in a given year.

At the end of the Plan Year and prior to payment, the Committee shall certify in writing the extent to which the performance goals and any other material terms were satisfied. Final Awards shall be computed for each Executive Officer based on (i) the Participant’s Target Incentive Award multiplied by his Base Salary, and (ii) Corporate and Noncorporate (if applicable) performance.

Final Award amounts may vary above or below the Target Incentive Award based on the level of achievement of the pre-established Corporate and Noncorporate performance goals.

11.3 Non-adjustment of Performance Goals

Once established, performance goals shall not be changed during the Plan Year. Participants shall not receive any payout when the Company or Noncorporate segment (if applicable) does not achieve at least the minimum performance goals established by the Committee pursuant to Section 11.2.

11.4 Individual Performance and Discretionary Adjustments

A Final Award computed in accordance with Section 11.2 shall not be increased to reflect individual performance. However, the Committee retains the discretion to eliminate or decrease the amount of the Final Award otherwise payable to a Participant.

11.5 Possible Modification

If, on advice of the Company’s tax counsel, the Committee determines that Code Section 162(m) and the regulations thereunder will not adversely affect the deductibility for federal income tax purposes of any amount paid under the Plan by applying one or more of Sections 4.3, 5.1, 5.2, 5.3, or 5.4 to an Executive Officer without regard to the exceptions to such Section or Sections contained in this Section 11, then the Committee may, in its sole discretion, apply such Section or Sections to the Executive Officer without regard to the exceptions to such Section or Sections that are contained in this Section 11.

Section 12. Change in Control

12.1 Change in Control

In the event of a Change in Control of the Company, as defined below, a Participant who is an Employee as of the date of the Change in Control and who is not then a participant in the Company’s change in control severance program or a change in control agreement with the Company, shall be entitled to, for the Plan Year in which the Change in Control occurs, the Participant’s Target Incentive Award times his actual Base Salary rate in effect on the date of the Change in Control.

Final Awards shall be payable in cash to the Participant as soon as administratively possible, but no later than the March 15 following the end of the calendar year in which the Change in Control occurs.

12.2 Definition of a Change in Control

“Change in Control” means a change in control of a nature that would be required to be reported in response to Schedule 14A of Regulation 14A promulgated under the Exchange Act whether or not the Company is then subject to such reporting requirement, provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

(i) any “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) (other than a Participant or group of Participants, the Company or a subsidiary, any employee benefit plan of the Company including its trustee, or any corporation or similar entity which becomes the Beneficial Owner of securities of the Company in connection with a transaction excepted from the provisions of clause (iii) below) is or becomes the “beneficial owner” (as defined in Rule 13(d-3) under the Exchange Act), directly or indirectly, of securities of the Company (not including the securities beneficially owned or any securities acquired directly from the Company) representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities;

(ii) the following individuals shall cease to constitute a majority of the Board: individuals who on the Effective Date constitute the Board and any new director(s) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the first day of the Plan Year or whose appointment or election or nomination for election was previously so approved but excluding, for this purpose, any such new director whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(iii) there is consummated a merger, consolidation or similar business combination transaction of the Company (including, for the avoidance of doubt, any business combination structured as a forward or reverse triangular merger involving any direct or indirect subsidiary of the Company) with any other company, other than a merger, consolidation or similar business combination transaction which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity or parent thereof outstanding immediately after such merger, consolidation or similar business combination transaction; or

(iv) the stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Section 13. Amendment and Modification

The Committee, in its sole discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely, subject to any requirement for shareholder approval imposed by applicable law, including Section 162(m) of the Code, or the listing requirements of the New York Stock Exchange; provided, however, that no such modification, amendment, suspension, or termination may, without the consent of a Participant (or his or her beneficiary in the case of the death of the Participant), reduce the right of a Participant (or his or her beneficiary, as the case may be) to a payment or distribution hereunder to which he or she is otherwise entitled.

Section 14. Miscellaneous

14.1 Governing Law

The Plan, and all agreements hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware.

14.2 Withholding Taxes

The Company shall have the right to deduct from all payments under the Plan any Federal, state, or local taxes required by law to be withheld with respect to such payments.

14.3 Gender and Number

Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

14.4 Severability

In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

14.5 Costs of the Plan

All costs of implementing and administering the Plan shall be borne by the Company.

14.6 Successors

All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

APPENDIX D

DIRECTOR INDEPENDENCE CATEGORICAL STANDARDS
OF
DEERE & COMPANY CORPORATE GOVERNANCE POLICIES

NYSE Standards of Independence

A director may not be considered independent if the director does not meet the criteria for independence established by the New York Stock Exchange (NYSE) and applicable law. A director is considered independent under the NYSE criteria if the board finds that the director has no material relationship with the Company. Under the NYSE rules, a director will not be considered independent if, within the past three years:

  the director has been employed by Deere, either directly or through a personal or professional services agreement;
  an immediate family member of the director was employed by Deere as an executive officer;
  the director receives more than $120,000 during any twelve-month period in direct compensation from Deere, other than for service as an interim chairman or CEO and other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
  an immediate family member of the director receives more than $120,000 during any twelve-month period in direct compensation from Deere, other than for service as a non-executive employee and other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
  the director was affiliated with or employed by Deere’s independent auditor;
  an immediate family member of the director was a partner of Deere’s independent auditor, or was affiliated with or employed in a professional capacity by Deere’s independent auditor and personally worked on Deere’s audit;
  a Deere executive officer has served on the compensation committee of a company that, at the same time, employed the director or an immediate family member of the director as an executive officer; or
  the director is employed, or the immediate family member of a director is employed as an executive officer of another company and the annual payments to, or received from Deere exceed in any single fiscal year the greater of $1 million or 2% of such other company’s consolidated gross annual revenues;

Categorical Standards of Independence

The Board of Directors has established the following additional categorical standards of independence to assist it in making independence determinations:

Business Relationships. Any payments by Deere to a business employing, or 10% or more owned by, a director or an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. The following relationships are not considered material relationships that would impair a director’s independence:

  if a director (or an immediate family member of the director) is an officer of another company that does business with Deere and the annual sales to, or purchases from Deere during such company’s preceding fiscal year are less than one percent of the gross annual revenues of such company;

D-1

  if a director is a partner of or of counsel to a law firm, the director (or an immediate family member of the director) does not personally perform any legal services for Deere, and the annual fees paid to the firm by Deere during such firm’s preceding fiscal year does not exceed $100,000;
  if a director is a partner, officer or employee of an investment bank or consulting firm, the director (or an immediate family member of the director) does not personally perform any investment banking or consulting services for Deere, and the annual fees paid to the firm by Deere during such firm’s preceding fiscal year does not exceed $100,000.

For purposes of these standards, “Deere” shall mean Deere & Company and its direct and indirect subsidiaries, and “immediate family member” shall have the meaning set forth in the NYSE independence rules, as may be amended from time to time.

Relationships with Not-for-Profit Entities. A director’s independence will not be considered impaired solely for the reason that the director or an immediate family member is an officer, director, or trustee of a foundation, university, or other not-for-profit organization that receives from Deere or its foundation during any of the prior three fiscal years, contributions in an amount not exceeding the greater of $1 million or two percent of the not-for profit organization’s aggregate annual charitable receipts during the entity’s fiscal year. (Any automatic matching of employee charitable contributions by Deere or its foundation are not included in Deere’s contributions for this purpose.) All contributions by Deere in excess of $100,000 to not-for-profit entities with which the director is affiliated shall be reported to the Corporate Governance Committee and may be considered in making independence determinations.

D-2

DIRECTIONS TO THE DEERE & COMPANY WORLD HEADQUARTERS
One John Deere Place, Moline, Illinois 61265-8098

The annual meeting will be held in the auditorium of the Deere & Company World Headquarters, which is located at One John Deere Place, Moline, Illinois. John Deere Place intersects the north side of John Deere Road east of 70th Street, Moline. The entrance to the World Headquarters and parking are on the east side of the building.

From Chicago (or the east)
Take I-290 (Eisenhower Expressway) west to I-88 West (East-West Tollway) which turns into IL5/ John Deere Road. Follow IL5/John Deere Road to John Deere Place. Turn right onto John Deere Place. Follow for about 1/4 mile. Turn left onto the World Headquarters grounds. Follow the signs to parking on the east side of the building.

From Des Moines (or the west)
Take I-80 east to exit number 298. Exit onto I-74 East. Follow for about 9 1/4 miles to the IL5 East/John Deere Road exit (Exit number 4B). Exit onto IL5 East/John Deere Road. Follow IL5/John Deere Road east for 3.3 miles to John Deere Place. Turn left onto John Deere Place. Follow for about 1/4 mile. Turn left onto the World Headquarters grounds. Follow the signs to parking on the east side of the building.

From Peoria (or the south)
Take I-74 west to the I-280 West exit. Exit onto I-280 West. Follow for about 10 miles to exit number 18A. Exit onto I-74 West. Follow for about 1/2 mile to the IL5 East/John Deere Road exit (Exit number 4B). Exit onto IL5 East/John Deere Road. Follow IL5/John Deere Road east for 3.3 miles to John Deere Place. Turn left onto John Deere Place. Follow for 1/4 mile. Turn left onto the World Headquarters grounds. Follow the signs to parking on the east side of the building.